      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------

                      ADELPHIA COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

          DELAWARE                         4841                  23-2417713
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 ------------


                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------

                           COLIN H. HIGGIN, ESQUIRE
                      ADELPHIA COMMUNICATIONS CORPORATION
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8826

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                         PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT       MAXIMUM          MAXIMUM
    SECURITIES TO BE        TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED         REGISTERED   PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------
9 7/8 Series B Senior
 Notes Due 2007......... $350,000,000     94.5%        $330,750,000        $100,228

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(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1).

                                 ------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

                      ADELPHIA COMMUNICATIONS CORPORATION

CROSS REFERENCE SHEET PURSUANT TO RULE 404(a) AND ITEM 501 OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH PART I OF FORM S-4.

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus..  Forepart of Registration Statement; Outside
                                               Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover
     Pages of Prospectus.....................  Inside Front and Outside Back Cover Pages
                                               of Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...........  Forepart of Prospectus; Prospectus Summary;
                                               Risk Factors; Selected Consolidated
                                               Financial Data
  4. Terms of the Transaction................  Prospectus Summary; The Exchange Offer;
                                               Description of Senior Notes; Certain
                                               Federal Income Tax Considerations; Risk
                                               Factors
  5. Pro Forma Financial Information.........  *
  6. Material Contracts with Company Being
     Acquired................................  *
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters......................  *
  8. Interests of Named Experts and Counsel..  *
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................  *
 10. Information with Respect to S-3
     Registrants.............................  *
 11. Incorporation of Certain Information by
     Reference...............................  *
 12. Information with Respect to S-2 or S-3
     Registrants.............................  *
 13. Incorporation of Certain Information by
     Reference...............................  *

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants.......  Prospectus Summary; Selected Consolidated
                                               Financial Data; Management's Discussion and
                                               Analysis of Financial Condition and Results
                                               of Operations; Business; Legislation and
                                               Regulation
 15. Information with Respect to S-3
     Companies...............................  *
 16. Information with Respect to S-2 or S-3
     Companies...............................  *
 17. Information with Respect to Companies
     Other Than S-3 or S-2 Companies.........  *
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited......  *
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.................  Management; Certain Relationships and
                                               Transactions; The Exchange Offer

--------
* Item is omitted because the answer is negative or the item is inapplicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION, DATED MAY 2, 1997

                               OFFER TO EXCHANGE

                     9 7/8% SERIES B SENIOR NOTES DUE 2007
            FOR ANY AND ALL OUTSTANDING 9 7/8% SENIOR NOTES DUE 2007
                                       OF

                      ADELPHIA COMMUNICATIONS CORPORATION
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON        , 1997, UNLESS EXTENDED

  Adelphia Communications Corporation ("Adelphia", the "Company", the "Registrant" or the "Issuer") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange
$1,000 principal amount of 9 7/8% Series B Senior Notes due 2007 of the Registrant (the "New Notes") for each $1,000 principal amount of the issued and outstanding 9 7/8% Senior Notes due 2007 (the "Old Notes," and collectively with the New Notes, the "Senior Notes"). Interest on the Senior Notes is payable semi-annually commencing September 1, 1997 with a final maturity date of March 1, 2007. As of the date of this Prospectus, $350,000,000 aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights; and except that holders of Old Notes are entitled to receive Liquidated Damages (as defined) if
(a) the Registrant fails to file any of the registration statements required by the Registration Rights Agreement (as defined) on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Securities and Exchange Commission (the "Commission") on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Registrant fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer registration statement, or (d) a shelf registration statement or the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"). In the event of a Registration Default, the Registrant is required to pay Liquidated Damages to each holder of Transfer Restricted Securities for the period that the Registration Default continues, with respect to the first 90-day period immediately following the occurrence of such Registration Default, at a rate of 0.25% per annum on the principal amount of Transfer Restricted Securities held by such holder. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum aggregate increase of 2.0% per annum until such Registration Defaults have been cured, at which time the interest rate borne by the Old Notes will be reduced to the original interest rate. See "Description of Senior Notes-Registration Rights; Liquidated Damages."
                                                   (Continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS         , 1997

  The Exchange Offer is being made to satisfy certain obligations of the Registrant under the Registration Rights Agreement, dated as of February 26, 1997, among the Registrant and the Initial Purchaser (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

  Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Registrant has agreed that they will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

  The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of Senior Notes." There will be no cash proceeds to the Registrant from the Exchange Offer. The New Notes will be senior unsecured indebtedness of Adelphia, will rank pari passu in right of payment with other unsubordinated indebtedness of Adelphia and senior in right of payment to all future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through its subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the New Notes. Because the assets of its subsidiaries constitute substantially all of the assets of Adelphia, and because the subsidiaries will not guarantee the payment of principal of and interest on the New Notes, the claims of holders of the New Notes effectively will be subordinated to the claims of creditors of such entities. As of December 31, 1996, the New Notes would have been effectively subordinated to $1.3 billion of indebtedness of Adelphia's subsidiaries. As of December 31, 1996, the total indebtedness of Adelphia's subsidiaries to banks and institutions, on a consolidated basis, aggregated $1.5 billion.

  The Old Notes were originally issued and sold on February 26, 1997 in an offering of $350,000,000 aggregate principal amount (the "Offering," as defined). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A, Section 4(2) and Regulation S of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on         , 1997, unless extended
(as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  Prior to this Exchange Offer, there has been no public market for the Senior Notes. The Old Notes have traded on the PORTAL Market. If a market for the New Notes should develop, the New Notes could trade at a discount from their initial offering price. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE REGISTRANT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus or incorporated by reference herein. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons participating in this Exchange Offer are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, persons participating in this Exchange Offer should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Persons participating in this Exchange Offer should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  The Company is the seventh largest cable television operator in the United States. As of December 31, 1996, cable television systems owned or managed by the Company (the "Systems") in the aggregate passed 2,625,337 homes and served 1,856,122 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  The Company's owned cable systems (the "Company Systems") are located in ten states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1996, the Company Systems passed 1,547,512 homes and served 1,131,373 basic subscribers.

  The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of the immediate family, including entities they own or control (collectively the "Rigas Family") have substantial ownership interests in the Managed Partnerships. As of December 31, 1996, cable systems (the "Managed Systems") owned by the Managed Partnerships passed 431,055 homes and served 312,491 basic subscribers.

  In addition to its wholly-owned cable operations, Adelphia has other significant investments including:

OLYMPUS COMMUNICATIONS, L.P.

  The Company owns a 50% voting interest and nonvoting Preferred Limited Partnership interests entitling the Company to a 16.5% preferred return in Olympus. Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). Olympus is not a subsidiary of Adelphia or FPL Group. Olympus operates the largest contiguous cable system in Florida and is located in some of the fastest growing markets in Florida. As of December 31, 1996, the Olympus systems passed 646,770 homes and served 412,258 basic subscribers. The Company's investment in Olympus is accounted for under the equity method of accounting. On November 12, 1996, Olympus realized proceeds of $195,500,000 upon the issuance of $200,000,000 in aggregate principal amount of 10 5/8% Senior Notes due November 15, 2006. The net proceeds from such offering were used to reduce outstanding bank borrowings of Olympus' subsidiaries.

HYPERION TELECOMMUNICATIONS, INC.

  The Company owns an 88% interest in Hyperion Telecommunications, Inc. ("Hyperion"), a leading Competitive Local Exchange Carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. Hyperion operates one of the largest CLECs in the United States based upon route miles and buildings connected. Hyperion currently manages and operates 18 networks, serving 33 cities. As of December 31, 1996, these networks had approximately 3,162 route miles, approximately 151,782 fiber miles and were connected to approximately 1,183 buildings. To date, seven Lucent 5ESS switches or remote switching modules have been installed to provide local telephone service with additional 5ESS switches or remote switching modules planned for the remaining 11 markets by mid-1997. Hyperion is consolidated in Adelphia's financial results and is currently an unrestricted subsidiary of Adelphia for purposes of Adelphia's indentures. On April 15, 1996, Hyperion realized net proceeds of $168,600,000 upon the issuance of $329,000,000 in aggregate principal amount of 13% Senior Discount Notes (the "Hyperion Senior Notes") due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of common stock of Hyperion expiring April 1, 2001. Net proceeds from such offering were used to repay a portion of outstanding indebtedness owed to Adelphia, fund capital expenditures, working capital requirements, operating losses, pro rata investments in operating companies and pro rata equity investments.

EMPIRE SPORTS NETWORK AND BUFFALO SABRES NHL FRANCHISE AND MARINE MIDLAND ARENA

  Empire Sports Network ("Empire") is a majority-owned subsidiary of Adelphia operating a regional sports television network serving western and central New York. Empire's most popular programming is the Buffalo Sabres (the "Sabres") NHL team games and related coverage. Adelphia has made $31,000,000 of preferred equity investments and loans to Niagara Frontier Hockey, L.P. ("Niagara L.P.") which holds the NHL Sabres franchise. The Company's investment in Niagara L.P. is accounted for under the cost method. Niagara L.P. also holds a two-thirds interest in the Marine Midland Arena complex, a recently opened $130,000,000 sports and entertainment facility capable of seating 18,500 people with 60 luxury suites. The complex holds a right of first refusal for hosting all arena events in Buffalo.

  Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $350,000,000 aggregate principal amount of 9 7/8% Series B Senior Notes due 2007 of the Company (the "New Notes," and collectively with the Old Notes, the "Senior Notes"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages ("Liquidated Damages") for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Senior Notes."

The Exchange Offer..........  The Registrant is offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Registrant under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;     The Exchange Offer will expire at 5:00 p.m.,
 Withdrawal.................  New York City time, on         , 1997, or
                              such later date and time to which it is
                              extended, provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. Tender of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange
                              Offer.

Federal Income Tax            The Exchange Offer will not result in any
Considerations..............  income, gain or loss to the holders of Senior
                              Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax
                              Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent..............  Bank of Montreal Trust Company, the Trustee
                              under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

  CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD NOTES PURSUANT TO THE
                                 EXCHANGE OFFER

  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holder's business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer-- Consequences of Failure to Exchange."

                      SUMMARY DESCRIPTION OF SENIOR NOTES

Issuer................................ Adelphia Communications Corporation

Securities Offered.................... Up to $350,000,000 principal amount of 9 7/8% Series B Senior Notes due
                                       2007 of the Registrant (the "New
                                       Notes," and collectively with the
                                       Old Notes, the "Senior Notes"). The
                                       terms of the New Notes and the Old
                                       Notes are substantially identical
                                       in all material respects, except
                                       for certain transfer restrictions,
                                       registration rights and Liquidated
                                       Damages for Registration Defaults
                                       relating to the Old Notes which
                                       will not apply to the New Notes.
                                       See "Description of Senior Notes."

Maturity Date......................... The Senior Notes will mature on
                                       March 1, 2007.

Interest.............................. The Senior Notes will bear interest at a rate of 9 7/8% per annum,
                                       payable semi-annually, in cash on
                                       March 1 and September 1 each year,
                                       commencing September 1, 1997.

Redemption............................ The Senior Notes will not be redeemable prior to maturity and
                                       will not be subject to any
                                       mandatory redemption or sinking
                                       fund payments.

Ranking............................... The Senior Notes are unsecured indebtedness of Adelphia ranking
                                       pari passu with other
                                       unsubordinated indebtedness of
                                       Adelphia and senior in right of
                                       payment to any future subordinated
                                       indebtedness of Adelphia. The
                                       operations of Adelphia are
                                       conducted through Adelphia's
                                       subsidiaries and, therefore,
                                       Adelphia is dependent on the
                                       earnings and cash flow of and
                                       distributions from its subsidiaries
                                       to meet its debt obligations,
                                       including its obligations with
                                       respect to the Senior Notes.
                                       Because the assets of its
                                       subsidiaries and other investments
                                       constitute substantially all of the
                                       assets of Adelphia, and because
                                       those subsidiaries and other
                                       investments will not guarantee the
                                       payment of principal of and
                                       interest on the Senior Notes, the
                                       claims of holders of the Senior
                                       Notes effectively will be
                                       subordinated to the claims of
                                       creditors of such entities. As of
                                       December 31, 1996, the Senior Notes
                                       would have been effectively
                                       subordinated to $1.3 billion of
                                       indebtedness of Adelphia's
                                       subsidiaries. As of December 31,
                                       1996 the total indebtedness of
                                       Adelphia's subsidiaries to banks
                                       and institutions, on a consolidated
                                       basis, aggregated $1.5 billion and
                                       total trade payables as of such
                                       date were $84.9 million. The
                                       Company's ability to access the
                                       cash flow of its subsidiaries is
                                       subject to significant contractual
                                       restrictions. In addition, Olympus
                                       has substantial leverage. See "Risk
                                       Factors--Holding Company Structure;
                                       Restrictive Covenants" and
                                       "Description of Senior Notes."

Certain Covenants..................... The Indenture for the Senior Notes
                                       (the "Indenture") contains certain
                                       restrictions on, among other
                                       things, the incurrence of
                                       indebtedness, mergers and sales of
                                       assets, a change of control, the
                                       payment of dividends on, or the
                                       repurchase of, capital stock of
                                       Adelphia and certain other
                                       restricted payments by Adelphia and
                                       its restricted subsidiaries and
                                       certain transactions with and
                                       investments in affiliates. The
                                       Indenture permits Adelphia's
                                       subsidiaries to incur substantial
                                       additional indebtedness.

Change of Control..................... In the event of a Change of Control
                                       (as defined herein), the Holders of
                                       the Senior Notes will have the
                                       right to require the Company to
                                       purchase their Senior Notes at a
                                       price equal to 100% of the
                                       aggregate principal amount thereof,
                                       plus accrued and unpaid interest
                                       and Liquidated Damages thereon, if
                                       any, to the date of purchase. There
                                       can be no assurance that the
                                       Company will have adequate
                                       financial resources to effect a
                                       required repurchase of the Senior
                                       Notes upon a Change in Control. The
                                       Company's failure to make a
                                       required repurchase of the Senior
                                       Notes upon a Change in Control
                                       would be an Event of Default under
                                       the Indenture.

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all of the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business in connection with the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrants are required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At December 31, 1996, the Company's total indebtedness aggregated approximately $2,488,119,000, which included approximately $1,364,956,000 of subsidiary bank and institutional debt, $182,212,000 of Hyperion debt and approximately $940,951,000 of indebtedness of the Company. The Company's total debt has varying maturities to 2005, including an aggregate of approximately $797,591,000 maturing on or prior to March 31, 2001. The Company has maintained its public long-term debt at the holding company level and unrestricted subsidiaries while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately-negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to holders of the Senior Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NET LOSSES AND STOCKHOLDERS' DEFICIENCY

  The total stockholders' deficiency at March 31, 1996 and at December 31, 1996 was $1,128,239,000 and $1,218,377,000, respectively. The stockholders'
deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses of approximately $187,860,000, $106,284,000 and $119,894,000, for the years ended March 31,
1994, 1995 and 1996, respectively and $84,699,000 and $90,138,000, for the nine months ended December 31, 1995 and 1996, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  For the year ended March 31, 1996 and for the nine months ended December 31, 1996, the Company's earnings were insufficient to cover its fixed charges by $78,189,000 and $45,293,000, respectively. However, such amounts reflect non-cash charges totalling $127,319,000 and $115,490,000, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Adelphia expects that it will be required to refinance the Senior Notes prior to their maturity. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay the Senior Notes in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; RESTRICTIVE COVENANTS

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indenture governing the Senior Notes will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to the Company in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At December 31, 1996, the total amount of long-term debt of such subsidiaries was $1,364,956,000. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Senior Notes."

  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia.

POTENTIAL CONFLICTS OF INTEREST

  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 91.8% of the combined voting power of both classes of Adelphia's Common Stock and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in the Business Opportunity Agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The Indenture for the Senior Notes and indentures under which the 9 7/8% Debentures, 11 7/8% Debentures, 9 1/2% Notes, 12 1/2% Notes and 10 1/4% Notes of Adelphia were issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" and "Description of Senior Notes--Covenants--Limitation on Transactions with Affiliates."

COMPETITION

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). Several companies recently have launched or have announced their intention to launch, DBS services that compete with the Company for multichannel video entertainment customers. In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company. See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters."

NEED FOR ADDITIONAL FINANCING

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition." There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

  Prior to the Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to apply for listing of the Senior Notes on any securities exchange or for inclusion of the Senior Notes in any automated quotation system, but the Initial Purchaser has applied to the National Association of Securities Dealers, Inc. to have the Senior Notes designated as a PORTAL security. Although the Company has been advised by the Initial Purchaser that it currently intends to make a market in the Senior Notes, it is not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Senior Notes. If a market for the Senior Notes were to develop, the Senior Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Notes. There can be no assurance that, if a market for the Senior Notes were to develop, such a market would not be subject to similar disruptions.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  On February 26, 1997, the Registrant issued $350,000,000 aggregate principal amount of Old Notes to Smith Barney Inc., the Initial Purchaser. The issuance was not registered under the Securities Act in reliance upon the exemption under Rule 144A, Section 4(2) and Regulation S of the Securities Act. In connection with the issuance and sale of the Old Notes, the Registrant entered into a Registration Rights Agreement with the Initial Purchaser dated as of February 26, 1997 (the "Registration Rights Agreement"), which requires the Registrant to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Registrant identical in all material respects to the Old Notes, and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrant's obligations thereunder.

  Based on no-action letters issued by the staff of the Commission to third parties, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Registrants will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). The Registrant will issue a principal amount of New Notes in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date.

  The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Senior Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

  As of the date of this Prospectus, $350,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

  Holders of Old Notes do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Registrant intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Registrant will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Registrant shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Registrant had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Registrant.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Registrant reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Registrant will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date," shall mean 5:00 p.m., New York City time, on
    , 1997, unless the Registrant, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer shall not be extended beyond 30 business days after the date of this Prospectus.

  In order to extend the Expiration Date, the Registrant will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Registrant reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Registrant to constitute a material change, the Registrant will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Registrant may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Registrant shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  New Notes will bear interest at the rate of 9 7/8% per annum, payable semi-annually, in cash, on March 1 and September 1 of each year, commencing September 1, 1997.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Registrant will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Registrant determines in its sole discretion that any of these conditions is not satisfied, the Registrant may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Registrant will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Registrant will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Registrant and may be asserted by the Registrant regardless of the circumstances giving rise to any such condition or may be waived by the Registrant in whole or in part at any time and from time to time in their sole discretion. The failure by the Registrant at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Registrant concerning the events described above shall be final and binding on all parties.

PROCEDURES FOR TENDERING

  The tender of Old Notes by a holder as set forth below and the acceptance thereof by the Registrant will constitute an agreement between such holder and the Registrant in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE REGISTRANTS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Registrant, evidence satisfactory to the Registrant of their authority to so act must be submitted with the Letter of Transmittal.

  Any financial institution that is a participant in the book-entry transfer facility for the Old Notes, the Depository Trust Company ("DTC"), may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Registrant in its sole discretion, which determination will be final and binding. The Registrant reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Registrant's acceptance of which would, in the opinion of counsel for the Registrant, be unlawful. The Registrant also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Registrant's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Registrant shall determine. Although the Registrant intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Registrant, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Registrant reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will also represent to the Registrant (i) that the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Registrant, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the

     Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

  The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Registrant and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Registrant and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Registrant will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Registrant to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Registrant and the issuance of New Notes in exchange therefor will constitute performance in full by the Registrant of its obligations under the Registration Rights Agreement and the Registrant will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes in the ordinary course of its business and (iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Notes.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Registrant, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Registrant will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  Bank of Montreal Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail,                 By Facsimile:
    by hand or by Overnight Courier        Bank of Montreal Trust Company
    Bank of Montreal Trust Company      Attention: Corporate Trust Department
            77 Water Street                        (212) 701-7684
          New York, NY 10005                    Confirm by Telephone:
 Attention: Corporate Trust Department             (212) 701-7653

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Registrant. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Registrant and its affiliates.

  The Registrant has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Registrant, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.

  The cash expenses of the Registrant to be incurred in connection with the Registrant's performance and completion of the Exchange Offer will be paid by the Registrant. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Registrant will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Registrant does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Registrant will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Registrant's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Registrant. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Registrant from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1996, on an actual and as adjusted basis to reflect the sale of the Senior Notes. This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                        DECEMBER 31, 1996
                                                    ---------------------------
                                                      ACTUAL    AS ADJUSTED (B)
                                                    ----------  ---------------
                                                      (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
Long-term debt including current maturities (a):
  Notes of Subsidiaries to banks................... $  991,862    $  782,862
  Notes of Subsidiaries to institutions............    355,300       355,300
  Other Debt.......................................     17,794        17,794
                                                    ----------    ----------
   Total Subsidiary Bank and Institutional Debt....  1,364,956     1,155,956
                                                    ----------    ----------
  13% Senior Discount Notes of Hyperion due 2003...    180,828       180,828
  Other Hyperion Debt..............................      1,384         1,384
                                                    ----------    ----------
   Total Hyperion Debt.............................    182,212       182,212
                                                    ----------    ----------
    Total Subsidiaries' debt.......................  1,547,168     1,338,168
                                                    ----------    ----------
  9 7/8% Senior Notes due 2007.....................         --       347,260
  12 1/2% Senior Notes due 2002....................    400,000       277,000
  10 1/4% Senior Notes due 2000....................     99,280        99,280
  11 7/8% Senior Debentures due 2004...............    124,529       124,529
  9 7/8% Senior Debentures due 2005................    128,219       128,219
  9 1/2% Senior Pay-In-Kind Notes due 2004.........    188,923       188,923
                                                    ----------    ----------
  Total Parent Debt................................    940,951     1,165,211
                                                    ----------    ----------
    Total long-term debt including current
     maturities....................................  2,488,119     2,503,379
                                                    ----------    ----------
Stockholders' equity (deficiency):
  Class A Common Stock, $.01 par value, 200,000,000
   shares
   authorized and 15,364,009 shares outstanding....        154           154
  Class B Common Stock, $.01 par value, 25,000,000
   shares
   authorized and 10,944,476 shares outstanding....        109           109
  Additional paid-in capital.......................    214,415       214,415
  Accumulated deficit.............................. (1,433,055)   (1,441,055)
                                                    ----------    ----------
    Total stockholders' equity (deficiency)........ (1,218,377)   (1,226,377)
                                                    ----------    ----------
     Total capitalization.......................... $1,269,742    $1,277,002
                                                    ==========    ==========

--------
(a) Reference is made to Note 3 to Adelphia's Consolidated Financial Statements for a description of Notes of Subsidiaries to Banks and Institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(b) Gives effect to the application of a discount of $2,740 and the estimated net proceeds of approximately $340,000 from the Offering of the Notes for the repayment of Notes of Subsidiaries to Banks of approximately $209,000, and to purchase, redeem or otherwise retire approximately $123,000 in aggregate principal amount of 12 1/2% Senior Notes plus a premium of approximately $8,000.

  SELECTED CONSOLIDATED FINANCIAL DATA (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                   AMOUNTS)

  The selected consolidated financial data as of and for each of the five years in the period ended March 31, 1996 have been derived from the audited consolidated financial statements of the Company. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1996 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data with respect to fiscal years ended March 31, 1992 and 1993, and the balance sheet data at March 31, 1992, 1993 and 1994, have been derived from audited consolidated financial statements of the Company not included herein. The statements of operations and balance sheet data as of and for each of the four years ended March 31, 1996 of Hyperion have been derived from audited consolidated financial statements of Hyperion not included herein. The statements of operations and balance sheet data as of and for the year ended March 31, 1992 of Hyperion is unaudited. The selected consolidated financial data with respect to the nine months ended December 31, 1995 and 1996, are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

                                                                                  NINE MONTHS ENDED
                                        YEAR ENDED MARCH 31,                        DECEMBER 31,
                          -----------------------------------------------------  --------------------
                            1992       1993       1994       1995       1996       1995       1996
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $ 273,630  $ 305,222  $ 319,045  $ 361,505  $ 403,597  $ 296,460  $ 350,575
Direct Operating and
 Programming Expenses...     74,787     82,377     90,547    106,993    124,116     90,218    108,466
Selling, General and
 Administrative
 Expenses...............     44,427     49,468     52,801     63,487     68,357     50,961     61,132
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income before
 Depreciation,
 Amortization and Rate
 Regulation Expenses....    154,416    173,377    175,697    191,025    211,124    155,281    180,977
Depreciation and
 Amortization...........     84,817     90,406     89,402     97,602    111,031     79,468     89,552
Rate Regulation Charge..         --         --         --         --      5,300         --         --
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income .......     69,599     82,971     86,295     93,423     94,793     75,813     91,425
Interest Income from
 Affiliates.............      3,085      5,216      9,188     11,112     10,623      8,875      6,310
Other Income (Expense)..        968      1,447       (299)     1,453         --         --         --
Priority Investment In-
 come from Olympus......     22,300     22,300     22,300     22,300     28,852     18,725     30,632
Cash Interest Expense...   (129,237)  (164,695)  (180,456)  (180,942)  (194,403)  (151,127)  (154,826)
Noncash Interest
 Expense................    (35,602)      (164)    (1,680)   (14,756)   (16,288)    (8,032)   (25,938)
Equity in Loss of Joint
 Ventures...............    (52,718)   (46,841)   (30,054)   (44,349)   (46,257)   (31,319)   (44,131)
Gain on Sale of
 Investment.............         --         --         --         --         --         --      8,405
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before Income
 Taxes, Extraordinary
 Loss and Cumulative
 Effect of Change in
 Accounting Principle
 (a)....................   (121,605)   (99,766)   (94,706)  (111,759)  (122,680)   (87,065)   (88,123)
Income Tax (Expense)
 Benefit................         --     (3,143)    (2,742)     5,475      2,786      2,366         64
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before
 Extraordinary Loss and
 Cumulative Effect of
 Change in Accounting
 Principle..............   (121,605)  (102,909)   (97,448)  (106,284)  (119,894)   (84,699)   (88,059)
Extraordinary Loss on
 Early Retirement of
 Debt...................         --    (14,386)     (752)         --         --         --     (2,079)
Cumulative Effect of
 Change in
 Accounting for Income
 Taxes (a)..............         --    (59,500)   (89,660)        --         --         --         --
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Loss................  $(121,605) $(176,795) $(187,860) $(106,284) $(119,894) $ (84,699) $ (90,138)
                          =========  =========  =========  =========  =========  =========  =========
Ratio of Earnings
 Available to Cover
 Fixed
 Charges (g)............         --         --         --         --         --         --         --
SUMMARY OPERATING DATA
 (AT PERIOD END):
Homes passed............  1,145,308  1,172,755  1,207,425  1,340,808  1,422,077  1,358,116  1,547,512
Basic subscribers.......    825,553    852,335    888,167    975,066  1,039,704  1,002,760  1,131,373
Basic penetration.......       72.1%      72.7%      73.6%      72.7%      73.1%      73.8%      73.1%

                                                MARCH 31,                                    DECEMBER 31,
                           -----------------------------------------------------------   -----------------------
                             1992       1993         1994         1995         1996         1995         1996
                           ---------  ---------   ----------   ----------   ----------   ----------   ----------
 BALANCE SHEET DATA:
 Adelphia excluding Hype-
  rion
  Total Assets...........  $ 925,709  $ 945,277   $1,059,081   $1,232,136   $1,332,310   $1,302,226   $1,453,337
  Total Debt.............  1,554,270  1,726,285    1,773,743    1,986,069    2,124,618    2,097,188    2,280,052
 Hyperion
  Total Assets...........         82      4,316       14,765       23,212       35,269       30,948      174,807
  Total Debt.............        --       4,814       19,968       35,541       50,855       49,946      208,067
 Adelphia
  Total Assets...........    925,791    949,593    1,073,846    1,255,348    1,367,579    1,333,174    1,628,144
  Total Debt.............  1,554,270  1,731,099    1,793,711    2,021,610    2,175,473    2,147,134    2,488,119
                                                                                           NINE MONTHS ENDED
                                           YEAR ENDED MARCH 31,                              DECEMBER 31,
                           -----------------------------------------------------------   -----------------------
                             1992       1993         1994         1995         1996         1995         1996
                           ---------  ---------   ----------   ----------   ----------   ----------   ----------
 OTHER DATA AND FINANCIAL
 RATIOS:
 Adelphia excluding Hype-
  rion
 Revenues................  $ 273,630  $ 305,133   $  318,628   $  359,776   $  400,275   $  293,964   $  346,964
 Operating income before
  depreciation
  and amortization.......    154,627    174,228      177,655      193,202      213,576      157,038      184,441
 Affiliate interest and
  priority investment
  income.................     25,385     27,516       31,488       33,412       39,475       27,600       36,942
 EBITDA (b)..............    180,980    203,191      209,894      228,067      250,451      184,638      221,383
 Interest expense........   (164,839)  (164,859)    (179,972)    (192,377)    (204,603)    (154,981)    (160,005)
 Capital expenditures....     52,748     69,025       72,797       89,232       94,005       67,972       71,465
 Total debt to EBITDA
  (c)....................       8.08       8.34         8.46         8.51         8.29         8.59         7.64
 EBITDA to total interest
  expense (e)............       1.10       1.23         1.17         1.19         1.22         1.19         1.38
 EBITDA margin (d).......       66.1%      66.6%        65.9%        63.4%        62.6%        62.8%        63.8%
 Operating income before
  depreciation and
  amortization margin
  (f)....................       56.5%      57.1%        55.8%        53.7%        53.4%        53.4%        53.2%
 Hyperion
 Revenues................  $     --   $      89   $      417   $    1,729   $    3,322   $    2,496   $    3,611
 Operating loss before
  depreciation
  and amortization.......       (211)      (851)      (1,958)      (2,177)      (2,452)      (1,757)      (3,464)
 Affiliate interest and
  priority investment
  income.................        --         --           --           --           --           --           --
 EBITDA (b)..............       (211)      (851)      (1,958)      (2,177)      (2,452)      (1,757)      (3,464)
 Interest expense........        --         --        (2,164)      (3,321)      (6,088)      (4,178)     (20,759)
 Capital expenditures....         60      1,950        3,097        2,850        6,084        4,473       14,950
 Total debt to EBITDA
  (c)....................        --       (2.88)      (11.09)       (9.09)      (25.63)      (27.81)      (26.50)
 EBITDA to total interest
  expense (e)............        --         --          (.90)        (.66)        (.40)        (.42)        (.17)
 EBITDA margin (d).......        --      (956.2%)     (469.5%)     (125.9%)      (73.8%)      (70.4%)      (95.9%)
 Operating loss before
  depreciation and
  amortization margin (f)
  .......................        --      (956.2%)     (469.5%)     (125.9%)      (73.8%)      (70.4%)      (95.9%)
 Adelphia
 Revenues................  $ 273,630  $ 305,222   $  319,045   $  361,505   $  403,597   $  296,460   $  350,575
 Operating income before
  depreciation
  and amortization.......    154,416    173,377      175,697      191,025      211,124      155,281      180,977
 Affiliate interest and
  priority investment
  income.................     25,385     27,516       31,488       33,412       39,475       27,600       36,942
 EBITDA (b)..............    180,769    202,340      207,936      225,890      247,999      182,881      217,919
 Interest expense........   (164,839)  (164,859)    (182,136)    (195,698)    (210,691)    (159,159)    (180,764)
 Capital expenditures....     52,808     70,975       75,894       92,082      100,089       72,445       86,415
 Total debt to EBITDA
  (c)....................       8.09       8.41         8.53         8.65         8.35         8.65         8.47
 EBITDA to total interest
  expense (e)............       1.10       1.23         1.14         1.15         1.18         1.15         1.21
 EBITDA margin (d).......       66.1%      66.3%        65.2%        62.5%        61.4%        61.7%        62.2%
 Operating income before
  depreciation and
  amortization margin
  (f)....................       56.4%      56.8%        55.1%        52.8%        52.3%        52.4%        51.6%

(a) "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for Olympus and the Company. Effective January 1, 1993 and April 1, 1993, respectively, Olympus and the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS No. 109 resulted in the cumulative recognition of an additional liability by Olympus and the Company of $59,500 and $89,660, respectively.
(b) Earnings before interest expense, income taxes, depreciation and amortization, equity in net loss of joint ventures, other noncash charges, extraordinary loss and cumulative effect of change in accounting principle ("EBITDA"). EBITDA includes affiliate interest and priority investment income on the Company's investment in Olympus, although there can be no assurance that such priority investment income will be available to the Company in the future. EBITDA and similar measurements of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and, while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA.
(c) Based on total debt outstanding at the end of the period, divided by annualized EBITDA for the quarter ending the period presented, the Company believes that this presentation is consistent with the covenant test which limits the incurrance of indebtedness in the Indenture for the Notes as described in "Description of the Notes" and that this ratio is commonly used for the cable television industry as a measure of leverage.
(d) Percentage represents EBITDA divided by revenues.
(e) Based on EBITDA for the period presented divided by interest expense recorded for the applicable period.
(f) Percentage represents operating income before depreciation, amortization and rate regulation expenses divided by revenues.
(g) For purposes of calculating the ratio of earnings available to cover fixed charges: (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges excluding capitalized interest and
    (ii) fixed charges consist of interest, whether expensed or capitalized plus amortization of debt issuance costs plus the assumed interest component of rent expense. For the years ended March 31, 1994, 1995 and 1996, the Company's earnings were insufficient to cover its fixed charges by $65,997, $69,146 and $78,189, respectively. For the nine months ended December 31, 1995 and 1996, the Company's earnings were insufficient to cover its fixed charges by $57,245 and $45,293 respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

 Results of Operations

GENERAL

  Adelphia earned substantially all of its revenues in each of the last three fiscal years and in the nine months ended December 31, 1996 from monthly subscriber fees for basic, satellite, premium and ancillary services (such as installations and equipment rentals), local and national advertising sales, pay-per-view programming, home shopping networks and competitive local exchange telecommunications ("CLEC") services.

  The changes in Adelphia's operating results for the quarter ended December 31, 1996, compared to the same period of the prior year, were primarily the result of acquisitions and the impact of subscriber rate increases which became effective October 1, 1995 and August 1, 1996. The changes in Adelphia's results of operations for the years ended March 31, 1995 and 1996, compared to the same period of the prior year, were primarily the result of acquisitions, expanding existing cable television operations and, for the year ended March 31, 1996, the impact of increased advertising sales and other service offerings as well as an increase in cable rates which became effective October 1, 1995.

  The high level of depreciation and amortization associated with the significant number of acquisitions in recent years, the recent upgrading and expansion of systems and interest costs associated with financing activities will continue to have a negative impact on the reported results of operations. Also, significant charges for depreciation, amortization and interest are expected to be incurred in the future by the Olympus joint venture, which will also adversely impact Adelphia's future results of operations. Adelphia expects to report net losses for the next several years.

  An 88% owned unrestricted subsidiary of the Company, Hyperion Telecommunications, Inc. ("Hyperion"), together with its subsidiaries owns certain investments in CLEC joint ventures and manages those ventures. Hyperion is an unrestricted subsidiary for purposes of the Company's indentures. Excluding the impact of Hyperion's operating results, the Company's EBITDA (see definition below) would increase by $1,941, $2,138, $2,254 and $3,464 for the years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1996, respectively. On April 15, 1996, Hyperion realized net proceeds of $168,600 upon issuance of notes and warrants (see Liquidity and Capital Resources).

  The following table is derived from Adelphia's Consolidated Financial Statements that are included in this Prospectus and sets forth the historical percentage relationship to revenues of the components of operating income contained in such financial statements for the periods indicated.

                                                 PERCENTAGE OF REVENUES
                                         --------------------------------------
                                                              NINE MONTHS ENDED
                                         YEAR ENDED MARCH 31,   DECEMBER 31,
                                         -------------------- -----------------
                                          1994   1995   1996     1995     1996
                                         ------ ------ ------ -------- --------
Revenues................................ 100.0% 100.0% 100.0%   100.0%   100.0%
Operating expenses:
 Direct operating and programming.......  28.4%  29.6%  30.8%    30.4%    30.9%
 Selling, general and administrative....  16.5%  17.6%  16.9%    17.2%    17.4%
                                         ------ ------ ------ -------- --------
Operating income before depreciation,
 amortization and rate regulation
 expenses...............................  55.1%  52.8%  52.3%    52.4%    51.7%
Depreciation and amortization...........  28.0%  27.0%  27.5%    26.8%    25.5%
Rate regulation.........................   --     --     1.3%    --       --
                                         ------ ------ ------ -------- --------
Operating income........................  27.1%  25.8%  23.5%    25.6%    26.2%
                                         ====== ====== ====== ======== ========

COMPARISON OF NINE MONTHS ENDED DECEMBER 31, 1995 WITH NINE MONTHS ENDED DECEMBER 31, 1996

  Revenues. The primary revenue sources, reflected as a percentage of total revenue, for the nine months ended December 31, 1995 and 1996 were as follows:

                                                                       1995  1996
                                                                       ----  ----
      Regulated service and equipment fees............................  73%   72%
      Premium programming fees........................................  12%   11%
      Advertising sales, priority returns and other services..........  15%   17%

  Revenues increased approximately 18.3% for the nine-month period ended December 31, 1996 compared with the same period of the prior year. The increase was attributable to the following:

                                                                     PERCENTAGE
                                                                     OF INCREASE
                                                                     -----------
      Acquisitions..................................................     41%
      Rate increases................................................     38%
      Basic subscriber growth.......................................      8%
      Other.........................................................     13%

  Certain rate increases related to regulated cable services were implemented in substantially all of the Company's Systems on October 1, 1995 and on August 1, 1996. Other non-cable revenues, including strategic service offerings such as paging and CLEC services, also had a positive impact on revenues for the nine months ended December 31, 1996. The Company expects to implement rate increases related to certain regulated cable services in substantially all of the Company's Systems during the next fiscal year.

  Direct Operating and Programming Expenses. Direct operating and programming expenses, which are mainly basic and premium programming costs and technical expenses, increased 20.2% for the nine-month period ended December 31, 1996 compared with the same period of the prior year. Such increases were primarily due to increased operating expenses from acquired systems and increased programming costs. Because of regulatory limitations on the timing and extent to which cost increases may be passed on to customers, operating and programming expenses during the nine-month period ended December 31, 1996 have increased at a greater magnitude than corresponding revenue increases. As a result of recent FCC regulatory rulemaking decisions, the Company intends to implement a systematic program of rate increases to reverse this trend. Consistent with such a program, the Company increased rates in most markets, in accordance with FCC guidelines, effective August 1, 1996.

  Selling, General and Administrative Expenses. These expenses, which are mainly comprised of costs related to system offices, customer service representatives, and sales and administrative employees, increased 20.0% for the nine-month period ended December 31, 1996 compared with the same period of the prior year. The increase was primarily due to a $650 write-off of costs in connection with the postponement of Hyperion's contemplated initial public offering in November 1996 as well as incremental costs associated with acquisitions and revenue growth.

  Operating Income Before Depreciation and Amortization. Operating income before depreciation and amortization increased 16.5% for the nine-month period ended December 31, 1996 compared with the same period of the prior year. The increase is attributable to a combination of acquisitions, an increase in subscriber rates and the expansion of other non-cable revenues, partially offset by increased programming, general and administrative expenses.

  Depreciation and Amortization. Depreciation and amortization was higher for the nine-month period ended December 31, 1996 compared with the prior year period primarily due to increased depreciation and amortization related to acquisitions consummated since January 1, 1996.

  Priority Investment Income. Priority investment income is comprised of payments received from Olympus of accrued priority return on the Company's investment in 16.5% preferred limited partner ("PLP") interests in Olympus. Priority investment income increased during the nine months ended December 31, 1996 as compared with the prior year period as a result of payment by Olympus of the entire amount of priority return accrued during such periods.

  EBITDA. EBITDA (earnings before interest expense, income taxes, depreciation and amortization, equity in loss of joint ventures and other non-cash charges) increased 19.2% for the nine-month period ended December 31, 1996 compared with the same period of the prior year. The increase is primarily due to the favorable impact of the acquisition of cable systems, subscriber rate increases and increased priority investment income from Olympus partially offset by increased programming, general and administrative expenses. The impact of acquisitions increased revenues and, to a lesser extent, operating expenses for the nine months ended December 31, 1996 compared with the same period of the prior year. While EBITDA is not an alternative to operating income or an alternative to cash flows from operating activities as a measure of liquidity, as defined by generally accepted accounting principles and, while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA.

  Interest Expense. Interest expense increased 13.6% for the nine months ended December 31, 1996 compared with the same period of the prior year. Interest expense increased due to incremental debt outstanding during the current period and accretion of original issue discount, partially offset by a decrease in the average interest rate on outstanding debt compared with the prior period. Approximately 44% of the increase in interest expense for the nine months ended December 31, 1996 was attributable to incremental debt related to acquisitions.

  Interest expense includes non-cash accretion of original issue discount and non-cash interest expense totaling $25,938 for the nine-month period ended December 31, 1996 compared with $8,032 for the nine-month period of the prior year. The increase in non-cash interest for the nine-month period ended December 31, 1996 compared with the same period of the prior year is primarily due to the accretion of the original issue discount related to the Hyperion 13% Senior Discount Notes which were issued April 15, 1996 (see "Liquidity and Capital Resources").

  Equity in Loss of Joint Ventures. The equity in loss of joint ventures represents primarily (i) the Company's pro rata share of Olympus' losses and the accretion requirements of Olympus' PLP interests, and (ii) Hyperion's pro rata share of its losses in less than majority owned operating partnerships. The increase in the loss during the nine-month period ended December 31, 1996, compared with the prior year period, is due to an increase in the Olympus priority return and an increase in the losses of certain investments in the CLEC business in which the Company is a less than majority partner partially offset by improved operating performance in the Olympus partnership.

  Gain on Sale of Investment. On May 16, 1996, Hyperion completed the sale of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of $11,618 resulting in a pre-tax gain of $8,405 which was recorded in the three months ended June 30, 1996. As part of the transaction, Hyperion was released from its covenant not to compete with respect to the South Florida market. Hyperion used the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Extraordinary Loss on Early Retirement of Debt. During the nine months ended December 31, 1996, certain existing indebtedness was repaid resulting in an extraordinary loss on retirement of debt of $2,079 which primarily represents the write-off of the remaining deferred debt financing costs associated with the debt retired.

  Net Loss. The Company reported net losses of $84,699 and $90,138 for the nine-month periods ended December 31, 1995 and 1996, respectively. The increase in net loss for the current year's nine-month period was due primarily to increased interest expense, increased equity in loss of joint ventures and an extraordinary loss on early retirement of debt partially offset by increased operating income, increased priority investment income from Olympus and the impact of a gain on sale of an equity investment.

 Hyperion Telecommunications, Inc.

  An 88% owned unrestricted subsidiary of the Company, Hyperion, together with its subsidiaries, owns certain investments in CLEC joint ventures and manages those ventures. Hyperion is an unrestricted subsidiary for purposes of the Company's indentures. On April 15, 1996, Hyperion realized net proceeds of $168,600 upon issuance of notes and warrants (see "Liquidity and Capital Resources"). For further information regarding Hyperion, which also files reports pursuant to the Securities Exchange Act of 1934, see Hyperion's Form 10-Q for the quarterly period ended December 31, 1996.

  Summarized unaudited financial information of Adelphia, Hyperion and Adelphia excluding Hyperion is as follows:

                                                 ADELPHIA                          ADELPHIA
                                                EXCLUDING                         EXCLUDING
                           ADELPHIA   HYPERION   HYPERION    ADELPHIA   HYPERION   HYPERION
                          ----------  --------  ----------  ----------  --------  ----------
                             AS OF DECEMBER 31, 1995           AS OF DECEMBER 31, 1996
                          --------------------------------  --------------------------------
Total debt..............  $2,147,134  $49,946   $2,097,188  $2,488,119  $208,067  $2,280,052
                                NINE MONTHS ENDED                 NINE MONTHS ENDED
                                DECEMBER 31, 1995                 DECEMBER 31, 1996
                          --------------------------------  --------------------------------
Revenues................  $  296,460  $ 2,496   $  293,964  $  350,575  $  3,611  $  346,964
Operating expenses:
 Direct operating and
  programming...........      90,218    1,878       88,340     108,466     2,339     106,127
 Selling, general and
  administrative........      50,961    2,375       48,586      61,132     4,736      56,396
                          ----------  -------   ----------  ----------  --------  ----------
Operating income (loss)
 before depreciation and
 amortization...........     155,281   (1,757)     157,038     180,977    (3,464)    184,441
Affiliate interest and
 priority investment
 income.................      27,600      --        27,600      36,942       --       36,942
                          ----------  -------   ----------  ----------  --------  ----------
EBITDA (a)..............     182,881   (1,757)     184,638     217,919    (3,464)    221,383
Interest expense........    (159,159)  (4,178)    (154,981)   (180,764)  (20,759)   (160,005)
Capital expenditures....      72,445    4,473       67,972      86,415    14,950      71,465

--------
(a) Earnings before interest expense, income taxes, depreciation and amortization, equity in loss of joint ventures and other non-cash charges ("EBITDA"). While EBITDA is not an alternative to operating income as defined by generally accepted accounting principles, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA.

COMPARISON OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

  Revenues. The primary revenue sources, reflected as a percentage of total revenue, for the years ended March 31, 1994, 1995 and 1996 were as follows:

                                                                  1994  1995  1996
                                                                  ----  ----  ----
      Regulated service and equipment fees.......................  73%   73%   73%
      Premium programming fees...................................  13%   12%   12%
      Advertising sales, priority returns and other services.....  14%   15%   15%

  Revenues increased approximately 13.3% for the year ended March 31, 1995 and 11.6% for the year ended March 31, 1996 compared with the prior fiscal year. The increases were attributable to the following:

                                                       PERCENTAGE OF INCREASE
                                                           FOR YEAR ENDED
                                                              MARCH 31,
                                                       -----------------------
                                                          1995         1996
                                                       -----------  -----------
      Acquisitions....................................         87%          36%
      Basic subscriber growth.........................         10%          20%
      Rate increases..................................          0%          20%
      Advertising sales and other services............          3%          24%

  Effective October 1, 1995, certain rate increases related to regulated cable services were implemented in substantially all of the Company's Systems. No rate increases were implemented during the 1995 fiscal year. Advertising revenues and revenues derived from other strategic service offerings such as paging and CLEC services also had a positive impact on revenues for the year ended March 31, 1996.

  Direct Operating and Programming Expenses. Direct operating and programming expenses, which are mainly basic and premium programming costs and technical expenses, increased 18.2% and 16.0% for the years ended March 31, 1995 and 1996, respectively, compared with the respective prior years. Such increases were primarily due to increased operating expenses from acquired systems, increased programming costs and incremental costs associated with increased subscribers. Because of regulatory limitations on the timing and extent to which cost increases may be passed on to customers, operating and programming expenses during the fiscal years ended 1995 and 1996 have increased at a greater magnitude than corresponding revenue increases.

  Selling, General and Administrative Expenses. These expenses, which are mainly comprised of costs related to system offices, customer service representatives, and sales and administrative employees, increased 20.2% and 7.7% for the years ended March 31, 1995 and 1996, respectively, compared with the respective prior years. The increases were primarily due to incremental costs associated with acquisitions and subscriber growth. Selling, general and administrative expenses increased as a percentage of revenues for the year ended March 31, 1995, as compared with fiscal 1994, primarily due to wage and benefit increases without a corresponding increase in revenues as a result of the rate freeze enacted by the 1992 Cable Act. For the year ended March 31, 1996, selling, general and administrative expenses decreased as a percentage of revenues compared to the prior year, primarily due to the favorable impact on revenues of the above mentioned October 1, 1995 rate increases.

  Operating Income Before Depreciation, Amortization and Rate Regulation Expenses. Operating income before depreciation, amortization and rate regulation settlement was $175,697, $191,025 and $211,124 for the years ended March 31, 1994, 1995 and 1996, respectively. The increase for the year ended March 31, 1995 was due primarily to the impact of acquisitions, offset by cost increases at a rate greater than increases in revenues due largely to the above noted rate freeze. For the year ended March 31, 1996, the increase is attributable to a combination of acquisitions, an increase in subscriber rates, internal subscriber growth and the expansion of advertising and other non-cable services, partially offset by increased programming, general and administrative costs.

  Rate Regulation Expenses. The fiscal year ended March 31, 1996 includes a $5,300 charge representing management's estimate of the total costs associated with the resolution of subscriber rate disputes. Such costs include, (i) an estimate of credits to be extended to customers in future periods of up to $2,700, (ii) legal and other costs incurred during the fiscal year ended March 31, 1996, and (iii) an estimate of legal and other costs to be incurred associated with the ultimate resolution of this matter.

  Depreciation and Amortization. Depreciation and amortization was higher for the years ended March 31, 1995 and 1996, compared with the respective prior year, primarily due to increased depreciation and amortization related to acquisitions consummated during the years ended March 31, 1994, 1995 and 1996 as well as increased capital expenditures made during the past several years.

  Priority Investment Income. Priority investment income is comprised of payments received from Olympus of accrued priority return on the Company's investment in PLP Interests in Olympus. Priority investment income increased during the year ended March 31, 1996 as compared with the prior two fiscal years due to increased payments by Olympus.

  EBITDA. EBITDA (earnings before interest, income taxes, depreciation and amortization, equity in net loss of joint ventures, other non-cash charges, extraordinary loss and cumulative effect of change in accounting principle) amounted to $207,936, $225,890 and $247,999 for the years ended March 31, 1994, 1995 and 1996, respectively. The increase of 8.6% and 9.8% for the years ended March 31, 1995 and 1996, compared with the respective prior fiscal years is primarily due to the acquisition of cable systems during the years ended March 31, 1995 and 1996 and increased priority investment income from Olympus during the year ended March 31, 1996. Increased revenues and operating expenses for the years ended March 31, 1995 and 1996, compared with the respective prior years, primarily reflect the impact of acquisitions consummated during fiscal 1995 and 1996. While EBITDA is not an alternative to operating income or an alternative to cash flows from operating activities as a measure of liquidity, as defined by generally accepted accounting principles and, while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA.

  Interest Expense. Interest expense increased approximately 7.4% and 7.7% for the years ended March 31, 1995 and 1996, respectively, compared with the respective prior year. Approximately 56% of the increase for fiscal 1995 was due to additional interest cost associated with incremental debt related to acquisitions. For the year ended March 31, 1996, interest expense increased due to incremental debt outstanding during the period, partially offset by a decrease in the average interest rate on outstanding debt during fiscal 1996 compared with the prior fiscal year. Approximately 27% of the increase in interest expense in fiscal 1996 as compared with the prior year was attributable to incremental debt related to acquisitions. Interest expense includes non-cash accretion of original issue discount and non-cash interest expense totaling $1,680, $14,756 and $16,288 for the years ended March 31, 1994, 1995 and 1996, respectively.

  Equity in Loss of Joint Ventures. The equity in loss of joint ventures represents primarily (i) the Company's pro rata share of Olympus' losses and the accretion requirements of Olympus' preferred limited partner interests, and (ii) Hyperion's pro rata share of its less than majority owned partnerships' operating losses. The increase in the year ended March 31, 1995, compared with the prior year, is primarily attributable to the impact of the sale by Olympus of Northeast Cable and lower operating margins at Olympus. The increase in the loss during the year ended March 31, 1996, compared with the prior year, is due to an increase in the losses of certain investments in the CLEC business in which the Company is a less than majority partner partially offset by improved operating performance in the Olympus partnership.

  Net Loss. The Company reported net losses of $187,860, $106,284 and $119,894 for the years ended March 31, 1994, 1995 and 1996, respectively. Net loss for fiscal 1994 included the cumulative effect of the change in accounting of income taxes by the Company of $89,660. Excluding the effect of this item, net loss increased by $8,084 for fiscal 1995 compared with the prior fiscal year, primarily due to an increase in the equity in net loss of joint ventures (primarily Olympus) and higher non-cash interest expense, partially offset by higher operating income. The increase in net loss of $13,610 in fiscal 1996 when compared with the prior year was due primarily to an increase in interest expense and the impact of rate regulation expenses, partially offset by increased operating income and priority investment income from Olympus.

LIQUIDITY AND CAPITAL RESOURCES

  The cable television business is capital intensive and typically requires continual financing for the construction, modernization, maintenance, expansion and acquisition of cable systems. During the three fiscal years in the period ended March 31, 1996 and the nine months ended December 31, 1996, the Company committed substantial capital resources for these purposes and for investments in Olympus and other affiliates and entities. These expenditures were funded through long-term borrowings and, to a lesser extent, internally generated funds. The Company's aggregate outstanding borrowings as of December 31, 1996 were approximately $2,488 million. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

  Capital Expenditures. The Company has developed an innovative fiber-to-feeder network architecture which is designed to increase channel capacity and minimize future capital expenditures, while positioning the Company to take advantage of future opportunities. Management believes its capital expenditures program has resulted in higher levels of channel capacity and addressability in comparison to other cable television operators.

  In most of its recent upgrades, the Company has utilized a Modified Passive Network Architecture ("MPNA") which utilizes fiber optic cable as an alternative to the coaxial cable that historically has been used to distribute cable signals to the subscriber's home. The MPNA design deploys on average one fiber node for every two miles of fiber optic cable or approximately one fiber node for every 180 homes passed. The Company believes this compares favorably with current industry averages. This deep penetration of fiber optic cable into the Systems' networks has the advantages of providing increased reliability to customers, improved bandwidth, and easier implementation of the return path plant capabilities. This will position the Company to offer additional video programming services, to utilize the expanded bandwidth potential of digital compression technology and to meet the anticipated transmission requirements for high-definition television, digital television, high-speed data and telephone services.

  Capital expenditures for the nine months ended December 31, 1995 and 1996 were $72,445 and $86,415, respectively. Management expects capital expenditures for the fiscal year ending March 31, 1997 to be approximately $115 million due to the further expansion of cable plant rebuilds and due to further expansion by Hyperion. The Company expects the capital expenditures for fiscal 1998 to be consistent with fiscal 1997.

  Capital expenditures for the years ended March 31, 1994, 1995 and 1996 were $75,894, $92,082 and $100,089, respectively. The increase in capital expenditures for fiscal 1994, 1995 and 1996, compared to each respective prior year, was primarily due to the acceleration of the rebuilding of plant using fiber-to-feeder technology, and expenditures related to faster than expected growth of Hyperion. See "Business--Competitive Local Exchange Services."

  Financing Activities. The Company's financing strategy has been to maintain its public long-term debt at the parent holding company level while the Company's consolidated subsidiaries have their own senior and subordinated credit arrangements with banks and insurance companies. The Company's ability to generate cash adequate to meet its future needs will depend generally on its results of operations and the continued availability of external financing. During the three-year and nine-month period ended December 31, 1996, the Company generally funded its working capital requirements, capital expenditures, and investments in Olympus and other affiliates and entities through long-term borrowings primarily from banks and insurance companies, short-term borrowings, internally generated funds and the issuance of parent company public debt and equity. The Company generally has funded the principal and interest obligations on its long-term borrowings from banks and insurance companies by refinancing the principal with new loans or through the issuance of parent and subsidiary company debt securities, and by paying the interest out of internally generated funds. Adelphia has funded the interest obligations on its public borrowings from internally generated funds.

  Most of Adelphia's directly-owned subsidiaries have their own senior credit agreements with banks and/or insurance companies. Typically, borrowings under these agreements are collateralized by the stock in and, in some cases, by the assets of the borrowing subsidiary and its subsidiaries and, in some cases, are guaranteed by such subsidiary's subsidiaries. At March 31, 1996, and December 31, 1996, an aggregate of $1,096,675 and $1,243,162, respectively, in borrowings was outstanding under these agreements. These agreements contain certain provisions which, among other things, provide for limitations on borrowings of and investments by the borrowing subsidiaries, transactions between the borrowing subsidiaries and Adelphia and its other subsidiaries and affiliates, and the payment of dividends and fees by the borrowing subsidiaries. Several of these agreements also contain certain cross-default provisions relating to Adelphia or other subsidiaries. These agreements also require the maintenance of certain financial ratios by the borrowing subsidiaries. In addition, at March 31, 1996 and December 31, 1996, an aggregate of $128,000 and $104,000, respectively, in subordinated and unsecured borrowings by Adelphia's subsidiaries was outstanding under credit agreements containing limitations and restrictions similar to those mentioned above. See Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements. The Company is in compliance with the financial covenants and related financial ratio requirements contained in its various credit agreements, based on operating results for the period ended December 31, 1996. In addition, as of December 31, 1996, Hyperion had $180,828 outstanding in 13% Senior Discount Notes due 2003 which were issued under a public indenture dated April 15, 1996.

  At December 31, 1996, Adelphia's subsidiaries had an aggregate of $37,000 in unused credit lines with banks, part of which is subject to achieving certain levels of operating performance. In addition, the Company had an aggregate $105,652 in cash and cash equivalents at December 31, 1996 which combined with the Company's unused credit lines with banks aggregated to $142,652. The Company has the ability to pay interest on its 9 1/2% Pay-In-Kind Notes by issuing additional notes totaling approximately $49,400 in lieu of cash interest payments from January 1, 1997 through February 15, 1999. Based upon the results of operations of subsidiaries for the quarter ended March 31, 1996, approximately $219,000 of available assets could have been transferred to Adelphia at March 31, 1996, under the most restrictive covenants of the subsidiaries' credit agreements. The subsidiaries also have the ability to sell, dividend or distribute certain assets to other subsidiaries or Adelphia, which would have the net effect of increasing availability. At December 31, 1996, the Company's unused credit lines were provided by reducing revolving credit facilities whose revolver periods expire September 30, 2004. The Company's scheduled maturities of debt total $11,785 for the last three months of fiscal 1997.

  At December 31, 1996, the Company's total outstanding debt aggregated $2,488,119, which included $940,951 of parent company debt and $1,547,168 of subsidiary debt. Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.5%; certificate of deposit rate plus 1.25% to 2.75%; or Eurodollar (or London Interbank Offered) rate plus 1% to 2.5%. The Company's weighted average interest rate of notes payable to banks and institutions was approximately 8.25% at December 31, 1996, compared to 8.62% at December 31, 1995. At December 31, 1996, approximately 39% of subsidiary debt was subject to fixed interest rates for at least one year under the terms of such debt or applicable interest rate swap agreements. Approximately 62% of the Company's total indebtedness is at fixed interest rates as of December 31, 1996.

  Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks and affiliates to reduce the impact of changes in interest rates on its bank debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks and the affiliates. The Company does not expect any such nonperformance. At March 31, 1996, Adelphia would have had to pay approximately $14.2 million to settle its interest rate swap and cap agreements, representing the excess of carrying cost over fair market value of these agreements. During fiscal 1996, the Company received $11,526 upon termination of several interest rate swap agreements having a stated notional principal amount of $270,000. The amount received will be amortized as a reduction of interest expense through November 1998. Also during fiscal 1996, the Company received $4,900 and assumed the obligations as a counterparty under certain interest rate swap agreements with Olympus. These interest rate swap agreements have a notional principal amount of $140,000 and expire through November 1998.

  On July 28, 1993, Adelphia completed the placement of $110,000 aggregate principal amount of 10 1/4% Senior Notes Due 2000, Series A. The net proceeds from this placement were approximately $106,961.

  On January 14, 1994, Adelphia completed a public offering of 9,132,604 shares of Class A Common Stock (the "Stock Offering"). Of the 9,132,604 shares of Class A Common Stock sold in the Stock Offering, 3,300,000 shares were sold to the public at $18.00 per share and 5,832,604 shares were sold directly by Adelphia to partnerships controlled by members of the Rigas Family, at the public offering price less the underwriting discount. Highland Holdings and Syracuse Hilton Head Holdings, L.P., ("SHHH") which hold and control the Managed Systems, purchased 4,374,453 and 1,458,151 of such 5,832,604 shares, respectively.

  On February 15, 1994, the Company issued, in a private placement, $150,000 aggregate principal amount of 9 1/2% Senior Pay-In-Kind ("PIK") Notes Due 2004, Series A. The net proceeds from the 9 1/2% Notes of approximately $147,000 were used to repay outstanding bank debt of subsidiaries in order to extend the scheduled maturities of the Company's long-term debt. The Company has the ability to pay interest on its 9 1/2% PIK Notes by issuing additional notes totaling approximately $57,906 in lieu of cash interest payments through February 15, 1999.

  In May 1994, Adelphia purchased on the open market $10,000 of its 10 1/4% Senior Notes due in 2000 at a price of 94.5% of face value plus accrued interest.

  On February 28, 1995, as a part of the Telesat Investment Agreement, FPL Group Inc. ("FPL") purchased 1,000,000 shares of newly issued Class A Common Stock for $15,000.

  On April 12, 1996, certain subsidiaries of the Company (collectively, the "Borrowers") entered into a $690,000 financing arrangement consisting of a $540,000 revolving credit facility maturing December 31, 2003 and a $150,000 term loan facility maturing December 31, 2004. Initial borrowings during April 1996 of $483,000 were used primarily to repay existing indebtedness. Interest rates charged are based upon one or more of the following rates at the option of the Borrowers: Eurodollar rate or the greater of the prime rate and the Federal funds rate plus 1/2 of 1% plus a margin of from 0% to 2% depending upon the Borrower's senior funded debt ratio. Interest on outstanding borrowings is generally payable on a quarterly basis. The maximum available under the revolving credit facility is reduced, in increasing quarterly amounts, beginning June 30, 1998 through December 31, 2003. The Borrowers pay a commitment fee of either .375% or .250% per annum (depending upon the Borrower's senior funded debt ratio) of the unused revolving credit facility commitments during the term of the agreement. Borrowings under the term loan facility are payable in installments, in increasing quarterly amounts, commencing June 30, 1998 and ending on December 31, 2004.

  On April 15, 1996, Hyperion realized proceeds, net of discounts, commissions and other transaction costs, of $168,600 upon issuance of $329,000 aggregate principal amount of 13% Senior Discount Notes (the "Hyperion Senior Notes") due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of common stock of Hyperion expiring April 1, 2001. Proceeds of $11,087 were allocated to the value of the warrants. If all warrants were exercised, the warrants would represent approximately 5.78% of the common stock of Hyperion on a fully diluted basis. Proceeds, net of discounts, commissions, and other transaction costs, were used to repay certain indebtedness to Adelphia, to make loans to certain key Hyperion officers and will be used to fund Hyperion's expansion of its existing markets, to complete construction of new networks and to enter additional markets, including related capital expenditures, working capital requirements, operating losses and investments in joint ventures.

  Acquisitions. On March 10, 1994, the Company purchased a 75% equity interest in Three Rivers Cable Associates, L.P. ("TR") for $6,000. At the acquisition date, TR served approximately 15,000 subscribers in Ohio and approximately 3,000 subscribers in Pennsylvania, which are contiguous with existing Company owned systems. Adelphia has also committed to provide a fully collateralized $18,000 line of credit, similar to that which would be available to TR had it borrowed such monies from a commercial bank. At March 31, 1996, there were outstanding borrowings of $13,164 under this agreement.

  On March 31, 1994, Adelphia acquired from Olympus the rights to provide alternate access in its respective franchise areas and an investment in the Sunshine Network, L.P. for a purchase price of $15,500. The purchase price of the assets resulted in a reduction of amounts due Adelphia of $15,500. Also, on March 31, 1994, Adelphia acquired from certain Managed Partnerships the rights to provide alternate access in their respective franchise areas for a purchase price of $14,000. Additionally, on March 31, 1994, Adelphia purchased real property from Dorellenic and Island Partners, L.P., partnerships owned by certain executive officers of the Company, for a total of $14,312.

  On April 12, 1994, Adelphia purchased for $15,000 (i) convertible preferred units in Niagara Frontier Hockey, L.P. (the "Sabres Partnership"), which owns the Buffalo Sabres National Hockey League ("NHL") Franchise, convertible to a 34% equity interest, and (ii) warrants allowing Adelphia to increase its interest to 40%. Adelphia has also committed to advance $12,500 to the Sabres Partnership in the form of 14% convertible capital funding notes. In connection with the $12,500 commitment, Adelphia's convertible preferred units' return has been increased to 14%. During the year ended March 31, 1996, the Company funded $7,681 of the $12,500 and by April 24, 1996, the entire $12,500 had been funded. The Sabres Partnership manages and will receive allocations of profits, losses and distributions from the Marine Midland Arena, a new sports and entertainment facility expected to be completed by the opening of the 1996-1997 NHL season. Adelphia believes this investment will be a competitive advantage in the Buffalo cable television market.

  On May 12, 1994, Adelphia invested $3,000 for a 20% interest in SuperCable ALK International, a cable operator in Caracas, Venezuela. In April 1994, Adelphia invested $4,200 in Commonwealth Security Systems, Inc. in exchange for an 8.75%, $4,200 convertible note and warrants. The note is convertible into a 33% fully diluted common equity interest on demand. The warrants entitle Adelphia to acquire up to a 40% fully diluted common equity interest for an additional $670.

  On June 16, 1994, Adelphia invested $34,000 in TMC Holdings Corporation ("THC"), the parent of Tele-Media Company of Western Connecticut. THC owns cable television systems which, at the acquisition date, served approximately 43,000 subscribers in western Connecticut. The investment in THC provides Adelphia with a $30,000 preferred equity interest in THC and a 75% non-voting common equity interest, with a liquidation preference to the remaining 25% common stock ownership interest in THC. Adelphia has the right to convert such interest to a 75% voting common equity interest, with a liquidation preference to the remaining shareholders' 25% common stock ownership interest, on demand subject to certain regulatory approvals. The acquisition of THC was accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired system from June 16, 1994. Debt assumed, included in notes payable of subsidiaries to banks and institutions, was $52,000 at closing.

  On June 30, 1994, Adelphia acquired from Olympus 85% of the common stock of Northeast Cable, Inc. ("Northeast") for a purchase price of $31,875. Northeast owns cable television systems which, at the acquisition date, served approximately 36,500 subscribers in eastern Pennsylvania. Of the purchase price, $16,000 was paid in cash and the remainder resulted in a decrease in Adelphia's receivable from Olympus. The acquisition of Northeast was accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired system since June 30, 1994. Debt assumed, included in notes payable of subsidiaries to banks and institutions, was $42,300 at closing.

  On November 8, 1994, Page Call, Inc., a company 49.9% owned by Adelphia, was a successful bidder for three regional narrowband PCS licenses, covering 62% of the country's population. Page Call, Inc. was recently established to develop a nationwide paging service. Page Call, Inc.'s aggregate final bid for the three licenses was $52,900, an amount reduced to $31,800 due to its "designated entity" status.

  On December 27, 1994, Adelphia exchanged its existing investment in TMIP with a Managed System for a note in the amount of $13,000. No gain or loss was recognized as a result of this exchange.

  On January 10, 1995, Adelphia issued 399,087 shares of Class A Common Stock in connection with the merger of a wholly-owned subsidiary of Adelphia into Oxford Cablevision, Inc. ("Oxford"), one of the Terry Family cable systems. Oxford served approximately 4,200 subscribers at the acquisition date, located in the

North Carolina counties of Granville and Warren. The acquisition of Oxford was accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired systems since January 10, 1995. Adelphia assigned the rights to purchase the stock of the other Terry Family cable systems to a Managed System.

  On January 31, 1995, Adelphia acquired Tele-Media Company of Martha's Vineyard, L.P. ("Martha's Vineyard") for $11,775, a cable system which, at the acquisition date, served approximately 7,000 subscribers located in Martha's Vineyard, Massachusetts. The acquisition of Martha's Vineyard was accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired system since January 31, 1995.

  On April 12, 1995, Adelphia acquired cable systems from Clear Channels Cable TV Company located in Kittanning, New Bethlehem and Freeport, Pennsylvania, for $17,456. These systems served approximately 10,700 subscribers at the acquisition date. The acquisition of these systems has been accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired systems since April 12, 1995.

  On January 9, 1996, Adelphia completed the acquisition of the cable systems of Eastern Telecom Corporation and Robinson Cable TV, Inc. These systems served approximately 24,000 subscribers at the acquisition date located in western Pennsylvania and were purchased for an aggregate price of $43,000. The acquisition of these systems has been accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired systems since January 9, 1996.

  On April 1, 1996, Adelphia purchased the cable television operations of Cable TV Fund 11-B, Ltd. This CATV system was acquired for $84,267 and served approximately 39,700 subscribers at the acquisition date in the New York counties of Erie and Niagara. The acquisition was financed through a combination of debt proceeds from a $200,000 credit facility in which an Adelphia subsidiary is a co-borrower with an affiliated entity and funds received through the repayment of amounts previously advanced to related entities. These amounts may be reborrowed by the related entities in future periods.

  On July 12, 1996, Adelphia acquired all of the cable systems of First Carolina Cable TV, L.P. These systems served approximately 32,500 subscribers at the date of acquisition primarily located in Vermont and were purchased for an aggregate price of $48,500.

  Olympus. During the years ended March 31, 1994 and 1995, the Company made net investments in and advances to Olympus totaling $2,285 and $1,966, respectively. Such investments and advances provided funds to Olympus for capital expenditures, for the repayment of debt and for working capital. During the year ended March 31, 1996, the Company received net distributions and advances from Olympus totaling $45,599. During the years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1996, the Company received priority investment income from Olympus of $22,300, $22,300, $28,852 and $30,632, respectively.

  On February 28, 1995, Olympus entered into a Liquidation Agreement with the Gans Family ("Gans"), an Olympus limited partner. Under this Liquidation Agreement, Gans agreed to exchange their redeemable limited partner interests in Olympus for the remaining 15% of the common stock of Northeast held by Olympus. Concurrently with the closing of the Liquidation Agreement, ACP Holdings, Inc. ("ACP," a wholly owned subsidiary of Adelphia and managing general partner of Olympus), Olympus, Telesat and certain shareholders of Adelphia entered into an investment agreement (the "Telesat Investment Agreement") whereby Telesat contributed to Olympus substantially all of the assets associated with certain cable television systems, serving approximately 50,000 subscribers in southern Florida, in exchange for general and limited partner interests of $5, Senior Limited Partner ("SLP") interests of $20,000 and $112,500 of newly issued 16.5% preferred limited partner ("PLP") interests.

  Prior to the Telesat Investment Agreement, Olympus had obligations to Adelphia for intercompany advances, redeemable PLP interests and accrued priority return on redeemable PLP interests. In conjunction with the Telesat Investment Agreement, Adelphia contributed $49,974 of the intercompany advances, $51,101 of the existing redeemable PLP interests and all of the then existing accrued priority return on the redeemable PLP interests to general partners' equity (deficiency). Adelphia then exchanged its remaining redeemable PLP interests for $225,000 of new PLP interests. Also, Senior Debt (as defined in the Telesat Investment Agreement) owed by Olympus to Adelphia of $40,000 remained outstanding after consummation of the Telesat Investment Agreement. After this transaction Adelphia holds a 50% voting interest in Olympus with a Telesat subsidiary as its only other voting partner in Olympus.

  Managed Partnerships. On September 29, 1993, the Board of Directors of the Company authorized the Company to make loans in the future to the Managed Partnerships up to an amount of $50,000. During the years ended March 31, 1994, 1995 and 1996, the Company made advances in the net amount of $7,828, $10,028 and $14,859, respectively, to these and other related parties, primarily for capital expenditures and working capital purposes.

  On October 6, 1993, Adelphia purchased the 14% preferred Class B Limited Partnership Interest in Syracuse Hilton Head Holdings, L.P. ("SHHH") for $18,338 from Robin Media Group, an unrelated party. SHHH is a joint venture of the Rigas Family and Tele-Communications, Inc., whose interests in SHHH are junior to Adelphia's.

  During fiscal 1995, the Company sold its investment in TMIP to SHHH for $13,000. On January 31, 1995, a wholly owned subsidiary of Adelphia received a $20,000 preferred investment from SHHH to facilitate the acquisition of cable properties.

  Resources. The Company plans to continue to explore and consider new commitments, arrangements or transactions to refinance existing debt, increase the Company's liquidity or decrease the Company's leverage. These could include, among other things, the future issuance by Adelphia, or its subsidiaries, of public or private equity or debt and the negotiation of new or amended credit facilities. These could also include entering into acquisitions, joint ventures or other investment or financing activities, although no assurance can be given that any such transactions will be consummated. The Company's ability to borrow under current credit facilities and to enter into refinancings and new financings is limited by covenants contained in Adelphia's indentures and its subsidiaries' credit agreements, including covenants under which the ability to incur indebtedness is in part a function of applicable ratios of total debt to cash flow.

  During each of the years ended March 31, 1995 and 1996 and the nine months ended December 31, 1996, the increase in capital expenditures and accounts payable was primarily attributed to the companies acquired and an increase in the level of expenditures for new technology and rebuild activity. The increase in accrued interest and other liabilities from March 31, 1995 to March 31, 1996 resulted from the deferral of the gain from the termination of certain interest rate swaps.

  The Company believes that cash and cash equivalents, internally generated funds, borrowings under existing credit facilities, and future financing sources will be sufficient to meet its short-term and long-term liquidity and capital requirements. Although in the past the Company has been able to refinance its indebtedness or obtain new financing, there can be no assurance that the Company will be able to do so in the future or that the terms of such financings would be favorable.

  Management believes that the telecommunications industry, including the cable television and telephone industries, continues to be in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. The Company continues to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional markets or in locations that can serve as a basis for new market areas. The Company, like other cable television companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, no assurances can be given as to whether any such transaction may be consummated or, if so, when.

INFLATION

  In the three fiscal years in the period ended March 31, 1996 and the nine months ended December 31, 1996, inflation did not have a significant effect on the Company. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating-rate debt may not be offset by increases in subscriber rates. At March 31, 1996, after giving effect to interest rate hedging agreements, approximately $778,375 of the Company's total debt was subject to floating interest rates.

OLYMPUS

  The Company serves as the managing general partner of Olympus and, as of December 31, 1996, held $5 of voting general partnership interests representing, in the aggregate, 50% of the voting interests of Olympus. The Company also held, as of December 31, 1996, approximately $258,400 aggregate principal amount of nonvoting PLP interests in Olympus, which entitle the Company to a 16.5% per annum priority return. The remaining equity in Olympus consists of voting and non-voting partnership interests held by subsidiaries of FPL.

  On February 28, 1995, Olympus entered into a Liquidation Agreement with the Gans family ("Gans"), an Olympus limited partner. Under this Liquidation Agreement, Gans agreed to exchange their redeemable limited partner interests in Olympus for the remaining 15% of the common stock of Northeast held by Olympus. Concurrently with the closing of the Liquidation Agreement, ACP, Olympus, Telesat and certain shareholders of Adelphia entered into the Telesat Investment Agreement whereby Telesat contributed to Olympus substantially all of the assets associated with certain cable television systems, serving approximately 50,000 subscribers in southern Florida, in exchange for general and limited partner interests of $5, Special Limited Partner ("SLP") interests of $20,000 and $112,500 of newly issued 16.5% PLP interests.

  On March 28, 1996, ACP, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Olympus Partnership Agreement. The amendment provides for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provides for a $40,000 distribution to Adelphia as a reduction of its PLP interests and accrued priority return. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and advances from an affiliate.

  The Olympus limited partnership agreement requires approval by the holders of 85% of the voting interests for, among other things, significant acquisitions and dispositions of assets, and the issuance of certain partnership interests, and also requires approval by the holders of 75% of the voting interests for, among other things, material amendments to the Olympus partnership agreement, certain financings and refinancings, certain issuances of PLP interests, certain transactions with related parties and the adoption of annual budgets.

  On April 3, 1995, Olympus acquired all of the cable and security systems of WB Cable Associates, Ltd. ("WB Cable") which, at the acquisition date, served 44,000 cable and security monitoring subscribers for a purchase price of $82,000. WB Cable provides cable services from one headend and security monitoring services from one location in West Boca Raton, Florida. Of the purchase price, $77,000 was paid in cash and $5,000 was paid in Adelphia Class A Common Stock. The acquisition was accounted for under the purchase method of accounting, and was financed principally through borrowings under an Olympus subsidiary's credit agreement.

  On May 12, 1995, certain Olympus subsidiaries entered into a $475,000 revolving credit facility with several banks, maturing December 31, 2003. The proceeds at closing were used to repay existing bank debt. At December 31, 1996, $166,000 of unused commitments was available.

  On January 5, 1996, Olympus acquired all of the southeast Florida cable systems of the Leadership Cable division of Fairbanks Communications, Inc., which, at the acquisition date, served approximately 50,000 cable and security monitoring subscribers for a purchase price of $95,800. The purchase price consists of $40,000 in cash and a $70,000 non-interest bearing discount seller note due December 30, 1997. This note was recorded at $55,800 at acquisition and will accrete to the $70,000 face amount. The cash portion of the acquisition price was financed through borrowings under an Olympus credit agreement.

  On November 12, 1996, Olympus issued $200,000 of 10 5/8% Senior Notes (the "Olympus Senior Notes") in a private placement. Net proceeds, after payment of transaction costs, of approximately $195,000 were used to reduce amounts outstanding on Olympus' subsidiaries' notes payable to banks. Interest is payable semiannually commencing May 15, 1997. The Olympus Senior Notes are unsecured and are due November 15, 2006. Olympus may redeem up to $70,000 of the Olympus Senior Notes at 110.625% of principal through November 6, 1999. Commencing November 15, 2001, Olympus may redeem the Olympus Senior Notes in whole or in part at 105.3125% of principal declining annually to par on November 15, 2004. Holders of the Olympus Senior Notes have the right to require Olympus to redeem the Olympus Senior Notes at 101% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

  The following table is derived from the Olympus Communications, L.P. Consolidated Financial Statements included in this Prospectus.

                    SUPPLEMENTAL FINANCIAL DATA FOR OLYMPUS

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1994      1995      1996
                                                   -------  --------  --------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................... $93,421  $120,968  $159,870
Business interruption revenue.....................   1,037       --        --
                                                   -------  --------  --------
    Total.........................................  94,458   120,968   159,870
Operating income before depreciation and
 amortization.....................................  47,079    53,228    73,459
Depreciation and amortization.....................  36,703    31,953    40,446
Operating income..................................  10,376    21,275    33,013
Interest expense.................................. (32,262)  (36,718)  (47,348)
Net loss.......................................... (21,025)  (19,391)  (10,950)
OTHER FINANCIAL DATA:
Capital expenditures.............................. $23,916  $ 21,498  $ 28,117
Operating margin (a)..............................    49.8%     44.0%     45.9%

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
BALANCE SHEET DATA:
Total assets................................................. $533,909 $640,221
Total long-term debt.........................................  419,809  572,713
Limited partners' interests..................................  396,630  407,669

--------
(a) Percentage representing operating income before depreciation and amortization divided by total revenues.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996--OLYMPUS

  Revenues. For the year ended December 31, 1995, revenues increased 28.1% from the prior year which primarily reflects the impact of the acquisitions of Telesat and WB Cable during 1995 coupled with the positive impact of rate increases implemented effective October 1, 1995 and the internal growth of subscribers. Revenues increased approximately 32.2% for the year ended December 31, 1996 compared with the prior year primarily due to the impact of cable systems contributed by FPL Group and the cable systems acquired from WB Cable during 1995 and Leadership during 1996, and the positive impact of rate increases implemented during October 1995 and June 1996. Subscriber growth and advertising revenues also contributed to the increase in revenues during the current period.

  Operating Income Before Depreciation and Amortization. For the year ended December 31, 1995, operating income before depreciation and amortization increased 13.1% as compared with the prior year. The increase was primarily due to the increased operating income provided by the Telesat and WB Cable acquisitions, partially offset by increased programming costs and incremental costs associated with increased subscribers. For the year ended December 31, 1996, operating income before depreciation and amortization increased 38.0% compared with the prior year. This increase was primarily due to increased revenues from acquisitions and rate increases, partially offset by increased programming and incremental costs associated with increased subscribers as well as increased operating costs from acquired systems.

  Operating Income. For the year ended December 31, 1995, operating income increased by $10,899 to $21,275. The increase was primarily due to the incremental operating income of acquired systems, the Telesat and WB Cable acquisitions, the positive impact of the rate increase discussed above and lower depreciation and amortization. The increase in operating income to $33,013 for 1996 was primarily due to the increase in revenues described above that was only partially offset by increases in operating expenses and depreciation and amortization resulting mainly from acquisitions.

  Interest Expense. For the year ended December 31, 1995, interest expense increased 13.8% primarily due to the higher level of debt outstanding. For the year ended December 31, 1996, interest expense increased 39.5% compared to the prior year primarily due to increased levels of debt incurred as a result of acquisitions.

  Net Loss. Olympus reported net losses of $21,025, $19,391 and $10,950 for the years ended December 31, 1994, 1995 and 1996, respectively. The decline in net loss in 1995 compared to 1994 was primarily due to the increased operating income of acquired systems, partially offset by increased programming costs and incremental costs associated with increased subscribers. The decline in net loss in 1996 compared to 1995 was primarily due to the impact of rate increases and increased operating income of acquired systems, partially offset by increased programming costs, interest expense and other incremental costs associated with increased subscribers.

REGULATORY AND COMPETITIVE MATTERS

  The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The cable television industry and the Company are subject to extensive regulation at the federal, state and local levels. The 1992 Cable Act significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and increased the administrative costs of complying with such regulations. The FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The Telecommunications Act of 1996 (the "1996 Act") ends FCC regulation of cable programming service tier rates on March 31, 1999.

  Rates for basic and cable programming services are set pursuant to a benchmark formula. Alternatively, a cable operator may elect to use a cost-of-service methodology to show that rates for basic and cable programming services are reasonable. Refunds with interest will be required to be paid by cable operators who are required to reduce regulated rates. The FCC has reserved the right to reduce or increase the benchmarks it has established. The rate regulations also limit increases in regulated rates to an inflation indexed amount plus increases in certain costs such as taxes, franchise fees, costs associated with specific franchise requirements and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels or completes a significant system rebuild or upgrade. On November 10, 1994, the FCC adopted an alternative method for adjusting the rates charged for a cable programming services tier when new services are added. This has allowed cable operators to increase rates by as much as $1.40 plus programming costs, over a three year period ending December 31, 1997 to reflect the addition of up to seven new channels of service on cable programming service tiers. In addition, a new programming tier can be created, the rate for which would not be regulated as long as certain conditions are met, such as not moving services from existing tiers to the new one. Because of the limitation on rate increases for regulated services, future revenue growth from cable services will rely to a much greater extent than has been true in the past on increased revenues from unregulated services and new subscribers than from increases in previously unregulated rates.

  The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. Adelphia cannot predict the effect of the 1996 Act on future rulemaking proceedings or changes to the rate regulations.

  Effective September 1, 1993, as a result of the 1992 Cable Act, Adelphia repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. Adelphia adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. Adelphia also implemented a program in all of its systems called "CableSelect" under which most of Adelphia's satellite-delivered programming services were offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elected to customize their channel lineup, Adelphia provided, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program were also implemented in all systems managed by Adelphia. Adelphia believes CableSelect provided increased programming choices to its subscribers while providing flexibility to Adelphia to respond to future changes in areas such as customer demand and programming. Adelphia no longer offers the CableSelect program in any of its systems.

  A letter of inquiry was received by an Olympus system regarding the implementation of this new method of offering services. Olympus responded in writing to the FCC's inquiry. On November 18, 1994, the Cable Services Bureau of the FCC issued a decision holding that the "CableSelect" program was an evasion of the rate regulations and ordered this package to be treated as a regulated tier. This decision, and all other letters of inquiry decisions, were principally decided on the number of programming services moved from regulated tiers to "a la carte" packages. Adelphia appealed this decision to the full Commission which affirmed the Cable Service Bureau's decision. Adelphia has sought reconsideration of the decision. On November 18, 1994, the FCC released amended rules under which, on a prospective basis, any a la carte package will be treated as a regulated tier, except for packages involving premium services. An appeal of this decision to the U.S. Court of Appeals for the D.C. Circuit was unsuccessful.

  Certain other cable television companies that utilized a la carte packages have recently reached settlement/resolution with the FCC on this issue. Adelphia has discussed such a settlement with the Cable Services Bureau of the FCC and a proposed settlement of all outstanding rate proceedings, including "a la carte" packages, has been made available for public comment by the FCC. Accordingly, results of operations for the fiscal year ended March 31, 1996 included a $5,300 charge representing management's estimate of the total costs associated with the resolution of this matter. Such costs included, (i) an estimate of credits to be extended to customers in future periods of up to $2,700, (ii) legal and other costs incurred during the fiscal year ended March 31, 1996, and (iii) an estimate of legal and other costs to be incurred associated with the ultimate resolution of this matter. At December 31, 1996, $3,519 of the charge to earnings remained in accrued interest and other liabilities. While Adelphia cannot predict the ultimate outcome or effect of this matter, management of Adelphia does not expect the ultimate outcome of this matter to have a material adverse effect on Adelphia's financial position and results of operations. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the Company. The Company is currently unable to predict the effect that the amended regulations, future FCC treatment of "a la carte" packages or other future FCC rulemaking proceedings will have on its business and results of operations in future periods.

  Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Because such franchises are generally non-exclusive, there is a potential for competition with the systems from other operators of cable television systems, including public systems operated by municipal franchising authorities themselves, and from other distribution systems capable of delivering television programming to homes. The 1992 Cable Act and the 1996 Act contain provisions which encourage competition from such other sources. The Company cannot predict the extent to which competition will materialize from other cable television operators, local telephone companies, other distribution systems for delivering television programming to the home, or other potential competitors, or, if such competition materializes, the extent of its effect on the Company.

  FCC rules heretofore permitted local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. New Jersey Bell Telephone Company received authorization on July 18, 1994 to operate a "video dialtone" service in portions of Dover County, New Jersey, in which the Company serves approximately 20,000 subscribers.

  The 1996 Act repealed the prohibition on local exchange telephone companies ("LECs") from providing video programming directly to customers within their local exchange areas other than in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized LECs to operate "open video systems" ("OVS") without obtaining a local cable franchise, although LECs operating such a system can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds capacity, up to two-thirds of the channels on an OVS must be available to programmers unaffiliated with the LEC. The statute states that the OVS scheme supplants the FCC's "video dialtone" rules. The FCC has promulgated rules to implement the OVS concept, and New Jersey Bell has been granted permission to convert its video dialtone authorization to an OVS authorization.

  The Company believes that the provision of video programming by telephone companies in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operations. At this time, the impact of any such effect is not known or estimable.

  Direct broadcast satellite ("DBS") service became available to consumers during 1994. A single DBS satellite can provide more than 100 channels of programming. DBS service can be received virtually anywhere in the United States through the installation of a small outdoor antenna. DBS service is being heavily marketed on a nationwide basis by several service providers. The extent to which DBS will be competitive with cable systems will depend on the continued availability of reception equipment and programming at reasonable prices to the consumer.

                                   BUSINESS

INTRODUCTION

  Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is the seventh largest cable television operator in the United States. As of December 31, 1996, cable systems owned or managed by the Company (the "Systems") in the aggregate passed 2,625,337 homes and served 1,856,122 basic subscribers.

  The Company's owned cable systems (the "Company Systems") are located in ten states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets ("areas of dominant influence" or "ADIs," as measured by The Arbitron Company). At December 31, 1996, the Company Systems passed 1,547,512 homes and served 1,131,373 basic subscribers.

  The Company owns a 50% voting interest and non-voting preferred limited partnership interests entitling the Company to a 16.5% priority return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture which owns cable systems (the "Olympus Systems") located in some of the fastest growing areas of Florida. The Olympus Systems in Florida form a substantial part of an eighth regional cluster, Southeastern Florida. The Company is the managing general partner of Olympus. As of December 31, 1996, the Olympus Systems passed 646,770 homes and served 412,258 basic subscribers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Olympus."

  The Company also provides, for a fee, management and consulting services to certain partnerships and corporations (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family") have substantial ownership interests in the Managed Partnerships. As of December 31, 1996, cable systems (the "Managed Systems") owned by the Managed Partnerships passed 431,055 homes and served 312,491 basic subscribers.

  John J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia, is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania. Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of its Class A Common Stock, $.01 par value. Prior to 1982, the Company grew principally by obtaining municipal cable television franchises to construct new cable television systems. Since 1982, the Company has grown principally by acquiring and developing existing cable systems. The Company's operations consist of providing telecommunications services primarily over its broadband networks. The Company did not have any material foreign operations or foreign sales in the year ended March 31, 1996.

  This Prospectus including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains certain statements of a forward looking nature relating to future events or the future financial performance of the Company which are forward looking statements under Section 27A of the Securities Act of 1933. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors identified in this Prospectus, which could cause actual events or results to differ materially from those indicated by such forward looking statements.

 Video Services

  Cable television systems receive a variety of television, radio and data signals transmitted to receiving sites ("headends") by way of off-air antennas, microwave relay systems and satellite earth stations. Signals are then modulated, amplified and distributed primarily through coaxial and fiber optic cable to subscribers, who pay fees for the service. Cable television systems are generally constructed and operated pursuant to non-exclusive franchises awarded by state or local government authorities for specified periods of time.

  Cable television systems typically offer subscribers a package of basic video services consisting of local and distant television broadcast signals, satellite-delivered non-broadcast channels (which offer programming such as news, sports, family entertainment, music, weather, shopping, etc.) and public, governmental and educational access channels.

  In addition, digital radio and premium service channels, which provide movies, live and taped concerts, sports events and other programming, are offered for an extra monthly charge. At March 31, 1996, over 94% of subscribers of the Systems were also offered pay-per-view programming, which allows the subscriber to order special events or movies and to pay on a per event basis. Local, regional and national advertising time is sold in the majority of the Systems, with commercial advertisements inserted on certain satellite-delivered non-broadcast channels.

 Competitive Local Exchange Services

  The Company is currently offering competitive local exchange telecommunications ("CLEC") services through an unrestricted subsidiary, Hyperion Telecommunications, Inc. ("Hyperion"). CLEC carriers can provide businesses and other large telecommunications consumers with local telecommunications services and access to long-distance service carriers via competitive networks that bypass the local telephone company. These competitive access networks also can complement existing networks by providing redundant telecommunications service backup and route diversity for their customers. Hyperion's networks are constructed exclusively with fiber optics plant designed to provide increased quality service and data integrity compared to the existing local telephone company's network.

  The Company expects passage of the Telecommunications Act of 1996 (the "1996 Act") on February 8, 1996 to substantially expand the market opportunities for Hyperion and its networks by removing legal barriers to enter the local exchange telecommunications markets and by requiring the existing local exchange carrier to negotiate with CLECs on many competitive issues. (Based on data compiled by the Federal Communications Commission ("FCC"), the Company believes that passage of the 1996 Act increases the potential market for CLECs from approximately $26.3 billion to approximately $97.1 billion annually due to the opening of the market for switched services which will permit CLECs to offer a full range of local telecommunications services.) In the markets where Hyperion's networks are currently operating or are under construction, the addressable market opportunity is estimated to be approximately $4.8 billion, substantially all of which is currently provided by the incumbent local exchange carrier. As of December 31, 1996, Hyperion's 18 networks served 33 cities and included approximately 3,162 route miles of fiber optic cable and were connected to approximately 1,183 buildings.

  On April 15, 1996, Hyperion completed a private placement to institutional investors and realized net proceeds of $168.6 million upon issuance of $329 million aggregate principal amount at maturity of 13% Senior Discount Notes and warrants to purchase an aggregate of 613,427 common shares of Hyperion. If all warrants were exercised, the warrants would represent approximately 5.78% of the common stock of Hyperion on a fully diluted basis. The notes will not require payment of interest until October 15, 2001, and may not be redeemed prior to April 15, 2001. Hyperion is using the net proceeds from the offering to expand its existing markets, to complete construction of new networks, to enter additional markets, to repay certain indebtedness owed to Adelphia, and for working capital purposes.


 Cable Data Services

  Cable data services, which consist of residential, institutional and business applications, represent a high speed alternative access to the Internet and other on-line services as compared to traditional telephone based services. Cable data services, which will be available at speeds up to 300 times faster than that available from 28.8 kilobit per second telephone modems, require the computer used to be equipped with an ethernet card and an adjunct cable modem. Other benefits of cable data services include not using the phone line, no log-on required and use of multiple sessions or connections to multiple services simultaneously.

  One-way data service product offerings include data transmitted to either a home computer or the television set. Currently, all of the Company's cable plant is capable of providing one-way data transmission to customers. Because residential data services are highly asymmetrical (some estimates assert that 95% of the data transmission is "downstream" and 5% of the data transmission is "upstream"), cable modems are being produced that utilize the cable plant downstream (with speeds as high as the two way service) and a telephone circuit is used for the upstream data traffic. Television data services are implemented through advanced analog set-top boxes currently available. Data can be transmitted to these set-tops and displayed on the television. These one-way data services are currently being evaluated by the Company for possible additional product offerings.

  Two-way data service requires certain electronics capable of delivering a signal from the customer back to the Company's headend. As of March 31, 1996, approximately 29% of the Company Systems have cable plant capable of delivering two-way data transmission service to its customers. The Company is currently evaluating which additional product offerings it may introduce, and the timing of such introduction, to maximize the two-way data service capability of its cable plant.

 Other Services

  Adelphia is a 49.9% owner of Page Call, Inc. which was a successful bidder in November 1994 on three regional narrowband PCS licenses, covering 62% of the country's population. Page Call, Inc. is currently in discussions to use its narrowband PCS licenses with a third-party as the basis for a planned nationwide paging service.

  Adelphia began providing wireless messaging services with the formation of its wholly owned subsidiary, Page Time, Inc. in November 1994. Page Time, Inc. offers one-way messaging services for resale to the Company's systems and other multiple system cable operators, by establishing its own reselling arrangements with existing paging network operators. The Company, Olympus and Managed Systems currently provide paging services through Page Time to approximately 12,000 customers.

  In April 1994, Adelphia made a $4,200 investment in Lancaster Alarm Company (d/b/a Commonwealth Security Systems), the largest independent security company in Pennsylvania. Commonwealth Security Systems provides electronic security monitoring services to over 25,000 accounts in the Mid-Atlantic region of the United States. This investment was sold in January 1997. In September 1995, Olympus contributed its security business customers in exchange for a 50.36% general and limited partnership interest in Starpoint, L.P. (d/b/a Checkpoint Ltd.), a security services company providing residential security services to approximately 23,000 accounts in the state of Florida as of March 31, 1996.

  In addition to the activities described above, the Company has made a substantial commitment to technological development as a member of Cable Television Laboratories, Inc., a not-for-profit research and development company serving the cable industry. The Company has also joined other industry members in a partnership venture in Digital Cable Radio, a satellite-delivered, multichannel music service featuring "compact disc" quality sound, which is marketed as a premium service.

 Operating Strategy

  The Company's strategy has been to provide superior customer service while maximizing operating efficiencies. By acquiring and developing systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions. The Systems have consolidated virtually all of their administrative operations, including customer service, service call dispatching, marketing, human resources, advertising sales and government relations into regional offices. Each regional office has a related technical center which contains the facilities necessary for the Systems' technical functions, including construction, installations and system maintenance and monitoring. Consolidating customer service functions into regional offices allows the Company to provide customer service through better training and staffing of customer service representatives, and by providing more advanced telecommunications and computer equipment and software to its customer service representatives than would otherwise be economically feasible in smaller systems.

  The Company considers technological innovation to be an important component of cost-effective improvement of its product and customer satisfaction. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced cable television, data transmission and telephony services. These improvements have enhanced customer service, reduced operating expenses and allowed the Company to introduce additional services, such as impulse-ordered pay-per-view programming, which expand customer choices and increase Company revenues. The Company has developed new cable construction architecture which allows it to readily deploy fiber optic cable in its systems. Management believes that the Company is among the leaders of the cable industry in the deployment of fiber optic cable.

 Development of the Systems

  The Company has focused on acquiring and developing systems in markets which have favorable historical growth trends. The Company believes that the strong household growth trends in its Systems' market areas are a key factor in positioning itself for future growth in basic subscribers.

  Since 1982, the Company has grown principally by acquiring new cable systems and by developing existing cable systems. On June 16, 1994, Adelphia invested $34,000 for a majority equity position in TMC Holdings Corporation ("THC"), the parent of Tele-Media Company of Western Connecticut. THC owns cable television systems which served approximately 43,000 subscribers at the acquisition date in Western Connecticut. On June 30, 1994, Adelphia acquired from Olympus 85% of the common stock of Northeast Cable, Inc. ("Northeast Cable") for a purchase price of $31,875. Northeast Cable owns cable television systems which served approximately 36,500 subscribers, at the acquisition date, in Eastern Pennsylvania. On January 10, 1995, Adelphia issued 399,087 shares of Class A Common Stock in connection with the merger of a wholly-owned subsidiary of Adelphia into Oxford Cablevision, Inc. ("Oxford"), one of the Benjamin Terry family (the "Terry Family") cable systems. Oxford served approximately 4,200 subscribers, at the acquisition date, located in the North Carolina counties of Granville and Warren. On January 31, 1995, the Company acquired Tele-Media of Martha's Vineyard, L.P. for $11,775, a cable system which served, at the date of acquisition, approximately 7,000 subscribers in Martha's Vineyard, Massachusetts. On April 12, 1995, Adelphia acquired cable systems from Clear Channels Cable TV Company located in Kittanning, New Bethlehem and Freeport, Pennsylvania, for $17,456. These systems served approximately 10,700 subscribers at the acquisition date. On January 9, 1996, Adelphia completed the acquisition of the cable systems of Eastern Telecom Corporation and Robinson Cable TV, Inc. for $43,000. These systems served approximately 24,000 subscribers at the acquisition date located in western Pennsylvania. On April 1, 1996, Adelphia purchased the cable property of Cable TV Fund 11-B, Ltd. from Jones Intercable. This system was acquired for $84,000 and served approximately 39,700 subscribers at the acquisition date in the New York counties of Erie and Niagara. On July 12, 1996, Adelphia acquired cable systems serving 32,500 subscribers primarily in Vermont from First Carolina Cable TV, L.P. for $48,500.

  On February 28, 1995, ACP Holdings, Inc., a wholly owned subsidiary and managing general partner of Olympus, certain shareholders of Adelphia, Olympus and various Telesat Entities ("Telesat"), wholly-owned subsidiaries of FPL Group, Inc., entered into an investment agreement whereby Telesat agreed to contribute to Olympus substantially all of the assets associated with certain cable television systems, which served approximately 50,000 subscribers at February 28, 1995 in southern Florida, in exchange for general and limited partner interests and newly issued preferred limited partner interests in Olympus. On April 3, 1995, Olympus purchased all of the cable and security systems of WB Cable Associates, Ltd. ("WB Cable") which served approximately 44,000 cable and security monitoring subscribers at the date of acquisition, for a purchase price of $82,000. WB Cable provides cable service from one headend and security monitoring services from one location in West Boca Raton, Florida. On January 5, 1996, Olympus acquired all of the southeast Florida cable systems of the Leadership Cable of Fairbanks Communications, Inc., which served approximately 50,000 cable and security monitoring subscribers at the acquisition date for a purchase price of $95,800.

  The Company will continue to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional market areas or in locations that can serve as the basis for new market areas, either directly or indirectly through joint ventures, where appropriate.

  The following table indicates the growth of the Company Systems and Olympus Systems by summarizing the number of homes passed by cable and the number of basic subscribers for each of the five years in the period ended March 31, 1996. The table also indicates the numerical growth in subscribers attributable to acquisitions and the numerical and percentage growth attributable to internal growth. For the period April 1, 1991 through March 31, 1996, 68% of aggregate internal basic subscriber growth for both the Company Systems and the Olympus Systems was derived from internal growth in homes passed, while the remaining 32% of such aggregate growth was derived from penetration increases.

                                       YEAR ENDED MARCH 31,
                         ------------------------------------------------------
                           1992       1993        1994       1995       1996
                         ---------  ---------   ---------  ---------  ---------
COMPANY SYSTEMS:
HOMES PASSED (B)
  Beginning of Period... 1,117,401  1,145,308   1,172,755  1,207,425  1,340,808
  Internal Growth (c)...    27,907     20,507      10,623     39,012     30,665
  % Internal Growth.....       2.5%       1.8%        0.9%       3.2%       2.3%
  Acquired Homes Passed.        --      6,940      24,047     94,371     50,604
  End of Period......... 1,145,308  1,172,755   1,207,425  1,340,808  1,422,077
BASIC SUBSCRIBERS (D)
  Beginning of Period...   800,551    825,553     852,335    888,167    975,066
  Internal Growth (c)...    25,002     21,216      17,355     31,651     29,215
  % Internal Growth.....       3.1%       2.6%        2.0%       3.6%       3.0%
  Acquired Subscribers..        --      5,566      18,477     55,248     35,423
  End of Period.........   825,553    852,335     888,167    975,066  1,039,704
  Basic Penetration (e).      72.1%      72.7%       73.6%      72.7%      73.1%
OLYMPUS SYSTEMS (A):
HOMES PASSED (B)
  Beginning of Period...   391,342    408,616     386,971    406,753    512,052
  Internal Growth (c)...    17,274    (21,645)     19,782     11,911     12,050
  % Internal Growth.....       4.4%      (5.3%)       5.1%       2.9%       2.4%
  Acquired Homes Passed.        --         --          --     93,388    107,500
  End of Period.........   408,616    386,971     406,753    512,052    631,602
BASIC SUBSCRIBERS (D)
  Beginning of Period...   224,488    237,766     211,025    239,357    306,317
  Internal Growth (c)...    13,278    (26,741)     28,332     19,198      9,329
  % Internal Growth.....       5.9%     (11.2%)      13.4%       8.0%       3.0%
  Acquired Subscribers..        --         --          --     47,762     88,255
  End of Period.........   237,766    211,025     239,357    306,317    403,901
  Basic Penetration (e).      58.2%      54.5%       58.8%      59.8%      63.9%

--------
(a) Data included for the South Dade System at March 31, 1993, 1994 ,1995 and 1996 reflects actual homes passed and basic subscribers. At July 31, 1992, prior to Hurricane Andrew, the South Dade system had 157,992 homes passed by cable and 71,193 basic subscribers, respectively. At March 31, 1993, 1994, 1995 and 1996, the South Dade system served 40,999, 65,398, 74,601 and 80,725 basic subscribers, respectively.

  Data for the Northeast Cable System is included under Company Systems and excluded from the Olympus Systems for all periods presented.

(b) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant.

(c) The number of additional homes passed or additional basic subscribers not attributable to acquisitions of new cable systems.

(d) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(e) Basic subscribers as a percentage of homes passed by cable.

  Exclusive of acquisitions, basic subscribers grew 1.3%, 4.0% and 2.2% for Company, Olympus and Managed Systems, respectively, during the twelve months ended December 31, 1996, as of which date Company and Olympus Systems passed 1,547,512 and 646,770 homes, and served 1,131,373 and 412,258 basic subscribers, respectively.

MARKET AREAS

  The Systems are "clustered" in eight market areas in the eastern portion of the United States as follows:

       MARKET AREA                        LOCATION OF SYSTEMS
       -----------                        -------------------
 Southeastern Florida.  Portions of southern Dade, Citrus, Orange,
                        Hillsborough, Palm Beach, Martin and St. Lucie Counties
                        and Hilton Head, South Carolina
 Western New York.....  Suburbs of Buffalo and the adjacent Niagara Falls area, and Syracuse and adjacent communities
 Virginia.............  Winchester, Charlottesville, Staunton, Richland,
                        Martinsville and surrounding communities in Virginia,
                        and South Boston and Elizabeth City, North Carolina
 Western Pennsylvania.  Suburbs of Pittsburgh and several small communities in western Pennsylvania
 New England..........  Cape Cod communities, South Shore communities (the area between Boston and Cape Cod, Massachusetts), Martha's
                        Vineyard, Massachusetts; and Bennington, Burlington,
                        Rutland and Montpelier, Vermont and surrounding
                        communities in Vermont and New York, and Seymour,
                        Connecticut
 Eastern Pennsylvania.  Suburbs of Philadelphia and suburbs of Scranton
 Ohio.................  Suburbs of Cleveland and the city of Mansfield and surrounding communities, Mt. Vernon and portions of
                        Kalamazoo County, Michigan
 Coastal New Jersey...  Ocean County, New Jersey

  The following table summarizes by market area the homes passed by cable, basic subscribers and premium service units for the Systems as of March 31, 1996.

                            HOMES      BASIC       BASIC    PREMIUM   PREMIUM
                           PASSED   SUBSCRIBERS PENETRATION  UNITS  PENETRATION
                          --------- ----------- ----------- ------- -----------
COMPANY SYSTEMS:
Western New York.........   297,893    213,068     71.53%   119,381    56.03%
New England..............   260,542    183,819     70.55%   108,517    59.03%
Virginia.................   228,588    174,019     76.13%    77,354    44.45%
Western Pennsylvania.....   216,052    159,272     73.72%    63,726    40.01%
Ohio.....................   168,332    121,960     72.45%    66,131    54.22%
Coastal New Jersey.......   125,646     98,304     78.24%    53,917    54.85%
Eastern Pennsylvania.....   125,024     89,262     71.40%    60,058    67.28%
                          ---------  ---------              -------
  TOTAL.................. 1,422,077  1,039,704     73.11%   549,084    52.81%
                          =========  =========              =======

                            HOMES      BASIC       BASIC    PREMIUM   PREMIUM
                           PASSED   SUBSCRIBERS PENETRATION  UNITS  PENETRATION
                          --------- ----------- ----------- ------- -----------
OLYMPUS SYSTEMS:
Southeastern Florida.....   631,602    403,901     63.95%   200,319    49.60%
                          =========  =========              =======
MANAGED SYSTEMS:
Southeastern Florida.....   177,081    147,476     83.28%    37,523    25.44%
Virginia.................   107,673     71,729     66.62%    33,891    47.25%
Western New York.........    70,178     41,053     58.50%    29,433    71.70%
Western Pennsylvania.....    35,961     25,019     69.57%     8,762    35.02%
Eastern Pennsylvania.....    34,848     23,754     68.16%    23,796   100.18%
                          ---------  ---------              -------
  TOTAL..................   425,741    309,031     72.59%   133,405    43.17%
                          =========  =========              =======
TOTAL SYSTEMS:
Southeastern Florida.....   808,683    551,377     68.18%   237,842    43.14%
Western New York.........   368,071    254,121     69.04%   148,814    58.56%
Virginia.................   336,261    245,748     73.08%   111,245    45.27%
New England..............   260,542    183,819     70.55%   108,517    59.03%
Western Pennsylvania.....   252,013    184,291     73.13%    72,488    39.33%
Ohio.....................   168,332    121,960     72.45%    66,131    54.22%
Eastern Pennsylvania.....   159,872    113,016     70.69%    83,854    74.20%
Coastal New Jersey.......   125,646     98,304     78.24%    53,917    54.85%
                          ---------  ---------              -------
  TOTAL.................. 2,479,420  1,752,636     70.69%   882,808    50.37%
                          =========  =========              =======

 Technological Developments

  The Company has made a substantial commitment to the technological development of the Systems and has actively sought to upgrade the technical capabilities of its cable plant in a cost efficient manner. This development will allow the Company to further increase the reliability of its services, to increase channel capacity for the delivery of additional programming and to provide new telecommunications services. Currently, all of the Systems have a minimum of 35-channel capacity and are capable of delivering one-way data transmission and digital video services. Further, as of March 31, 1996 over 94% of the subscribers to the Systems are served with "addressable capable" technology, which permits the cable operator to remotely activate the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable converters, the Company can immediately add to or reduce the services provided to a subscriber from the Company's headend site, without the need to dispatch a service technician to the subscriber's home. Addressable technology has allowed the Company to offer pay-per-view programming. This technology has assisted the Company in reducing pay service theft and, by allowing the Company to automatically cut off a subscriber's service, has been effective in collecting delinquent subscriber payments.

  In most of its recent upgrades, the Company has utilized a Modified Passive Network Architecture ("MPNA") which utilizes fiber optic cable as an alternative to the coaxial cable that historically has been used to distribute cable signals to the subscriber's home. The MPNA design deploys on average one fiber node for every two miles of fiber optic cable, or approximately one fiber node for every 180 homes passed. The Company believes this compares favorably with current industry averages. This deep penetration of fiber optic cable into the Systems' networks has the advantages of providing increased reliability to customers, improved bandwidth and easier implementation of the return path plant capabilities. This will position the Company to offer additional video programming services, to utilize the expanded bandwidth potential of digital compression technology and to meet the anticipated transmission requirements for high-definition television, digital television, high-speed data and telephone services.

  The following table summarizes the status of the cable plant and service capabilities of the Systems as of March 31, 1996:

                    STATUS OF CABLE PLANT AT MARCH 31, 1996

                                              COMPANY  OLYMPUS MANAGED  TOTAL
                                              SYSTEMS  SYSTEMS SYSTEMS SYSTEMS
                                              -------  ------- ------- -------
CABLE PLANT CHARACTERISTICS:
  Plant miles................................ 20,996    7,267   6,166  34,429
  Fiber route miles..........................  2,394      290     331   3,015
  Fiber Strand miles......................... 50,617    7,526   6,877  65,020
  Fiber nodes................................  1,601      110     237   1,948
  Homes passed per fiber node................    888    5,742   1,796   1,273
CHANNEL CAPACITY (PLANT MILES):
  Less than 400 Mhz..........................  5,626       39   2,927   8,592
  400 Mhz up to 550 Mhz......................  7,934    6,051   1,739  15,724
  550 Mhz or more............................  7,436    1,177   1,500  10,113
  Total plant miles.......................... 20,996    7,267   6,166  34,429
CHANNEL CAPACITY (PERCENT OF PLANT MILES):
  Less than 400 Mhz..........................   26.8%     0.5%   47.5%   25.0%
  400 Mhz up to 550 Mhz......................   37.8%    83.3%   28.2%   45.6%
  550 Mhz or more............................   35.4%    16.2%   24.3%   29.4%
  Total plant miles..........................  100.0%   100.0%  100.0%  100.0%
SERVICES CAPABILITY (AS A
 PERCENT OF TOTAL PLANT MILES):
  Digital video..............................  100.0%   100.0%  100.0%  100.0%
  Interactive video (a)......................   29.0%     9.3%   21.1%   23.4%
  One-way data transmission..................  100.0%   100.0%  100.0%  100.0%
  Two-way data transmission (a)..............   29.0%     9.3%   21.1%   23.4%
  Residential telephone (a)..................   11.9%     0.0%    9.6%    9.0%

--------
(a) Service capability denotes cable plant with sufficient bandwidth and fiber penetration to provide such services. In some systems, certain electronics to deliver the return signal would be necessary to provide these services. The Company estimates that additional capital to install these electronics would, on average, cost an additional $15 per home passed.

 Subscriber Services and Rates

  The Company's revenues are derived principally from monthly subscription fees for basic, satellite and premium services. Rates to subscribers vary from market to market and in accordance with the type of service selected. Although services vary from system to system because of differences in channel capacity and viewer interests, each of the Systems typically offers a basic service package ranging from $8.00 to $15.00 per month. As described herein, the Systems currently offer certain satellite services through CableSelect, at monthly per channel rates ranging from $.10 to $1.25 per channel, and in discounted packages. The Systems' monthly rates for premium services range from $7.00 to $13.00 per service. An installation fee, which the Company may wholly or partially waive during a promotional period, is usually charged to new subscribers. Subscribers are free to terminate cable service at any time without charge, but often are charged a fee for reconnection or change of service.

  The Cable Communications Policy Act of 1984 (the "1984 Cable Act," as amended by the 1992 Cable Act), deregulated basic service rates for systems in communities meeting the FCC's definition of effective competition. Pursuant to the FCC's definition of effective competition adopted following enactment of the 1984 Cable Act, substantially all of the Company's franchises were rate deregulated. However, in June 1991, the FCC amended its effective competition standard, which increased the number of cable systems which could be subject to local rate regulation. The 1992 Cable Act contains a new definition of effective competition under which nearly all cable systems in the United States are subject to regulation of basic service rates. Additionally, the legislation (i) eliminated the 5% annual basic rate increase allowed by the 1984 Cable Act without local approval; (ii) allows the FCC to adjudicate the reasonableness of rates for non-basic service tiers, other than premium services, for cable systems not subject to effective competition in response to complaints filed by franchising authorities and/or cable subscribers; (iii) prohibits cable systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; (iv) allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain circumstances; and (v) permits the FCC and franchising authorities more latitude in controlling rates and rejecting rate increase requests. The 1996 Act ends FCC regulation on nonbasic tier rates on March 31, 1999. See "Legislation and Regulation."

  For a discussion of the changes in the Company's method of offering services to its subscribers implemented in September 1993 and recent FCC rate regulation and related developments, see "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters."

 Franchises

  The 1984 Cable Act provides that cable operators may not offer cable service to a particular community without a franchise unless such operator was lawfully providing service to the community on July 1, 1984 and the franchising authority does not require a franchise. The Systems operate pursuant to franchises or other authorizations issued by governmental authorities, substantially all of which are nonexclusive. Such franchises or authorizations awarded by a governmental authority generally are not transferable without the consent of the authority. As of March 31, 1996, the Company held 460 franchises, Olympus held 118 franchises and the Managed Systems held 125 franchises. Most of these franchises can be terminated prior to their stated expiration by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

  Under the terms of most of the Company's franchises, a franchise fee (generally ranging up to 5% of the gross revenues of the cable system) is payable to the governmental authority. For the past three years, franchise fee payments made by the Company have averaged approximately 2.5% of gross system revenues.

  The franchises issued by the governmental authorities are subject to periodic renewal. In renewal hearings, the authorities generally consider, among other things, whether the franchise holder has provided adequate service and complied with the franchise terms. In connection with a renewal, the authority may impose different and more stringent terms, the impact of which cannot be predicted. To date, all of the Company's material franchises have been renewed or extended, at or effective upon their stated expiration, generally on modified terms. Such modified terms have not been materially adverse to the Company.

  The Company believes that all of its material franchises are in good standing. From time to time, the Company notifies the franchising authorities of the Company's intent to seek renewal of the franchise in accordance with the procedures set forth in the 1984 Cable Act. The 1984 Cable Act process requires that the governmental authority consider the franchise holder's renewal proposal on its own merits in light of the franchise holder's past performance and the community's needs and interests, without regard to the presence of competing applications. See "Legislation and Regulation." The 1992 Cable Act alters the administrative process by which operators utilize their 1984 Cable Act franchise renewal rights. Such changes could make it easier in some instances for a franchising authority to deny renewal of a franchise.

 Competition

  Although the Company and the cable television industry have historically faced modest competition, the competitive landscape is changing and competition will increase. The Company believes that the increase in competition within its communities will occur gradually over a period of time.

  At the present time, cable television systems compete with other communications and entertainment media, including off-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. In many areas, television signals which constitute a substantial part of basic service can be received by viewers who use their own antennas. Local television reception for residents of apartment buildings or other multi-unit dwelling complexes may be aided by use of private master antenna services. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and cassette players. In recent years, the FCC has adopted policies providing for authorization of new technologies and more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available off-air or through competitive alternative delivery sources. In addition, certain provisions of the 1992 Cable Act and the 1996 Act are expected to increase competition significantly in the cable industry. See "Legislation and Regulation."

  The 1992 Cable Act prohibits the award of exclusive franchises, prohibits franchising authorities from unreasonably refusing to award additional franchises and permits them to operate cable systems themselves without franchises.

  Individuals presently have the option to purchase earth stations, which allow the direct reception of satellite-delivered program services formerly available only to cable television subscribers. Most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer. From time to time, legislation has been introduced in Congress which, if enacted into law, would prohibit the scrambling of certain satellite-distributed programs or would make satellite services available to private earth stations on terms comparable to those offered to cable systems. Broadcast television signals are being made available to owners of earth stations under the Satellite Home View Copyright Act of 1988, which became effective January 1, 1989 for a six-year period. This Act establishes a statutory compulsory license for certain transmissions made by satellite owners to home satellite dishes for which carriers are required to pay a royalty fee to the Copyright Office. This Act has been extended by Congress until December 31, 1999. The 1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation--Federal Regulation."

  Video programming is now being delivered to individuals by high-powered direct broadcast satellites ("DBS") utilizing video compression technology. This technology has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite with significantly higher capacity available if multiple satellites are placed in the same orbital position. Video compression technology may also be used by cable operators in the future to similarly increase their channel capacity. DBS service can be received virtually anywhere in the United States through the installation of a small rooftop or side-mounted antenna, and it is more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS service is being heavily marketed on a nationwide basis by several service providers. One DBS service provider is proposing to deliver at least some local television stations via satellite, thus lessening the distinction between cable television and DBS service.

  Cable communications systems also compete with wireless program distribution services such as multichannel, multipoint distribution service ("MMDS"), commonly called wireless cable systems, which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. There are MMDS operators who are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by the Company's Systems. MMDS systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees and are subject to fewer regulatory requirements than cable television systems. MMDS systems' ability to compete with cable television systems has previously been limited by channel capacity, the inability to obtain programming and regulatory delays. Recently, however, MMDS systems have developed digital compression technology which provides for more channel capacity and better signal delivery. Although relatively few MMDS systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. A series of actions taken by the FCC, including reallocating certain frequencies to wireless services, are intended to facilitate the development of wireless cable television spectrum that will be used by wireless operators to provide additional channels of programming over longer distances. Recently, several Regional Bell Operating Companies ("BOCs") acquired interests in major MMDS companies. The Company is unable to predict whether wireless video services will have a material impact on its operations.

  Additional competition may come from private cable television systems servicing condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Further, while a franchised cable television system typically is obligated to extend service to all areas of a community regardless of population density or economic risk, a SMATV system may confine its operation to small areas that are easy to serve and more likely to be profitable. Under the 1996 Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights-of-way. The U.S. Copyright Office has concluded that SMATV systems are "cable systems" for purposes of qualifying for the compulsory copyright license established for cable systems by federal law.

  The FCC has authorized a new interactive television service which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service will provide an alternative means for DBS systems and other video programming distributors, including television stations, to initiate the new interactive television services. This service may also be used by the cable television industry.

  The FCC also has initiated a new rulemaking proceeding looking toward the allocation of frequencies in the 28 Ghz range for a new multi-channel wireless video service which could make 98 video channels available in a single market. It cannot be predicted at this time whether competitors will emerge utilizing such frequencies or whether such competition would have a material impact on the operations of cable television systems.

  The 1996 Act eliminates the restriction against ownership and operation of cable systems by local telephone companies within their local exchange service areas. Telephone companies are now free to enter the retail video distribution business through any means, such as DBS, MMDS, SMATV or as traditional franchised cable system operators. Alternatively, the 1996 Act authorizes local telephone companies to operate "open video systems" without obtaining a local cable franchise, although telephone companies operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Up to two-thirds of the channel capacity of an "open video system" must be available to programmers unaffiliated with the local telephone company. The open video system concept replaces the FCC's video dialtone rules. The 1996 Act also includes numerous provisions designed to make it easier for cable operators and others to compete directly with local exchange telephone carriers. With certain limited exceptions, neither a local exchange carrier nor a cable operator can acquire more than 10% of the other entity operating within its own service area.

  Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry. The ability of cable systems to compete with present, emerging and future distribution media will depend to a great extent on obtaining attractive programming. The availability and exclusive use of a sufficient amount of quality programming may in turn be affected by developments in regulation or copyright law. See "Legislation and Regulation."

  The cable television industry competes with radio, television and print media for advertising revenues. As the cable television industry continues to develop programming designed specifically for distribution by cable, advertising revenues may increase. Premium programming provided by cable systems is subject to the same competitive factors which exist for other programming discussed above. The continued profitability of premium services may depend largely upon the continued availability of attractive programming at competitive prices.

 Employees

  At June 22, 1996, there were 2,877 full-time employees of the Company, of which 106 employees were covered by collective bargaining agreements at three locations. The Company considers its relations with its employees to be good.

 Properties

  The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and subscriber house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Subscriber devices consist of decoding converters. The physical components of cable television systems require maintenance and periodic upgrading to keep pace with technological advances.

  The Company's cables and related equipment are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. See "Legislation and Regulation--Federal Regulation."

  The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices in each of its market areas, and owns most of its service vehicles. The Company also leases certain cable, operating and support equipment from a corporation owned by members of the Rigas Family. All leasing transactions between the Company and its officers, directors or principal stockholders, or any of their affiliates, are, in the opinion of management, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  Substantially all of the assets of Adelphia's subsidiaries are subject to encumbrances as collateral in connection with the Company's credit arrangements, either directly with a security interest or indirectly through a pledge of the stock in the respective subsidiaries. See Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements. The Company believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for the Company's business operations.

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

 Legal Proceedings

  There are no material pending legal proceedings, other than routine litigation incidental to the business, to which the Company or any of its subsidiaries is a part of or to which any of their property is subject.

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

                          LEGISLATION AND REGULATION

  The Company's existing and anticipated businesses are regulated by the FCC, some state governments and most local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the Company's existing and anticipated businesses. The following is a summary of federal laws and regulations affecting the growth and operation of the Company's existing and anticipated businesses and a description of certain state and local laws.

CABLE TELEVISION/FEDERAL LAWS AND REGULATIONS

  CABLE COMMUNICATIONS POLICY ACT OF 1984 (THE "1984 CABLE ACT")

  The 1984 Cable Act became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the Communications Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

  CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992 (THE "1992 CABLE ACT")

  On October 5, 1992, Congress enacted the 1992 Cable Act. This legislation effected significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective on December 4, 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation also required the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute. The 1992 Cable Act allows for a greater degree of regulation on the cable industry with respect to, among other things: (i) cable system rates for both basic and certain nonbasic services,
(ii) programming access and exclusivity arrangements, (iii) access to cable channels by unaffiliated programming services, (iv) leased access terms and conditions, (v) horizontal and vertical ownership of cable systems, (vi) customer service requirements, (vii) franchise renewals, (viii) television broadcast signal carriage and retransmission consent, (ix) technical standards, (x) subscriber privacy, (xi) consumer protection issues, (xii) cable equipment compatibility, (xiii) obscene or indecent programming and
(xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by: allowing municipalities to own and operate their own cable systems without having to obtain a franchise, preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. A number of provisions in the 1992 Cable Act relating to, among other things, rate regulation, have had a negative impact on the cable industry and the Company's business.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the Act was heard by a three-judge

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

panel of the District Court. On April 8, 1993, the three-judge court granted a summary judgment for the government upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the U.S. Supreme Court. The plaintiffs in that case unsuccessfully sought an injunction pending appeal of the District Court's decision. On June 27, 1994, the Supreme Court vacated the District Court decision and remanded the case for further proceedings. On December 12, 1995, the District Court again upheld the must-carry provisions. The Supreme Court has recently affirmed the District Court's decision.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the District Court. On September 16, 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision was appealed to the U.S. Court of Appeals for the District of Columbia Circuit. On August 30, 1996, the Court of Appeals sustained the constitutionality of all provisions except for the multiple ownership limits and the limit on the number of channels which can be occupied by programmers affiliated with the cable operator, both of which are being challenged in a separate appeal.

  TELECOMMUNICATIONS ACT OF 1996 (THE "1996 ACT")

  The 1996 Act significantly revised the federal regulatory structure. As it pertains to cable television, the 1996 Act, among other things, (i) eliminates the regulation of certain nonbasic programming services in 1999, (ii) expands the definition of effective competition, the existence of which displaces rate regulation, (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas and (iv) liberalizes certain of the FCC's cross-ownership restrictions. The FCC has been conducting a number of rulemaking proceedings in order to implement many of the provisions of the 1996 Act.

FCC REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable systems, cross-ownership between cable systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Furthermore, the 1992 Cable Act required the FCC to adopt implementing regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of direct broadcast satellite system ownership and operation. The 1996 Act requires certain changes to various provisions of these regulations. A brief summary of the most material federal regulations as adopted to date follows.

  RATE REGULATION

  The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the statutory and FCC rate regulation standards. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that has resulted in nearly all cable television systems becoming subject to local rate regulation of basic service. The 1996 Act expands the definition of effective competition to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. Satisfaction of this test deregulates both basic and nonbasic tiers. Additionally, the 1992 Cable Act eliminated the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; required the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities; prohibits cable television systems from requiring customers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Act ends FCC regulation of nonbasic tier rates on March 31, 1999.

  The FCC's regulations set standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The FCC's original rules became effective on September 1, 1993. The rules have been amended several times. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for future rate increases based on inflation and increases in certain costs. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the benchmark level for either basic and/or nonbasic cable services and associated equipment, and refunds could be required. The retroactive refund period for basic cable service rates is limited to one year. A significant number of franchising authorities have become certified by the FCC to regulate the rates charged by the Company for basic cable service and for associated equipment. Six complaints have also been filed with the FCC seeking review of the rates charged for nonbasic cable service. However, the FCC has made available for public comment a proposed settlement of these outstanding rate proceedings. The Company's ability to implement rate increases consistent with its past practices will likely be limited by the regulations that the FCC has adopted.

  CARRIAGE OF BROADCAST TELEVISION SIGNALS

  The 1992 Cable Act contains new mandatory carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system (i.e., the system is located in the station's Area of Dominant Influence), to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. Local, noncommercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of (i) a 50 mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," (i.e., commercial satellite-delivered independent stations such as WTBS). The 1992 Cable Act also eliminated, effective December 4, 1992, the FCC's regulations requiring the provision of input selector switches. The statutory must-carry provisions for noncommercial stations became effective on December 4, 1992. Must-carry rules for both commercial and noncommercial stations and retransmission consent rules for commercial stations were adopted by the FCC on March 11, 1993. The must-carry requirement for commercial stations went into effect on June 2, 1993, and any stations for which retransmission consent had not been obtained (other than must-carry stations, non-commercial stations and superstations) had to be dropped as of

October 6, 1993. The most recent election between must-carry and retransmission consent for local commercial television broadcast stations was on October 1, 1996. A number of stations previously carried by the Company's cable television systems elected retransmission consent. The Company was able to reach agreements with broadcasters who elected retransmission consent and has therefore not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Company has, however, agreed to carry some services (e.g., ESPN2 and a new service by FOX) in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators.

  CHANNEL SET-ASIDES

  The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The Company believes that none of the Systems' franchises contain unusually onerous access requirements. The 1984 Cable Act further requires cable systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act presently allows cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has recently revised the existing rate formula in a way which will significantly lower the rates cable operators have been able to charge. It is possible that such leased access will result in competition to services offered by the Company on the other channels of its cable systems.

  COMPETING FRANCHISES

  Questions concerning the ability of municipalities to award a single cable television franchise and to impose certain franchise restrictions upon cable television companies have been considered in several recent federal appellate and district court decisions. These decisions have been somewhat inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable systems and permits franchising authorities to operate their own cable systems without franchises.

  CROSS-OWNERSHIP

  The 1996 Act repealed the 1984 Cable Act's prohibition on local exchange telephone companies ("LECs") providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized LECs to operate "open video systems" without obtaining a local cable franchise, although LECs operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds channel capacity, up to two-thirds of the channels on an "open video system" must be available to programmers unaffiliated with the LEC.

  The 1996 Act eliminated the FCC rule prohibiting common ownership between a cable system and a national broadcast television network. The 1996 Act also eliminated the statutory ban covering certain common ownership interests, operation or control between a television station and cable system within the station's Grade B signal coverage area. However, the parallel FCC rules against cable/television station cross-ownership remains in place, subject to review by the FCC within two years. Finally, the 1992 Cable Act prohibits common ownership, control or interest in cable television systems and MMDS facilities or SMATV systems having overlapping service areas, except in limited circumstances. The 1996 Act exempts cable systems facing "effective competition" from the MMDS and SMATV cross-ownership restrictions.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single Holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the cable system's owner has an attributable interest. The limit is 40% of all activated channels.

  FRANCHISE TRANSFERS

  The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  TECHNICAL REQUIREMENTS

  Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream NTSC video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services, and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required. The Company believes that the Systems are in compliance with these standards in all material respects. The 1992 Cable Act requires the FCC to update periodically its technical standards to take into account changes in technology. The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. These regulations, inter alia, could make it more difficult or costly for cable operators to upgrade their customer premises equipment and the FCC has been asked to reconsider its regulations.

  POLE ATTACHMENTS

  The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act state public service commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states (including Massachusetts, Michigan, New Jersey, New York, Ohio and Vermont) and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. The 1996 Act directs the FCC to adopt a new rate formula for any attaching party, including cable systems, which offers telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services.

  OTHER MATTERS

  FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the fairness doctrine and rules governing political broadcasts; customer service; home wiring; and limitations on advertising contained in nonbroadcast children's programming.

  COPYRIGHT

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations.

  The Copyright Office has commenced a proceeding aimed at examining its policies governing the consolidated reporting of commonly owned and contiguous cable systems. The present policies governing the consolidated reporting of certain cable systems have often led to substantial increases in the amount of copyright fees owed by the systems affected. These situations have most frequently arisen in the context of cable system mergers and acquisitions. While it is not possible to predict the outcome of this proceeding, any changes adopted by the Copyright Office in its current policies may have the effect of reducing the copyright impact of certain transactions involving cable company mergers and cable system acquisitions.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. At the request of Congress, the Copyright Office has commenced an inquiry into possible revisions of the compulsory license. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, ASCAP and BMI are both now required to offer "through to the viewer" licenses to the cable networks which would cover the retransmission of the cable networks' programming by cable systems to their subscribers.

  Copyrighted music performed by cable systems themselves on local origination channels, PEG channels, and in locally inserted advertising and cross promotional announcements must also be licensed. A blanket license is available from BMI. Cable industry negotiations with ASCAP are still in progress.

CABLE TELEVISION/STATE AND LOCAL REGULATION

  Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either

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

the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal.

  Franchises usually call for the payment of fees, often based on a percentage of the system's gross subscriber revenues, to the granting authority. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. In those communities in which franchise fees are required, the Company currently pays franchise fees ranging up to 5% of gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The 1996 Act prohibits a franchising authority from either requiring or limiting a cable operator's provision of telecommunications services.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, even to the exclusion of local community regulation. Some of these states regulate jointly and impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. To date, the states in which the Company operates that have enacted such state level regulation are New York, New Jersey, Massachusetts and Vermont. The Company cannot predict whether other states in which it currently operates, or in which it may acquire systems, will engage in such regulation in the future.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Company can be predicted at this time.

TELEPHONY AND TELECOMMUNICATIONS/FEDERAL LAWS AND REGULATIONS

  The 1996 Act also alters federal, state and local laws and regulations regarding telecommunications providers and services, including the Company, and creates a favorable environment in which the Company may provide telephone and other telecommunications services and facilities. The following is a summary of the key provisions of the 1996 Act that could materially affect the telecommunications business of the Company.

  The 1996 Act was intended to, inter alia, promote the provision of competitive telephone services and facilities by cable television companies and others. The 1996 Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from local franchising authorities ("LFAs") for such services. An LFA may not order a cable operator or affiliate to discontinue providing telecommunications services or discontinue operating its cable system on the basis that it has failed to obtain a separate franchise or renewal for the provision of telecommunications services. The 1996 Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of the grant of a franchise, franchise renewal, or franchise transfer, except that LFAs may seek "institutional networks" as part of such franchise negotiations.

  The 1996 Act provides that, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way. The LFA must publicly disclose such compensation requirements.

  The Company believes that it qualifies as a connecting carrier under federal law and therefore does not need FCC certification to provide intrastate service. In the event that it is determined that the Company must seek FCC certification, the Company believes that such certification will be granted by the FCC in a timely manner. The Company may be required to file certain tariffs and reports with the FCC.

  INTERCONNECTION AND OTHER TELECOMMUNICATIONS CARRIER OBLIGATIONS

  To facilitate the entry of new telecommunications providers (including cable operators), the 1996 Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and must not deploy network features and functions that interfere with interoperability. LECs also have a set of separate identified obligations beyond those that apply to new entrants: (i) good faith negotiation with those seeking interconnection, (ii) unbundling, equal access and non-discrimination requirements, (iii) resale of services, including "resale at wholesale rates," (iv) notice of changes in the network that would affect interconnection and interoperability and (v) physical collocation unless shown that practical technical reasons, or space limitations, make physical collocation impractical.

  Under the 1996 Act, individual interconnection rates must be just and reasonable, based on cost, and may include a reasonable profit. Traffic termination charges shall be "mutual and reciprocal." The 1996 Act permits carriers to agree on a "bill and keep" system, but does not require such a system.

  The 1996 Act contemplates that interconnection agreements will be negotiated by the parties and submitted to a state public service commission ("SPSC") for approval. A SPSC may become involved, at the request of either party, if negotiations fail. If the state regulator refuses to act, the FCC may determine the matter. If the SPSC acts, an aggrieved party's remedy is to file a case in federal district court. The 1996 Act provides for a rural exemption to interconnection requests, but also provides that the exception does not apply where a cable operator makes an interconnection request of a rural LEC within the operator's franchise area.

  The 1996 Act requires that all telecommunications providers (including cable operators that provide telecommunications services) must contribute equitably to a Universal Service Fund ("USF"), and the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal under the USF formula. The 1996 Act allows states to determine which intrastate telecommunications providers contribute to the USF. The 1996 Act prohibits geographic end user rate deaveraging to protect rural subscribers' rates.

  FCC INTERCONNECTION ORDER

  The FCC recently released its First Report and Order/1/ to effectuate the interconnection provisions of the Act. In general, the FCC's First Report and Order appears favorable to the promotion of competition at the local level. To summarize, the FCC first has asserted broad federal jurisdiction over interconnection issues and the power to bind both state and local governments. The FCC also has established procedures for the negotiation, arbitration and resolution of interconnection agreements. It also has stated that new entrants essentially always benefit from the terms of subsequent interconnection agreements entered into by a given ILEC with third parties and cannot waive their "most favored nation" rights in this respect. The FCC also has specified the manner in which actual physical interconnection must be made available to new entrants and, in this connection, has specified the manner in which rates charged to new entrants for physical interconnection must be calculated. The FCC also has set forth the manner in which ILECs must make essential network elements available to new entrants for resale, again including the manner in which actual rates are to be calculated.

  The FCC Report and Order is subject to Petitions for Reconsideration filed at the FCC and Petitions for Review consolidated before the United States Court of Appeals for the Eighth Circuit. Additionally, the Eighth Circuit has granted a stay of the pricing and "most favored nation" provisions of the First Report and Order. The pricing provisions establish price ceilings and default prices for interconnection elements, and the "most favored nation" provision allows carriers to request the ILEC to make available to them on the same terms and conditions, any interconnection, service or network element contained in an approved agreement to which the ILEC is a party. The stay is limited to certain FCC rules. None of the provisions of the 1996 Act has been stayed. Various parties filed petitions to modify the stay with the Eighth Circuit. On November 1, 1996, the Eighth Circuit modified the stay to exclude certain non-pricing portions of the rules that primarily relate to wireless telecommunications providers. The outcome of these proceedings could affect and impair the Company's ability to provide competitive local exchange services.

INTERNET SERVICES/FEDERAL LAWS AND REGULATIONS

  Transmitting indecent material via the Internet is made criminal by the 1996 Act. However, on-line access providers are exempted from criminal liability for simply providing interconnection service; they are also granted an affirmative defense from criminal or other action where in "good faith" they restrict access to indecent materials. These provisions have been challenged in federal court. The 1996 Act further exempts on-line access providers from civil liability for actions taken in good faith to restrict access to obscene, excessively violent or otherwise objectionable material.

TELEPHONY AND TELECOMMUNICATIONS/STATE LAW AND REGULATION

  Adelphia's nonconsolidated joint venture, Olympus Communications, L.P., has systems in Florida. In 1995, the Florida Legislature amended Chapter 362 of Florida Statutes by enacting "An Act Relating to Local Exchange
Telecommunications Companies" ("Florida Act") (Chapter 362, Fl. Stat. (1995)). This new law


--------
1 Implementation of the Local Competition Provisions of the Telecommunications
  Act of 1996, CC Docket No. 96-98, Report and Order, FCC 96-325 (rel. Aug. 8,
  1996) ("FCC Report and Order").

substantially altered Florida law regarding telecommunications providers and services, such as Olympus. The following is a summary of the key provisions of the Florida Act and associated Florida Public Service Commission ("PSC") actions that could materially affect Olympus' telecommunications business.

  THE FLORIDA ACT

  The Florida Act vests in the PSC virtually exclusive jurisdiction over intrastate telecommunications matters. The Florida Act limits municipalities to taxation of certain telecommunications services or management of long distance carriers' occupation of local rights-of-way. The Florida Act further directs the PSC to employ flexible regulatory treatment to ensure the widest possible range of telecommunications services, and provides that new entrants such as the Company are subject to a lesser level of regulatory oversight than ILECs.

  PSC ACTIONS

  Pursuant to the Florida Act (and the federal Act and the FCC's First Report and Order), the PSC is conducting several proceedings to address competitive issues. To summarize, pursuant to the Florida Act, the PSC has adopted rules requiring certification of Alternative Local Exchange Companies ("ALEC"), Interexchange Telecommunications Service Providers; Operator Service Providers; Alternative Access Vendor Services; and Shared Tenant Services Providers. The Florida Act provides that the PSC shall grant certification to applicants upon a showing of sufficient technical, financial, and managerial capability to provide service in the geographic area proposed to be served. The Company believes that Olympus meets the statutory requirements for PSC certification for any type of intrastate telecommunications service provider, and that any such application process should be completed expeditiously. In addition, like the federal Act, the Florida Act requires ILECs to interconnect with certified ALECs. Approximately fourteen interconnection agreements have been reached between ILECs and ALECs to date, while approximately five ALECs have requested PSC arbitration of stalled agreements. The PSC is obligated under the Florida Act to arbitrate any disputes in no more than 120 days from date of request. As well, the PSC has ordered BellSouth, the state's largest ILEC, to unbundle eight network elements for resale by ALECs, and the PSC has ordered favorable interim rates for these elements. The PSC has not yet adopted an order resolving wholesale discounts associated with local service resale.

  Based on the foregoing, the Company believes that the Florida Act and actions of the PSC to date reflect a generally favorable legal and regulatory environment for new entrants, such as Olympus, to intrastate telecommunications in Florida.

                                  MANAGEMENT

  The directors and executive officers of Adelphia are contained below. All of the following directors are currently directors who were first elected or appointed as directors in 1986 except for Mr. Dennis Coyle. Mr. Coyle was first elected as a director of the Company in 1995.

PERRY S. PATTERSON
AGE 79

  Perry S. Patterson became a director of Adelphia on September 9, 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a partner of the law firm of Kirkland & Ellis, in Chicago, Illinois and Washington, D.C. from 1950 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

JOHN J. RIGAS
AGE 72

  John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of most of its subsidiaries. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

MICHAEL J. RIGAS
AGE 43

  Michael J. Rigas is Executive Vice President of Adelphia and Executive Vice President of most of its subsidiaries. Since 1981, Mr. Rigas has served as a Senior Vice President, Vice President, general partner or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

TIMOTHY J. RIGAS
AGE 40

  Timothy J. Rigas is Executive Vice President and also serves as Chief Financial Officer and Treasurer of Adelphia and Executive Vice President of most of its subsidiaries. Since 1979, Mr. Rigas has served as a Senior Vice President, Vice President, General partner or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas

Family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

JAMES P. RIGAS
AGE 39

  James P. Rigas is Executive Vice President of Adelphia and Executive Vice President of most of its subsidiaries. Since February 1986, Mr. Rigas has served as a Vice President or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

DANIEL R. MILLIARD
AGE 49

  Daniel R. Milliard is Senior Vice President and serves as Secretary of Adelphia and most of its subsidiaries, and as President of a subsidiary, Hyperion Telecommunications, Inc. Since 1982, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. He served as outside general counsel to the Company's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

PETE J. METROS
AGE 56

  Pete J. Metros became a director of Adelphia on November 4, 1986. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a BS degree from the Georgia Institute of Technology in 1962.

DENNIS P. COYLE
AGE 58

  Dennis P. Coyle is General Counsel and Secretary of FPL Group, Inc. and Florida Power & Light Company. Mr. Coyle was named General Counsel of FPL Group, Inc. and Florida Power & Light Company in 1989, and assumed the additional title and responsibilities of Secretary of such companies in 1991. He graduated from Dartmouth College in 1960 and received his law degree from Columbia University in 1965. In an investment agreement with respect to Olympus Communications, L.P. ("Olympus," a joint venture of the Company), John, Michael, Timothy and James Rigas have agreed to vote a sufficient number of shares of the Company's Class A Common Stock to elect to the Board a nominee of Telesat Cablevision, Inc., which is the Company's joint venture partner in Olympus. Mr. Coyle is the nominee of Telesat Cablevision, Inc., which is an indirect, wholly-owned subsidiary of FPL Group, Inc.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years in the period ended March 31, 1996 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during fiscal 1996:

ANNUAL COMPENSATION

                                                                  ALL OTHER
                                               FISCAL SALARY  COMPENSATION(A)(B)
NAME AND PRINCIPAL POSITION                     YEAR    ($)          ($)
---------------------------                    ------ ------- ------------------
John J. Rigas.................................  1996  641,963      474,495
Chairman, President and                         1995  595,933      293,750
Chief Executive Officer                         1994  576,153      119,750
Michael J. Rigas..............................  1996  205,948       10,750
Executive Vice President,                       1995  124,658       10,950
Operations                                      1994  124,658       10,750
Timothy J. Rigas..............................  1996  205,948       10,750
Executive Vice President, Chief                 1995  124,658       10,950
Financial Officer and Treasurer                 1994  124,658       10,750
James P. Rigas................................  1996  205,948       11,201
Executive Vice President,                       1995  124,658       11,250
Strategic Planning                              1994  124,658       10,750
Daniel R. Milliard............................  1996  207,474        5,250
Senior Vice President and                       1995  187,412        5,350
Secretary                                       1994  183,484        5,250

--------
(a) Fiscal 1996, 1995 and 1994 amounts include: (i) life insurance premiums paid during each respective fiscal year by the Company under employment agreements with John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James
    P. Rigas and Daniel R. Milliard, in premium payment amounts of $200,000, $10,000, $10,000, $10,451, and $4,500, respectively, during fiscal 1996,
    $293,000, $10,200, $10,200, $10,500 and $4,600, respectively, during fiscal 1995, and $119,000, $10,000, $10,000, $10,000 and $4,500,
    respectively, during fiscal 1994, on policies owned by the respective named executive officers; (ii) $250,829 for John J. Rigas which represents the dollar value of the benefit of the whole-life portion of the premiums paid by the Company during fiscal 1996 pursuant to a split-dollar life insurance arrangement projected on an actuarial basis; (iii) $22,916 for John J. Rigas which represents payments by the Company during fiscal 1996 pursuant to a split-dollar life insurance arrangement that is attributable to term life insurance coverage; and (iv) $750 in Company matching contributions for each executive officer under the Company's 401(k) savings plan for each of fiscal 1996, 1995 and 1994. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See "Certain Transactions."

  In accordance with an agreement related to the split-dollar insurance life arrangement referred to above, the Company will be reimbursed for all premiums paid related to such arrangement upon the earlier of death of both the insured and his spouse or termination of the insurance policies related to such arrangement.

(b) Does not include the value of certain non-cash compensation to the named individuals which did not exceed the lesser of $50,000 or 10% of such individuals' total annual salary shown in the table.

  All of the executive officers are eligible to receive bonuses of Class A Common Stock under the Company's Restricted Stock Bonus Plan, as amended, and options to purchase Class A Common Stock under the Stock Option Plan of 1986, as amended, to be awarded or granted at the discretion of the Bonus Committee (as defined therein) and Option Committee (as defined therein), respectively, subject to certain limitations on the number of shares that may be awarded to each executive officer under each of the Plans. No awards were made under either the Restricted Stock Bonus Plan or the Stock Option Plan of 1986 during fiscal 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

  During fiscal 1996, each of the named executive officers had an employment agreement with the Company which is automatically renewable each year unless one party gives the other prior notice and which provides among other things for compensation review by the Compensation Committee, the insurance premium payments listed in note (a)(i) to the Summary Compensation Table above, and benefits. In addition, under such employment agreements, upon termination of such employment for any reason other than "for cause," each of the executive officers will be entitled to receive severance pay equal to three months of their salary plus the amount of insurance premiums payable under such officer's employment agreement which, as of April 1, 1996, in the aggregate in the case of John J. Rigas would be approximately $157,000.

  As of March 4, 1997, Mr. Milliard entered into an employment agreement with Hyperion Telecommunications, Inc., an 88% owned subsidiary of the Company, and terminated his employment agreement with Adelphia. Mr. Milliard serves as President and Chief Operating Officer of Hyperion. Mr. Milliard's employment agreement with Hyperion provides for base salary, annual cash bonuses based on achievement, stock options and stock bonuses, certain employee benefits and certain change-in-control and other provisions, and expires on March 31, 2001 unless terminated earlier pursuant to its terms. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  During fiscal 1996 the Company paid the annual premiums related to a split-dollar life insurance arrangement for joint and survivor life insurance coverage for John J. Rigas and his spouse. Upon the earlier of the death of Mr. Rigas and the death of his spouse or the termination of the arrangement, the Company will recover all of the premiums previously paid by the Company. The compensation related to such arrangement is derived as described in notes
(a)(ii) and (iii) to the Summary Compensation Table above.

BOARD OF DIRECTORS COMPENSATION

  Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, based on information available to the Company as of April 1, 1997, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director or nominee for director, all executive officers and directors of Adelphia as a group, and each person known to Adelphia to own beneficially more than 5% of such Common Stock. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such 5% beneficial owner named below, unless otherwise noted, is Main at Water Street, Coudersport, Pennsylvania 16915.

                            SHARES OF        PERCENT OF SHARES OF     PERCENT OF
                             CLASS A          CLASS A    CLASS B       CLASS B
                              COMMON           COMMON     COMMON        COMMON
NAME AND ADDRESSES            STOCK            STOCK      STOCK         STOCK
------------------          ----------       ---------- ----------    ----------
John J. Rigas.............            (a)           (b)  5,883,004(c)    53.8%
Michael J. Rigas..........            (a)           (b)  1,915,970(c)    17.5%
Timothy J. Rigas..........            (a)           (b)  1,915,970(c)    17.5%
James P. Rigas............            (a)           (b)  1,151,634(c)    10.5%
Daniel R. Milliard........       1,000(d)           (e)         --         --
Perry S. Patterson........       3,250              (e)         --         --
Pete J. Metros............         100              (e)         --         --
Dennis P. Coyle...........          --              (e)         --         --
All executive officers and
 directors
 as a group (eight
 persons).................  17,463,285(a)(c)        (b) 10,572,731(c)    96.6%
Syracuse Hilton Head
 Holdings, L.P............   2,398,151(f)       14.9%           --         --
 Main at Water Street
 Coudersport, Pennsylvania
  16915
Highland Holdings.........   4,415,953(g)       27.4%           --         --
 Main at Water Street
 Coudersport, Pennsylvania
  16915
Ellen K. Rigas............            (h)           (i)    371,762(c)     3.4%
 Main at Water Street
 Coudersport, Pennsylvania
  16915
The Capital Group
 Companies, Inc...........   1,177,500(j)        7.3%           --         --
 333 South Hope Street
 Los Angeles, California
  90071
Telesat Cablevision, Inc..   1,091,399(k)        6.8%           --         --
 700 Universe Blvd.
 Juno Beach, Florida 33408

--------
(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 431,800 shares--71,700 shares directly and 360,100 shares through Syracuse Hilton Head Holdings, L.P. ("SHHH"); Michael J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; Timothy J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; James P. Rigas, 193,300 shares indirectly through SHHH. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through SHHH. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
    P. Rigas also share voting and dispositive power with respect to 4,415,953 shares of Class A Common Stock held by Highland Holdings, and 1,458,151 shares of Class A Common Stock held by SHHH. See notes (f) and (g) below.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in note (a) above or note (f) below, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and by all executive officers and directors as a group (eight persons), would be 58.0%, 48.4%, 48.4%, 46.1% and 65.4%, respectively. Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 65.8%.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, and such shares are only included once for "All executive officers and directors as a group." The named Rigas individuals have shared voting and investment power with respect to these shares.

(d) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares.

(e) Less than 1%.

(f) SHHH, Doris Holdings, L.P. ("Doris"), the general partner of SHHH, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by SHHH. In addition, through irrevocable proxies, each of the above-named individuals shares with SHHH the power to vote or direct the vote of such number of shares of Class A Common Stock held by as is specified in note (a) above.

(g) Highland Holdings ("Highland") is a general partnership, the general partners of which include John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas, each of whom is deemed to share voting and investment power with respect to the shares held by Highland.

(h) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 4,415,953 shares of Class A Common Stock held by Highland. See note (g) above. Ellen K. Rigas is the daughter of John J. Rigas.

(i) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (h) above, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 29.0%.

(j) According to a Schedule 13G and other information provided to the Company, certain operating subsidiaries of the named entity have sole dispositive power with respect to all of such shares, and sole voting power with respect to 97,500 of such shares. An operating subsidiary of the named entity, Capital Research and Management Company, exercises sole dispositive power with respect to 1,080,000 of such shares.

(k) According to a Schedule 13D, the named entity shares voting and dispositive power over the shares with FPL Group Capital, Inc., the parent of Telesat Cablevision, Inc., FPL Group, Inc., the parent of FPL Group Capital, Inc., and Cable L.P. I, Inc. and Telesat Cablevision of South Florida, Inc., subsidiaries of Telesat Cablevision, Inc. Telesat Cablevision, Inc. is the Company's joint venture partner in Olympus and is also a holder of in excess of five percent of the Company's Class A Common Stock. The consent of both the Company and Telesat Cablevision, Inc. is required under the Olympus partnership agreement for certain material transactions. Mr. Dennis P. Coyle, is the nominee of Telesat for election to the Board of Directors of the Company.

  John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company have entered into a Class B Stockholders Agreement providing that such stockholders shall vote their shares of Common Stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of Common Stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of Common Stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of Common Stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of Common Stock of the others under certain conditions. John J. Rigas has also entered into a Stock Purchase Agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas certain rights to acquire the shares of Common Stock of such stockholder under certain conditions.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

MANAGEMENT SERVICES

  During the fiscal years ended March 31, 1994, 1995 and 1996, the Company provided management services for certain cable television systems not owned by the Company, including managed partnerships ("Managed Partnerships") in which John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard and Ellen K. Rigas had varied ownership interests. Ellen K. Rigas is the daughter of John J. Rigas. These services included supervision of technical and business operations, accounting, marketing, programming, purchasing, field engineering and other technical and administrative nonfield services. During these periods, the Managed Partnerships paid the Company five to six percent of system revenues for such services. Other fees were charged by the Company to the Managed Partnerships during these periods for goods and services including mark-ups on the Company's volume purchases of equipment, pay programming and other goods and services. In addition, the Managed Partnerships charged the Company for system and corporate costs during these periods. The net fees and expenses charged by the Company to Managed Partnerships amounted to $3,728,000, $7,225,000 and $3,062,000 for fiscal 1994, 1995 and 1996, respectively. The Company believes that these fees were no less favorable than the fees which the Company believes it could obtain in similar transactions with unrelated third parties.

REAL ESTATE

  During fiscal 1994, 1995 and 1996, the Company leased from Dorellenic (a partnership owned principally by the Company's executive officers) certain real estate used in connection with the operations of the Company. The partners of Dorellenic are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas. The leases were for varying terms, generally provided for monthly rental payments equal to fair market value rentals, and were no less favorable than the terms of leases which the Company believes it could obtain from unrelated third parties. The Company pays all operating expenses in connection with the leased property. Real estate rental payments to Dorellenic totaled $391,000, $97,000 $127,000 for fiscal 1994, 1995 and 1996, respectively.

  Effective March 31, 1994, loan balances of $639,000 and $2,882,000 were repaid to the Company with respect to financing provided previously by the Company to Dorellenic and Island Partners (a partnership composed of members of the Rigas family), respectively, for the purchase of property by such partnerships.

  As of March 31, 1994, the Company purchased various parcels of real estate, including headquarters and office sites, headend sites and other real estate used in connection with the Company's operations, from Dorellenic and Island Partners for an aggregate purchase price of $14,312,000, subject to adjustment based on the completion of fair market appraisals. Also as of March 31, 1994, the Company acquired from certain Managed Partnerships the rights to provide alternate access telecommunications services on such partnerships' cable plant and in such partnerships' respective franchise areas for an aggregate purchase price of $14,000,000, subject to adjustment based on the completion of fair market appraisals.

EQUIPMENT LEASES

  The Company leases certain operating and support equipment from Dorellenic and a corporation which is wholly owned by members of the Rigas Family, for which it made aggregate lease payments of $606,000, $594,000 and $560,000 in fiscal 1994, 1995 and 1996, respectively. Of these leases, $1,415,000, $933,000 and $451,000 in principal amount was capitalized by the Company for financial reporting purposes at March 31, 1994, 1995 and 1996, respectively. Such lease payments equal the lessor's borrowing costs or lease payments to unrelated third parties for such equipment. The Company also pays all operating costs incurred with respect to such equipment. These lease arrangements are expected to continue; however, the terms of such leases may be revised in the future to reflect fair market value rates, but will be no less favorable than the terms of the leases which the Company believes it could obtain from unrelated third parties.

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

LOANS TO AND FROM AFFILIATES

  Certain loans to and from the Company by or to affiliates (which do not include Olympus) as of March 31, 1994, 1995 and 1996 are summarized below. Interest is charged on such loans to affiliates at rates which ranged from 6.75% to 16.50%, 6% to 9%, and 7.5% to 15% for the years ended March 31, 1994,
1995 and 1996, respectively.

  Total interest income on loans to affiliates, excluding Olympus, aggregated $2,883,000, $3,174,000 and $4,023,000 for fiscal 1994, 1995 and 1996, respectively. In addition, net settlement amounts under interest rate swap agreements with the Managed Partnerships, recorded as adjustments to interest expense during the period incurred, increased the Company's interest expense by $826,000 for fiscal 1996 and decreased the Company's interest expense by $1,263,000 and $50,000 for fiscal 1994 and 1995, respectively.

  Net receivables due from the Managed Partnerships for advances made by the Company for the construction and acquisition of cable television systems and for working capital purposes, including accrued interest thereon, were $11,184,000, $24,746,000 and $39,870,000 at March 31, 1994, 1995 and 1996,
respectively. The Company made loans to Managed Partnerships during fiscal 1994 in the net amount of $20,000,000, for the purpose of a Managed Partnership acquiring from unrelated parties cable television systems serving Palm Beach County, Florida, of which $15,000,000 was outstanding at March 31, 1994.

  During fiscal 1994 and 1995, the Company made net advances of $10,355,000 and $9,466,000 to Dorellenic. During fiscal 1996 the Company received net payments on advances of $265,000 from Dorellenic. At March 31, 1994, 1995 and 1996, net receivables from Dorellenic (including accrued interest) were $15,274,000, $24,740,000 and $24,475,000. Amounts advanced to Dorellenic were primarily used for working capital purposes.

  During fiscal 1990 and 1991, the Company loaned an aggregate $255,000 to Daniel R. Milliard and an unaffiliated third party, pursuant to several revolving term and term notes, for capital expenditures and working capital purposes. As of March 31, 1996, the outstanding amount of these loans was $205,000.

  On an end-of-quarter basis, the largest aggregate amount of net outstanding loans and advances receivable from affiliates (directors, executive officers and five-percent shareholders) or entities they control, including John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and/or the Managed Partnerships during fiscal 1994 was $31,579,000 at December 31, 1993, during fiscal 1995 was $61,917,000 at December 31, 1994, and during fiscal 1996 was $64,550,000 at March 31, 1996. At March 31, 1994 and 1995, such aggregate net amount was $26,663,000 and $49,691,000, respectively.

CO-BORROWING AGREEMENT

  On March 29, 1996, a subsidiary of the Company entered into a $200,000,000 loan agreement with a Managed Partnership and an Olympus subsidiary, as co-borrowers.

BUSINESS OPPORTUNITIES

  The Company's executive officers have entered into a Business Opportunity Agreement, dated July 1, 1986 (the "Business Opportunity Agreement"), under which they have agreed not to acquire an interest (except that such persons may, individually for their own account, engage in regular portfolio trading of publicly traded securities of companies in the cable television industry) in any cable television system except: cable television systems which they or their affiliates (excluding the Company) owned, in whole or in part, operated or had agreed to acquire as of July 1, 1986; any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems); and systems which the Company elects not to acquire under its right of first refusal described below and any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems). Otherwise, the executive officers will first offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to them. If a majority of the Company's Board of Directors, including a majority of the independent directors, rejects such offer, the executive officers may acquire or invest in all of such cable television systems or franchises therefor or interest therein or with others on terms no more favorable to them than those offered to the Company.

  The Company elected not to exercise its right of first refusal with respect to the acquisition of cable systems in Florida which were purchased in June 1993 by a Managed Partnership. The Company did purchase the 14% preferred Class B Limited Partnership Interest in SHHH, a Managed Partnership, from an unaffiliated third party for $18,338,000 on October 6, 1993. During fiscal 1995, the Company sold its $13,000,000 partnership interest in Tele-Media Investment Partnership, L.P. to a Managed Partnership, sold $20,000,000 in preferred stock in one of its subsidiaries to a Managed Partnership in connection with an acquisition, and elected not to exercise its right of first refusal with respect to the acquisition of a small North Carolina cable system which was acquired by a Managed Partnership. The Company's executive officers may from time to time evaluate and, subject to the Company's rights and covenants in the Company's loan agreements and indentures, may acquire cable television systems or interests therein for their own accounts separately or along with the Company and/or other joint venture parties.

  Except for the limitations on the ownership of cable television systems as described herein, the executive officers of Adelphia and their affiliates are not subject to limitations with respect to their other business activities and may engage in other businesses related to cable television or other telecommunications media. The executive officers will devote as much of their time to the business of the Company as is reasonably required to fulfill the duties of their offices.

  In the event that any executive officer (or his affiliate) decides to offer for sale (other than to another executive officer or his or another executive officer's family member, trust or family controlled entity) for his account, his ownership interest in any cable television system or franchise, he or it will (subject to the rights of third parties existing at such time) first offer such interests to the Company. Such selling person or entity has a unilateral option to elect to require that, if the Company accepts such offer, up to one half of the consideration for his or its interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock, and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Company's independent directors rejects such offer, the executive officer (or his affiliate) may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

REGISTRATION RIGHTS

  Pursuant to a Registration Rights Agreement, as amended, between the Company and the holders of Class B Common Stock, John J. Rigas has the right, subject to certain limitations, to require the Company to register shares of the Company's Common Stock owned by him for sale to the public and pay the expenses (except for Mr. Rigas' counsel fees) of such registration on five occasions selected by him (subject to certain limitations intended to prevent undue interference with the Company's ability to distribute its securities) during a fourteen-year period which began in December 1986. The other holders of Class B Common Stock have the right to participate, at the option of John
J. Rigas, as selling stockholders in any such registration initiated by John
J. Rigas. The holders of Class B Common Stock also have unlimited rights to participate as selling stockholders in any registered public offering initiated by the Company and require the Company to pay their expenses (except counsel fees). Such rights of participation are subject to limitation at the discretion of the managing underwriter of such offering.

  In January 1994, Adelphia entered into an agreement with the Rigas Family pursuant to which certain Managed Partnerships controlled by members of the Rigas Family purchased from Adelphia 5,832,604 shares of Class A Common Stock, at the price offered to the public less the underwriting discount, or $17.145 per share. In connection with such transaction, Adelphia entered into a Registration Rights Agreement with Salomon Brothers Inc. as lender to the Rigas Family pursuant to which the 5,832,604 shares were registered for sale by

Salomon Brothers as pledgee in the event that the Rigas Family were unable to repay the related margin loan indebtedness to Salomon Brothers.

OLYMPUS MATTERS

  On February 28, 1995, the Company and certain of its subsidiaries and Telesat Cablevision, Inc. and certain of its subsidiaries ("Telesat") entered into an Investment Agreement and an amended and restated partnership agreement for Olympus Communications. L.P. See "Management's Discussion and Analysis of Results of Operation and Financial Condition" for information on the investment and related partnership transactions. The consent of both the Company and Telesat is required under the Olympus partnership agreement for certain material transactions. As noted earlier, Mr. Dennis Coyle is the nominee of Telesat for election to the Board of Directors of the Company.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The New Notes, like the Old Notes, will be issued pursuant to the Indenture, dated February 26, 1997 (the "Indenture"), among the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this section, the term "Company" refers only to Adelphia Communications Corporation and not to its subsidiaries.

  As of the date of this Prospectus, $350,000,000 principal amount of the Old Notes was outstanding.

  The Indenture authorizes the issuance of up to $600,000,000 in aggregate principal amount of the Senior Notes. The Senior Notes are general senior unsecured obligations of Adelphia and are effectively subordinate in right of payment to the liabilities of Adelphia's subsidiaries. See "Subordination to Subsidiary Debt" and "Certain Definitions" below.

  The Senior Notes will mature on March 1, 2007. Adelphia will pay interest on the Senior Notes on March 1 and September 1 of each year, commencing September 1, 1997, to the persons who are registered holders at the close of business on the February 15 and August 15 immediately preceding the interest payment date. The Senior Notes will not be redeemable prior to the maturity date.

  The Indenture and the existing indentures under which the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") of Adelphia were issued contain covenants which may afford holders of Senior Notes, the 12 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures certain protections regarding leverage and the incurrence of indebtedness. These include covenants which limit the amount of additional indebtedness that may be incurred by Adelphia and its subsidiaries, which restrict mergers and consolidations by Adelphia unless after giving effect to the transaction the consolidated fixed charge ratio of the surviving entity satisfies certain compliance tests, and which require such Senior Notes, the 12 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, 11 7/8% Debentures and 9 7/8% Debentures to be secured equally and ratably with other indebtedness in certain circumstances where Adelphia creates or assumes liens on its property or assets in connection therewith. See "Covenants" below.

  On the date of the Indenture, the only Unrestricted Subsidiaries of Adelphia are Hyperion and Global Cablevision, Inc.

  The Senior Notes are not redeemable and there is no mandatory redemption or sinking fund prior to maturity.

RANKING

  The New Notes will be senior unsecured indebtedness of Adelphia, will rank pari passu in right of payment with other unsubordinated indebtedness of Adelphia and senior in right of payment to all future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through its subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the New Notes. Because the assets of its subsidiaries constitute substantially all of the assets of Adelphia, and because the subsidiaries will not guarantee the payment of principal of and interest on the New Notes, the claims of holders of the New Notes effectively will be subordinated to the claims of creditors of such entities. As of December 31, 1996, the New Notes would have been effectively subordinated to $1.3 billion of indebtedness of Adelphia's subsidiaries. As of December 31, 1996, the total indebtedness of Adelphia's subsidiaries to banks and institutions, on a consolidated basis, aggregated $1.5 billion. See "Risk Factors--Holding Company Structure; Restrictive Covenants."

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Adelphia and the Initial Purchaser entered into the Registration Rights Agreement on February 26, 1997 (the "Closing Date"). Pursuant to the Registration Rights Agreement, Adelphia agreed to use its reasonable efforts to file with the Commission on or prior to 90 days after the Closing Date the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Adelphia will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) Adelphia is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies Adelphia on or prior to the 20th Business Day following consummation of the Exchange Offer that it (a) is prohibited by law or Commission policy from participating in the Exchange Offer or (b) may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) any Holder of Transfer Restricted Securities is a broker-dealer and holds Senior Notes acquired directly from Adelphia or an affiliate of Adelphia, and shall so notify Adelphia, Adelphia will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Adelphia will use its best efforts to cause the applicable registration statement to be declared effective by the Commission within the applicable time period. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such New Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, Adelphia may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of Adelphia determines in good faith that such action is in the best interests of Adelphia, and Adelphia notifies the Holders within a certain period of time after the Board of Directors of Adelphia makes such determination or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

  The Registration Rights Agreement provides that (i) Adelphia will use its reasonable efforts to file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) Adelphia will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing Date (which 180-day period shall be extended for a number of days equal to the number of Business Days, if any, that the Commission is officially closed during such period), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Adelphia will commence the Exchange Offer and use its best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Adelphia will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such filing obligation arises. If (a) Adelphia fails to file either of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) either of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Adelphia fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) subject to the last sentence of the preceding paragraph, the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then, subject to the last sentence of the preceding paragraph, Adelphia will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum on the principal amount of Old Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2.0% per annum on the principal amount of Old Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by Adelphia in cash on each Damages Payment Date to the Global Note Holder (and any Holder of Certificated Securities who has given wire transfer instructions to Adelphia at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Old Notes will be required to make certain representations to Adelphia (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to Adelphia.

  Except as described below under "--Modification of Indenture," the Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and repurchase offers, and for purposes of this "Description of the Senior Notes" (except under this caption, "--Registration Rights; Liquidated Damages") all reference herein to "Senior Notes" shall be deemed to refer collectively to the Old Notes and any New Notes, unless the context otherwise requires.


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

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Adelphia, (ii) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of Adelphia, or (iii) of which 10% or more of the voting Capital Stock is beneficially owned or held by Adelphia, a Restricted Subsidiary or an Unrestricted Subsidiary of Adelphia. Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

  "Aggregate Excess Restricted Investments" means for any fiscal quarter the aggregate of Excess Restricted Investments with respect to the Restricted Investments in all of the Unrestricted Subsidiaries and Affiliates of Adelphia.

  "Allowable Securities" means (i) cash equivalents, (ii) common or preferred Capital Stock in a Person which (x) has Investment Grade Senior Debt or (y) whose ratio of Indebtedness plus Preferred Stock to Annualized Pro Forma EBITDA is less than 7.75:1, or (iii) debt securities issued by a Person which
(x) has Investment Grade Senior Debt or (y) whose Leverage Ratio is less than 7.75:1, provided that the securities in (ii)(y) and (iii)(y) above shall only be deemed to be Allowable Securities if the principal business of the Person is owning and operating cable television systems.

  "Annualized Pro Forma EBITDA" means, with respect to any Person, (i) such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four, minus (ii) in the case of Adelphia only, Adelphia's Aggregate Excess Restricted Investments for such fiscal quarter.

  "Asset Sale" means the sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of Adelphia or of any Restricted Subsidiary, or (c) all or substantially all of the assets of a Company System or part thereof serving at least 5,000 basic subscribers, a division, line of business or comparable business segment of Adelphia or any Restricted Subsidiary.

  "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

  "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by Adelphia from the issue or sale (other than to a Subsidiary) by Adelphia of any class of its Capital Stock on or after January 1, 1993 (including Capital Stock of Adelphia issued after January 1, 1993 upon conversion of or in exchange for other securities of Adelphia).

  "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

  "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding

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

voting Capital Stock of Adelphia and (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia, or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

  "Consolidated Fixed Charge Ratio" means, for any Person, for any period, the ratio of (i) Annualized Pro Forma EBITDA to (ii) Consolidated Interest Expense for such period multiplied by four.

  "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends and the interest component of rentals in respect of any Capitalized Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

  "Cumulative Credit" means the sum of (i) Capital Stock Sale Proceeds plus
(ii) cumulative EBITDA of Adelphia from and after January 1, 1993 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

  "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by Adelphia from January 1, 1993 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with generally accepted accounting principles.

  "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) consolidated net income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to Adelphia each of the foregoing items shall be determined on a consolidated basis with respect to Adelphia and its Restricted Subsidiaries only.

  "Excess Restricted Investment" means, with respect to any particular Unrestricted Subsidiary or Affiliate of Adelphia for a fiscal quarter, the lesser of the amounts described in the following clauses (i) and (ii), or, if such amounts are equal, such amount:

  (i) the aggregate amount of any Restricted Investments (other than the Initial Investment) made by Adelphia or any Restricted Subsidiary with respect to such Unrestricted Subsidiary or Affiliate and during the twelve-month period ending on the last day of such fiscal quarter;

  (ii) cash income received during such quarter by Adelphia with respect to its Restricted Investments in such Unrestricted Subsidiary or Affiliate multiplied by four;

and provided that cash income from a particular Restricted Investment shall be included only (x) if cash income has been received by Adelphia with respect to such Restricted Investment during each of the previous two fiscal quarters, or
(y) if the cash income derived from such Restricted Investment is attributable to Allowable Securities.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Indebtedness" is defined to mean (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) in the case of Adelphia, Preferred Stock of its Restricted Subsidiaries and (v) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

  "Initial Investment" means the Restricted Investment in a Person made by Adelphia or a Restricted Subsidiary that first results in such Person becoming an Unrestricted Subsidiary or Affiliate of Adelphia, except that in the case of Olympus, "Initial Investment" shall mean any Restricted Investment made in Olympus since February 22, 1994, but only to the extent that such Restricted Investment when aggregated with the other Restricted Investments made in Olympus since such date does not exceed $25,000,000.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's or Standard & Poor's.

  "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of Adelphia, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

  "Lien" means with respect to any property or assets of Adelphia (it being understood that for purposes of this definition property or assets of Adelphia do not include property or assets of any Subsidiary of Adelphia) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing) except for (i) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings; (iii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (v) liens arising upon entry of a confession of judgment in Pennsylvania courts in connection with borrowings not in excess of $1,000,000 in aggregate.

  "Permitted Investments" means, for any Person, Restricted Investments made on or after February 22, 1994 consisting of (i) advances for less than one year issued in the ordinary course of business for working capital purposes or for the purchase of property, plant and equipment in an amount not to exceed $5,000,000 in the aggregate outstanding, (ii) with respect to a Restricted Investment in Olympus, $25,000,000 plus the aggregate amount of cash income received by Adelphia from Olympus, minus the aggregate amount of all Restricted Investments made since February 22, 1994, with respect to Olympus,
(iii) $20,000,000 plus the cash proceeds from the sale or redemption of, or income from, any Restricted Investments made on or after January 1, 1993, minus the aggregate amount of all Restricted Investments (excluding Restricted Investments made with respect to Olympus) since January 1, 1993, (iv) non-cash Restricted Investments made with the non-cash proceeds from the sale or redemption of, or income from, any Restricted Investments, or (v) an amount which, at the time of such Restricted Investment, does not exceed the amount of Restricted Payments that could then be made by Adelphia and its Restricted Subsidiaries under the covenant set forth under "Limitations on Restricted Payments"; provided further that no Restricted Investments may be made under
(ii), (iii), (iv) or (v) unless pro forma for such Restricted Investment Adelphia could incur $1 of debt under the first paragraph of the covenant set forth under "Limitation on Indebtedness."

  "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (ii) in the case of Indebtedness of Adelphia, the average life and the date such Indebtedness is scheduled to mature is not shortened and
(iii) in the case of Indebtedness of Adelphia, the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro

Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to Adelphia, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of Adelphia.

  "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of Adelphia to effect a Change of Control.

  "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Adelphia to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by Moody's or Standard & Poor's): (a) in the event the Notes are rated by either Moody's or Standard & Poor's on the Rating Date as Investment Grade Senior Debt, the rating of the Notes by both Moody's and Standard & Poor's Corporation shall be below Investment Grade Senior Debt; or (b) in the event the Notes are rated below Investment Grade Senior Debt by both Moody's and Standard & Poor's on the Rating Date, the rating of the Notes by either Moody's or Standard and Poor's shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

  "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

  "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder at any time prior to the maturity of the Notes.

  "Restricted Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate of Adelphia.

  "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities), on or with respect to any shares of Capital Stock of Adelphia or Capital Stock of any Subsidiary which is consolidated with Adelphia in accordance with generally accepted accounting principles consistently applied, except for any dividend or distribution which is made solely to Adelphia or another Subsidiary or dividends or distributions payable solely in shares of Common Stock of Adelphia, or (ii) any redemption, repurchase, retirement or other direct or indirect acquisition of (a) Indebtedness of Adelphia which is subordinate in right of payment to the Notes, except by exchange for or out of the proceeds of the substantially concurrent issuance of Permitted Refinancing Indebtedness or from the proceeds of a sale of Capital Stock by Adelphia or (b) shares of Capital Stock of Adelphia or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock of Adelphia or any securities exchangeable for or convertible into any such shares, other than options issued or shares purchased or granted under Adelphia's Stock Option Plan of 1986 or Adelphia's Restricted Stock Bonus Plan, from any employee of Adelphia or any of its Subsidiaries who, together with any Person that, directly or indirectly, controls (other than by virtue of being directly or indirectly the employer of such employee), is controlled by or is under common control with such employee, owns less than 1% of the outstanding Capital Stock of Adelphia, except for the purchase, redemption, retirement or other acquisition of any shares of Adelphia's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock other than any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to March 1, 2007.

  "Restricted Subsidiary" means (a) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

  "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

  "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and (c) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; provided that a Subsidiary organized or acquired after the date of the Indenture may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, any investment by Adelphia and its Restricted Subsidiaries in such Subsidiary made at the time of the organization or acquisition of such Subsidiary would be a Restricted Investment permissible under the Indenture. The Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

SUBORDINATION TO SUBSIDIARY DEBT

  All liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Senior Notes. As of December 31, 1996, the total indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $1.5 billion. See "Risk Factors--Holding Company Structure; Restrictive Covenants."

COVENANTS

  The Indenture contains, among others, the following covenants. Except as otherwise specified, all of the covenants described below appear in the Indenture.

  Limitation on Indebtedness. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an "incurrence"), any Indebtedness (other than the $350,000,000 of Senior Notes originally issued under the Indenture) unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than the product of the Annualized Pro Forma EBITDA for the latest fiscal quarter preceding such incurrence for which financial statements are available, multiplied by 8.75.

  Notwithstanding the above, the Indenture does not limit the incurrence of Indebtedness which is incurred by Adelphia or its Restricted Subsidiaries for working capital purposes or capital expenditures with respect to plant, property and equipment of Adelphia and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000. Further, the Indenture does not limit Permitted Refinancing Indebtedness, subject to the provisions of the covenant set forth under "Limitation on Restricted Payments."

  Limitation on Restricted Payments. The Indenture provides that, so long as any of the Senior Notes remain outstanding, Adelphia shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as defined above) if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment, or (b) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after January 1, 1993 (the amount of any Restricted Payment, if other than cash, to be based upon fair market value as determined in good faith by Adelphia's Board of Directors whose determination shall be conclusive) would exceed an amount equal to the greater of (i) the sum of $5,000,000 or (ii) the difference between (a) the Cumulative Credit (as defined above) and (b) the sum of the aggregate amount of all Restricted Payments, and all Permitted Investments made pursuant to clause (v) of the definition of "Permitted Investments," made on or after January 1, 1993 plus 1.2 times Cumulative Interest Expense (as defined above).

  Mergers and Consolidations. The Indenture provides that Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Senior Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect;
(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis for the most recent quarter, the pro forma Consolidated Fixed Charge Ratio of the surviving entity shall be at least 1:1; provided that, if the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction is within the range set forth in Column A below, then the pro forma Consolidated Fixed Charge Ratio of the surviving entity after giving effect to such transaction shall be at least equal to the greater of the percentage of the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction set forth in Column B or the ratio set forth in Column C below:

               A                                 B                                           C
             -----                             -----                                       ------
      1.1111:1 to 1.4999:1                      90%                                        1.00:1
         1.5 and higher                         80%                                        1.35:1

and provided, further, that if the pro forma Consolidated Fixed Charge Ratio of the surviving entity is 2:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such proviso.

  In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

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

  Limitations on Investment in Affiliates and Unrestricted Subsidiaries. After the date of the Indenture, Adelphia may not, nor will Adelphia allow any Restricted Subsidiary to, make a Restricted Investment other than by way of Permitted Investments unless pro forma for such Restricted Investment the Leverage Ratio of Adelphia does not exceed 7.75:1.

  Covenant to Secure Notes Equally. The Indenture provides that except for Liens created or assumed by Adelphia in connection with the acquisition of real property or equipment to be used by Adelphia in the operation of its business which do not secure Indebtedness in excess of the purchase price of such real property or equipment, Adelphia covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, it will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of Adelphia secured by such Lien, as long as any such other Indebtedness of Adelphia shall be so secured. The restriction imposed by this covenant shall not apply with respect to a Lien, including a pledge of Capital Stock of a Subsidiary or an Affiliate, to secure Indebtedness which is an obligation of such Subsidiary or Affiliate and not an obligation of Adelphia.

  Limitation on Transactions with Affiliates. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction with any Affiliate upon terms which would be any less favorable than those obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a person which is not an Affiliate. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction (or series of related transactions) involving in the aggregate $1,000,000 or more with any Affiliate except for (i) the making of any Restricted Payment, (ii) any transaction or series of transactions between Adelphia and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate), and (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Adelphia or any of its Restricted Subsidiaries, so long as the Board of Directors of Adelphia in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and provided further that for any Asset Sale, or a sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) of an interest in a Restricted Investment, involving an amount greater than $25,000,000, such Asset Sale or transfer of interest in a Restricted Investment is for fair value as determined by an opinion of a nationally recognized investment banking firm filed with the Trustee. Notwithstanding the foregoing, the Indenture provides that such provision will not prohibit any such transaction which is determined by the independent members of the Board of Directors of Adelphia, in their reasonable, good faith judgment (as evidenced by a Board Resolution filed with the Trustee) to be (a) in the best interests of Adelphia or such Restricted Subsidiary, and (b) upon terms which would be obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

  Limitation on Sale of Assets. The Indenture provides that neither Adelphia nor a Restricted Subsidiary shall sell an asset (including Capital Stock of Restricted Subsidiaries) or reclassify a Restricted Subsidiary existing on the date of the Indenture as an Unrestricted Subsidiary (a "Reclassification") unless (a) in the case of an asset sale, (i) at least 75% of the net proceeds received by Adelphia or such Restricted Subsidiary is in cash, cash equivalents or common or preferred Capital Stock or debt securities issued by a Person which has Investment Grade Senior Debt, and (ii) cash proceeds from the asset sale are used to reduce debt and such debt reduction results in Adelphia's Leverage Ratio being lower pro forma after such asset sale than prior to such asset sale, or (b) in the case of an asset sale or Reclassification, pro forma for such asset sale or Reclassification the Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than 7.75 multiplied by Annualized Pro Forma EBITDA, provided that in no case under either clause (a) or (b) shall Adelphia undertake an asset sale or Reclassification, if pro forma for such an asset sale or Reclassification Adelphia and its Restricted Subsidiaries would be the owners of fewer than 75% of the cable systems (measured on the basis of basic subscribers as of February 22, 1994) owned by Adelphia and its Restricted Subsidiaries as

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of February 22, 1994, provided however, that Adelphia and its Restricted
Subsidiaries may sell additional assets of up to 10% of assets held as of February 22, 1994 if the consideration received from such sale is (i) cash which is used within 12 months to purchase additional systems of equivalent value or (ii) other cable systems of equivalent value.

  Change of Control Offer. Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia shall notify the Trustee in writing of such proposed occurrence or occurrence, as the case may be, and shall make an offer to purchase (the "Change of Control Offer") the Senior Notes at a purchase price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

  Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia also shall
(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Senior Notes, at his address appearing in the register of the Senior Notes maintained by the Registrar, a notice stating:

  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 50 days from the date such notice is mailed and no later than 15 days after the date of the corresponding Change of Control Triggering Event) (the "Change of Control Payment Date");

  (3) that any Senior Note not tendered will continue to accrue interest;

  (4) that, unless Adelphia defaults in the payment of the Change of Control Purchase Price, any Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

  (5) that holders accepting the offer to have their Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

  (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Notes purchased;

  (7) that holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, provided that each Senior Note purchased and each such new Senior Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

  Notwithstanding any other provision of this covenant, in the case of a notice of a Change of Control Offer that is being furnished by Adelphia with respect to a proposed Change of Control that has not yet actually occurred, the Company may specify in such notice that holders of the Senior Notes shall be required to notify Adelphia, by a date not later than the date (the "Proposed Change of Control Response Date") which is 30 days

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from the date of such notice, as to whether such holders will tender their
Senior Notes for payment pursuant to the Change of Control Offer and to notify Adelphia of the principal amount of such Senior Notes to be so tendered (with the failure of any holder to so notify Adelphia within such 30-day period to be deemed an election of such holder not to accept such Change of Control Offer). In such event, Adelphia shall have the option, to be exercised by a subsequent written notice to be sent, no later than 15 days after the Proposed Change of Control Response Date, to the same Persons to whom the original notice of the Change of Control Offer was sent, to cancel or otherwise effect the termination of the proposed Change of Control and to rescind the related Change of Control Offer, in which case the then outstanding Change of Control Offer shall be deemed to be null and void and of no further effect.

  On the Change of Control Payment Date, Adelphia shall (a) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee Senior Notes so accepted together with an Officers' Certificate stating the Senior Notes or portions thereof tendered to Adelphia. The Paying Agent shall promptly mail to each holder of Senior Notes so accepted payment in an amount equal to the purchase price for such Senior Notes, and the Trustee shall promptly authenticate and mail to such holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered; provided that each such new Senior Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

  There shall be no purchase of any Senior Notes pursuant to this covenant if there has occurred (prior to, on or after, as the case may be, the tender of such Senior Notes pursuant to the Change of Control Offer, by the holders of such Senior Notes) and is continuing an Event of Default. The Paying Agent will promptly return to the respective holders thereof any Senior Notes (a) the tender of which has been withdrawn in compliance with the Indenture or (b) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to such Senior Notes).

  Because a "Change of Control" for purposes of this covenant is defined in terms of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act) of voting power, there may be circumstances in which the Rigas Family could beneficially own (for purposes of Rule 13d-3) more than 35% of the outstanding voting Capital Stock of Adelphia through options, warrants or other purchase rights while directly holding 35% or less of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors, without a Change of Control Triggering Event occurring. Further, a change in the composition of the Board of Directors of Adelphia could occur without the occurrence of a Change of Control Triggering Event if either the election or the nomination of the new directors was approved by two-thirds of the continuing directors or by the Rigas Family and its Affiliates. See "Certain Definitions--Change of Control."

  The indentures for the 12 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures, which together represent outstanding indebtedness in the aggregate principal amount of approximately $941,000,000 as of December 31, 1996, provide that Adelphia must make an offer to purchase such Notes and Debentures, respectively, at a purchase price equal to 100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances identical to those which trigger a Change of Control Offer under this covenant. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would trigger a Change of Control Offer under this covenant would constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase 12 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, 11 7/8% Debentures, 9 7/8% Debentures the 10 1/4% Notes, the 9 1/2% Notes, and Senior Notes in accordance with such provisions, and the indebtedness under such subsidiary credit agreements were to be accelerated, the source of funds for such purchases or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for the 12 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures 12 1/2% and the 9 7/8% Debentures or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or

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obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Change of Control Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":
(i) default in payment of any principal of the Senior Notes; (ii) default for 30 days in payment of any interest on the Notes; (iii) default by Adelphia in the observance or performance of any other covenant in the Senior Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding; (iv) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture; (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or (vi) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under generally accepted accounting principles as of the date of such bankruptcy, insolvency or reorganization. The Indenture provides that the Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal or interest on the Senior Notes) if the Trustee considers it to be in the best interest of the holders of the Senior Notes to do so.

  The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare to be immediately due and payable the principal amount of all the Senior Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Senior Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Senior Notes.

  The holders of a majority in principal amount of the Senior Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Senior Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

  No holder of any Senior Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Senior Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Senior Note for enforcement of payment of the principal of or interest on such Senior Note on or after the respective due dates expressed in such Senior Note.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides Adelphia may elect either (a) to defease and be discharged from any and all obligations with respect to the Senior Notes (except for the obligations to register the transfer or exchange of

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

such Senior Notes, to replace temporary or mutilated, destroyed, lost or stolen Senior Notes, to maintain an office or agency in respect of the Senior Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Senior Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Senior Notes, on the scheduled due dates therefor in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, Adelphia has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Senior Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling of the Internal Revenue Service concerning the Senior Notes or a ruling of general effect published by the Internal Revenue Service.

MODIFICATION OF INDENTURE

  From time to time, Adelphia and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Senior Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, issuing up to $250,000,000 in aggregate principal amount of additional Senior Notes pursuant to the Indenture and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Senior Notes, to modify or supplement the Indenture or the Senior Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Senior Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Senior Notes, (ii) reduce the rate of or change the time for payment of interest on any Senior Note, (iii) reduce the principal of or change the stated maturity of any Senior Note, (iv) make any Senior Note payable in money other than that stated in the Senior Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Senior Notes or provide for the redemption of the Senior Notes prior to maturity, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Senior Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

REPORTS TO HOLDERS

  So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission and to the holders of the Senior Notes. The Indenture provides that even if Adelphia is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Senior Notes, it will nonetheless continue to furnish such information to the Commission (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Senior Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

COMPLIANCE CERTIFICATE

  Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officer's Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

  Bank of Montreal Trust Company is to be the Trustee under the Indenture and has been appointed by Adelphia as Registrar and Paying Agent with regard to the Notes. Bank of Montreal Trust Company also serves

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

as Registrar and Paying Agent and Trustee under the indentures with respect to the 12 1/2% Senior Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

BOOK-ENTRY, DELIVERY AND FORM

  The New Notes will initially be issued in the form of one or more registered notes in global form (the "New Global Note," and together with the global notes representing the Old Notes, the "Global Note") or in certificated form. The New Global Note will be deposited on the Exchange Date with, or on behalf of, the Depositary and registered in the name of the Global Note Holder. See "Exchange Offer."

  DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments in respect of the principal of and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED SENIOR NOTES

  A Global Note is exchangeable for definitive Senior Notes in registered certificated form if (i) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Senior Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Senior Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Senior Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Senior Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless the Company determines otherwise in compliance with applicable law.

  EXCHANGE OF CERTIFICATED SENIOR NOTES FOR BOOK ENTRY NOTES

  Senior Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Senior Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note custodian. With respect to Senior Notes issued in definitive form, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by mailing a check to each such Holder's registered address, provided that all payments with respect to Senior Notes have an aggregate principal amount of $1,000 or more, the Holders of which have given wire transfer instructions to the Company at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. See "-- Principal, Maturity and Interest." The Senior Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the Old Notes for the New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The following discussion assumes that holders hold the Old Notes and the New Notes as capital assets within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Old Notes for the New Notes or that any such position would not be sustained.

  The tax treatment of a holder may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign entities and individuals, persons holding Old Notes or New Notes as a part of a hedging or conversion transaction or a straddle and holders whose "functional currency" is not the U.S. dollar, or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

  EACH HOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE

  The exchange of the New Notes for Old Notes should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent exchange of New Notes, a holder's basis in the New Notes will be the same as a holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes. As used herein, the term "Senior Note" refers to both an Old Note and a New Note received in exchange therefor.

INTEREST ON THE NEW NOTES

  A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues. A cash basis holder must include interest in income when cash payments are received by (or made available to) such holder.

MARKET DISCOUNT

  If a holder acquired an Old Note at a market discount (i.e., at a price less than the stated redemption price at maturity of the Old Note), the Old Note is subject to the market discount rules of the Code unless the market discount is de minimis. Market discount is de minimis if it is less than one quarter of one percent of the principal amount of the Old Note multiplied by the number of complete years to maturity after the holder acquired the Old Note. If the holder exchanges an Old Note that has more than de minimis market discount for a New Note, the New Note also will be subject to the market discount rules of the Code. New Notes purchased by a subsequent purchaser also will be subject to the market discount rules if the New Notes are purchased with more than a de minimis amount of market discount. Notes that have more than de minimis market discount are herein referred to as "Market Discount Notes."

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Market Discount Note. Alternatively, a holder may elect to include market discount in income currently over the life of the Market Discount Note. Such an election shall apply to all debt instruments with market discount acquired by the holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

  Market discount will accrue on a straight-line basis unless the holder elects to accrue market discount on a constant yield to maturity basis. Such an election shall apply only to the Market Discount Note with respect to which it is made and may not be revoked without the consent of the IRS. A holder who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to a Market Discount Note in an amount not exceeding the accrued market discount on the Market Discount Note until the maturity or disposition of the Market Discount Note.

AMORTIZABLE BOND PREMIUM

  A holder that purchased an Old Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Old Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Old
Note) to such year. If a holder made an election to amortize bond premium with respect to an Old Note and exchanges the Old Note for a New Note pursuant to the Exchange Offer, the election will apply to the New Note. A holder who exchanges an Old Note for which an election has not been made for a New Note, and a subsequent purchaser of a New Note, may also elect to amortize bond premium if the holder acquired the Note for an amount in excess of its principal amount. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

DISPOSITION OF THE NOTES

  Subject to the market discount rules discussed above, a holder of Senior Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of such securities equal to the difference between (i) the amount of cash and the fair market value of the property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the securities. Gain or loss recognized will be capital gain or loss provided the Notes are held as capital assets by the holder, and will be long-term capital gain or loss if the holder has held such securities (or is treated as having held such securities) for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Holders of the Senior Notes may be subject to backup withholding at a rate of 31% with respect to interest paid on the Senior Notes unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the requirements of the backup withholding rules.

  The Company will report to the holders of the Senior Notes and the IRS the amount of any "reportable payment" for each calendar year and amount of tax withheld, if any, with respect to payments on the Senior Notes.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER

SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Expiration Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996, and the consolidated financial statements of Olympus Communications, L.P. and its subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Prospectus and the related financial statement schedules of Adelphia and its subsidiaries included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets, March 31, 1995 and 1996 and unaudited
 December 31, 1996........................................................   F-3
Consolidated Statements of Operations, Years Ended March 31, 1994, 1995
 and 1996, and unaudited Nine Months Ended December 31, 1995 and 1996.....   F-4
Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1994, 1995 and 1996, and unaudited Nine Months Ended December
 31, 1996.................................................................   F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1994, 1995
 and 1996, and unaudited Nine Months Ended December 31, 1995 and 1996.....   F-6
Notes to Consolidated Financial Statements................................   F-7
OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
Independent Auditors' Report..............................................  F-25
Consolidated Balance Sheets, December 31, 1995 and 1996...................  F-26
Consolidated Statements of Operations, Years Ended December 31, 1994,
 1995, and 1996...........................................................  F-27
Consolidated Statements of Partners' Equity (Deficiency), Years Ended
 December 31, 1994, 1995 and 1996.........................................  F-28
Consolidated Statements of Cash Flows, Years Ended December 31, 1994, 1995
 and 1996.................................................................  F-29
Notes to Consolidated Financial Statements................................  F-30

                         INDEPENDENT AUDITORS' REPORT

Adelphia Communications Corporation:

  We have audited the accompanying consolidated balance sheets of Adelphia Communications Corporation and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Communications Corporation and subsidiaries at March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 7 to the consolidated financial statements, effective April 1, 1993, the Company changed its method of accounting for income taxes.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
June 28, 1996

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  MARCH 31,
                                            ----------------------  DECEMBER 31,
                                               1995        1996         1996
                                            ----------  ----------  ------------
                                                                    (UNAUDITED)
ASSETS:
Cable television systems, at cost, net of
 accumulated depreciation and
 amortization:
  Property, plant and equipment...........  $  518,405  $  560,376   $  636,077
  Intangible assets.......................     546,116     568,898      642,348
                                            ----------  ----------   ----------
    Total.................................   1,064,521   1,129,274    1,278,425
Cash and cash equivalents.................       5,045      10,809      105,652
Investments...............................      48,968      68,147       95,774
Preferred equity investment in Managed
 Partnership..............................      18,338      18,338       18,338
Subscriber receivables--net...............      20,433      23,803       30,345
Prepaid expenses and other assets--net....      48,352      52,658       70,821
Related party receivables--net............      49,691      64,550       28,789
                                            ----------  ----------   ----------
    Total.................................  $1,255,348  $1,367,579   $1,628,144
                                            ==========  ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY):
Notes payable of subsidiaries to banks and
 institutions.............................  $1,086,350  $1,224,675   $1,347,162
12 1/2% Senior Notes due 2002.............     400,000     400,000      400,000
10 1/4% Senior Notes due 2000.............      99,011      99,158       99,280
11 7/8% Senior Debentures due 2004........     124,470     124,502      124,529
9 7/8% Senior Debentures due 2005.........     127,994     128,118      128,219
9 1/2% Senior Pay-In-Kind Notes due 2004..     164,370     180,357      188,923
13% Senior Discount Notes of Unrestricted
 Subsidiary due 2003......................         --          --       180,828
Other debt................................      19,415      18,663       19,178
Accounts payable..........................      42,872      66,668       84,861
Subscriber advance payments and deposits..      16,494      14,706       15,158
Accrued interest and other liabilities....      87,751      99,106      110,696
Deferred income taxes.....................     110,139     106,209      106,026
                                            ----------  ----------   ----------
    Total liabilities.....................   2,278,866   2,462,162    2,804,860
                                            ----------  ----------   ----------
Commitments and contingencies (Note 4)
Cumulative equity in loss (less than) in
 excess of investment
 in and amounts due from Olympus..........     (11,943)     33,656       41,661
                                            ----------  ----------   ----------
Stockholders' equity (deficiency):
 Class A Common Stock, $.01 par value,
  50,000,000 (1995) and 200,000,000 (1996)
  shares authorized, respectively;
  14,906,691 (1995) and 15,364,009 (1996)
  shares outstanding, respectively........         149         154          154
 Class B Common Stock, $.01 par value,
  25,000,000 shares authorized and
  10,944,476 shares outstanding...........         109         109          109
 Additional paid-in capital...............     211,190     214,415      214,415
 Accumulated deficit......................  (1,223,023) (1,342,917)  (1,433,055)
                                            ----------  ----------   ----------
    Total stockholders' equity
     (deficiency).........................  (1,011,575) (1,128,239)  (1,218,377)
                                            ----------  ----------   ----------
    Total.................................  $1,255,348  $1,333,923   $1,628,144
                                            ==========  ==========   ==========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            NINE MONTHS ENDED
                              YEAR ENDED MARCH 31,            DECEMBER 31,
                          -------------------------------  --------------------
                            1994       1995       1996       1995       1996
                          ---------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Revenues................  $ 319,045  $ 361,505  $ 403,597  $ 296,460  $ 350,575
                          ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Direct operating and
   programming..........     90,547    106,993    124,116     90,218    108,466
  Selling, general and
   administrative.......     52,801     63,487     68,357     50,961     61,132
  Depreciation and
   amortization.........     89,402     97,602    111,031     79,468     89,552
  Rate regulation.......        --         --       5,300        --         --
                          ---------  ---------  ---------  ---------  ---------
   Total................    232,750    268,082    308,804    220,647    259,150
                          ---------  ---------  ---------  ---------  ---------
Operating income........     86,295     93,423     94,793     75,813     91,425
                          ---------  ---------  ---------  ---------  ---------
Other income (expense):
  Interest income from
   affiliates...........      9,188     11,112     10,623      8,875      6,310
  Other income..........       (299)     1,453        --         --         --
  Priority investment
   income from Olympus..     22,300     22,300     28,852     18,725     30,632
  Interest expense......   (182,136)  (195,698)  (210,691)  (159,159)  (180,764)
  Equity in loss of
   joint ventures.......    (30,054)   (44,349)   (46,257)   (31,319)   (44,131)
  Gain on sale of
   investment...........        --         --         --         --       8,405
                          ---------  ---------  ---------  ---------  ---------
   Total................   (181,001)  (205,182)  (217,473)  (162,878)  (179,548)
                          ---------  ---------  ---------  ---------  ---------
Loss before income
 taxes, extraordinary
 loss and
 cumulative effect of
 change in accounting
 principle..............    (94,706)  (111,759)  (122,680)   (87,065)   (88,123)
Income tax (expense)
 benefit................     (2,742)     5,475      2,786      2,366         64
                          ---------  ---------  ---------  ---------  ---------
Loss before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle..............    (97,448)  (106,284)  (119,894)   (84,699)   (88,059)
Extraordinary loss on
 early retirement of
 debt...................       (752)       --         --         --      (2,079)
Cumulative effect of
 change in accounting
 for
 income taxes...........    (89,660)       --         --         --         --
                          ---------  ---------  ---------  ---------  ---------
Net loss................  $(187,860) $(106,284) $(119,894) $ (84,699) $ (90,138)
                          =========  =========  =========  =========  =========
Loss per weighted
 average share of common
 stock before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle..............  $   (5.66) $   (4.32) $   (4.56) $   (3.22) $   (3.35)
Extraordinary loss per
 weighted average share
 on early retirement of
 debt...................      (0.04)       --         --         --       (0.08)
Cumulative effect per
 weighted average share
 of change in accounting
 for income taxes.......      (5.21)       --         --         --         --
                          ---------  ---------  ---------  ---------  ---------
Net loss per weighted
 average share of common
 stock..................  $  (10.91) $   (4.32) $   (4.56) $   (3.22) $   (3.43)
                          =========  =========  =========  =========  =========
Weighted average shares
 of common stock
 outstanding
 (in thousands).........     17,221     24,628     26,305     26,303     26,308
                          =========  =========  =========  =========  =========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                             (DOLLARS IN THOUSANDS)

                          CLASS A CLASS B ADDITIONAL              STOCKHOLDERS'
                          COMMON  COMMON   PAID-IN   ACCUMULATED     EQUITY
                           STOCK  STOCK    CAPITAL    DEFICIT     (DEFICIENCY)
                          ------- ------- ---------- -----------  -------------
Balance, March 31, 1993.   $ 44    $109    $ 60,112  $  (928,879)  $  (868,614)
Issuance of Class A
 Common Stock
 on January 14, 1994....     91     --      155,872          --        155,963
Excess of purchase price
 of acquired assets over
 predecessor owners'
 book value.............    --      --      (17,553)         --        (17,553)
Net loss................    --      --          --      (187,860)     (187,860)
                           ----    ----    --------  -----------   -----------
Balance, March 31, 1994.    135     109     198,431   (1,116,739)     (918,064)
Issuance of Class A
 Common Stock
 on January 10, 1995....      4     --        3,588          --          3,592
Issuance of Class A
 Common Stock
 on February 28, 1995...     10     --       14,851          --         14,861
Excess of purchase price
 of acquired assets over
 predecessor owners'
 book value.............    --      --       (5,680)         --         (5,680)
Net loss................    --      --          --      (106,284)     (106,284)
                           ----    ----    --------  -----------   -----------
Balance, March 31, 1995.    149     109     211,190   (1,223,023)   (1,011,575)
Issuance of Class A
 Common Stock
 on April 3, 1995.......      5     --        4,995          --          5,000
Excess of purchase price
 of acquired assets over
 predecessor owners'
 book value.............    --      --       (1,770)         --         (1,770)
Net loss................    --      --          --      (119,894)     (119,894)
                           ----    ----    --------  -----------   -----------
Balance, March 31, 1996.    154     109     214,415   (1,342,917)   (1,128,239)
Net loss (unaudited)....    --      --          --       (90,138)      (90,138)
                           ----    ----    --------  -----------   -----------
Balance, December 31,
 1996 (unaudited).......   $154    $109    $214,415  $(1,433,055)  $(1,218,377)
                           ====    ====    ========  ===========   ===========



                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS ENDED
                              YEAR ENDED MARCH 31,            DECEMBER 31,
                          -------------------------------  --------------------
                            1994       1995       1996       1995       1996
                          ---------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $(187,860) $(106,284) $(119,894) $ (84,699) $ (90,138)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
  Depreciation..........     56,370     66,064     70,890     50,812     55,618
  Amortization..........     33,032     31,538     40,141     28,656     33,934
  Noncash interest
   expense..............      1,680     14,756     16,288      8,032     25,938
  Equity in loss of
   joint ventures.......     30,054     44,349     46,257     31,319     44,131
  Rate regulation.......        --         --       2,700        --         --
  Gain on sale of
   investment...........        --         --         --         --      (8,405)
  Extraordinary loss on
   debt retirement......        752        --         --         --       2,079
  Loss on disposal of
   property.............      1,051        --         --         --         --
  Cumulative effect of
   change in accounting
   for
   income taxes.........     89,660        --         --         --         --
  Increase (decrease) in
   deferred income
   taxes, net of effects
   of acquisitions......      2,061     (5,975)    (3,930)    (3,544)      (183)
  Changes in operating
   assets and
   liabilities, net of
   effects of
   acquisitions and
   divestitures:
   Subscriber
    receivables.........       (155)      (478)    (3,370)    (7,061)    (6,466)
   Prepaid expenses and
    other assets........    (16,288)   (21,152)   (14,465)   (21,187)   (12,879)
   Accounts payable.....      5,871     14,789     23,796     30,279     18,116
   Subscriber advance
    payments and
    deposits............     (1,134)       699     (1,788)    (3,041)       452
   Accrued interest and
    other liabilities...     11,858     10,630      7,662      3,803     (1,191)
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...     26,952     48,936     64,287     33,369     61,006
                          ---------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
 Cable television
  systems acquired......    (21,681)   (70,256)   (60,804)   (17,846)  (136,370)
 Expenditures for
  property, plant and
  equipment.............    (75,894)   (92,082)  (100,089)   (72,445)   (86,415)
 Investments in other
  joint ventures........     (8,890)   (38,891)   (24,333)   (13,785)   (36,750)
 Preferred equity
  investment in Managed
  Partnership...........    (18,338)       --         --         --         --
 Amounts invested in and
  advanced (to) from
  Olympus and related
  parties...............    (45,285)   (46,046)    (4,236)   (27,360)     4,568
 Alternate access rights
  acquired..............    (27,000)       --         --         --         --
 Proceeds from sale of
  investment............        --         --         --         --      11,618
                          ---------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities...   (197,088)  (247,275)  (189,462)  (131,436)  (243,349)
                          ---------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
 Proceeds from debt.....    744,770    155,314    273,508    226,469    903,865
 Repayments of debt.....   (690,232)   (38,107)  (138,694)  (110,645)  (622,358)
 Costs associated with
  debt financing........     (4,961)    (2,759)    (3,875)       --     (15,408)
 Issuance of Class A
  Common Stock..........    155,963     14,861        --         --         --
 Proceeds from
  subsidiary's issuance
  of warrants...........        --         --         --         --      11,087
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 financing activities...    205,540    129,309    130,939    115,824    277,186
                          ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 cash and cash
 equivalents............     35,404    (69,030)     5,764     17,757     94,843
Cash and cash
 equivalents, beginning
 of period..............     38,671     74,075      5,045      5,045     10,809
                          ---------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $  74,075  $   5,045  $  10,809  $  22,802  $ 105,652
                          =========  =========  =========  =========  =========
Supplemental disclosure
 of cash flow activity--
 Cash payments for
  interest..............  $ 178,840  $ 193,206  $ 198,369  $ 147,111  $ 152,384
                          =========  =========  =========  =========  =========

                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company and Basis for Consolidation

  Adelphia Communications Corporation and subsidiaries ("Adelphia") owns, operates and manages cable television systems and other related telecommunications businesses. Adelphia's operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of fiber optic and coaxial cables. These services are offered in the respective franchise areas under the name Adelphia Cable Communications.

  The consolidated financial statements include the accounts of Adelphia and its more than 50% owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  During the years ended March 31, 1995 and 1996, Adelphia consummated several acquisitions, each of which was accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the consolidated results of Adelphia effective with the date acquired. A description of the acquisitions is provided below.

  On June 16, 1994, Adelphia invested $34,000 in TMC Holdings Corporation ("THC"), the parent of Tele-Media Company of Western Connecticut. THC owns cable television systems which, at the acquisition date, served approximately 43,000 subscribers in western Connecticut. The investment in THC provides Adelphia with a $30,000 preferred equity interest in THC and a 75% non-voting common equity interest, with a liquidation preference to the remaining 25% common stock ownership interest in THC. Adelphia has the right to convert such interest to a 75% voting common equity interest, with a liquidation preference to the remaining shareholders' 25% common stock ownership interest, on demand subject to certain regulatory approvals. Debt assumed, included in notes payable of subsidiaries to banks and institutions, was $52,000 at closing.

  On June 30, 1994, Adelphia acquired from Olympus 85% of the common stock of Northeast Cable, Inc. ("Northeast") for a purchase price of $31,875. Northeast owns cable television systems which, at the acquisition date, served approximately 36,500 subscribers in eastern Pennsylvania. Of the purchase price, $16,000 was paid in cash and the remainder resulted in a decrease in Adelphia's receivable from Olympus. Debt assumed, included in notes payable of subsidiaries to banks and institutions, was $42,300 at closing.

  On January 10, 1995, Adelphia issued 399,087 shares of Class A Common Stock in connection with the merger of a wholly-owned subsidiary of Adelphia into Oxford Cablevision, Inc. ("Oxford"), one of the Terry Family cable systems. At the acquisition date, Oxford served approximately 4,200 subscribers located in the North Carolina counties of Granville and Warren.

  On January 31, 1995, Adelphia acquired a majority equity position in Tele-Media Company of Martha's Vineyard, L.P. for $11,775, a cable system which, at the acquisition date, served approximately 7,000 subscribers located in Martha's Vineyard, Massachusetts.

  On April 12, 1995, Adelphia acquired cable systems from Clear Channels Cable TV Company located in Kittanning, New Bethlehem and Freeport, Pennsylvania, for $17,456. These systems served approximately 10,700 subscribers at the date of acquisition.

  On January 9, 1996, Adelphia completed the acquisition of the cable systems of Eastern Telecom Corporation and Robinson Cable TV, Inc. These systems served approximately 24,000 subscribers at the acquisition date located in western Pennsylvania and were purchased for an aggregate price of $43,000.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Investment in Olympus Joint Venture Partnership

  The investment in the Olympus joint venture partnership comprises both limited and general partner interests. The general partner interest represents a 50% voting interest in Olympus Communications, L.P. ("Olympus") and is being accounted for using the equity method. Under this method, Adelphia's investment, initially recorded at the historical cost of contributed property, is adjusted for subsequent capital contributions and its share of the losses of the partnership as well as its share of the accretion requirements of the partnership's interests. The limited partner interest represents a preferred interest ("PLP interests") entitled to a 16.5% annual return.

  The PLP interests are nonvoting, are senior to claims of certain other partner interests, and provide for an annual priority return of 16.5%. Olympus is not required to pay the entire 16.5% return currently and priority return on PLP interests is recognized as income by Adelphia when received. Correspondingly, equity in net loss of Olympus excludes accumulated unpaid priority return (see Note 2).

 Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

 Property, Plant and Equipment

  Property, plant and equipment are comprised of the following:

                                                  MARCH 31,
                                             ---------------------  DECEMBER 31,
                                               1995        1996         1996
                                             ---------  ----------  ------------
                                                                    (UNAUDITED)
   Operating plant and equipment............ $ 786,917  $  863,957   $ 946,866
   Real estate and improvements.............    46,453      51,147      57,262
   Support equipment........................    28,242      30,076      31,530
   Construction in progress.................    77,026     105,158     146,593
                                             ---------  ----------   ---------
                                               938,638   1,050,338   1,182,251
   Accumulated depreciation.................  (420,233)   (489,962)   (546,174)
                                             ---------  ----------   ---------
                                             $ 518,405  $  560,376   $ 636,077
                                             =========  ==========   =========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and buildings. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead, and interest. Capitalized interest amounted to $1,345, $1,736 and $1,766 for the years ended March 31, 1994, 1995 and 1996, respectively.

 Intangible Assets

  Intangible assets, net of accumulated amortization, are comprised of the following:


                                                      MARCH 31,
                                                  ----------------- DECEMBER 31,
                                                    1995     1996       1996
                                                  -------- -------- ------------
                                                                    (UNAUDITED)
   Purchased franchises.......................... $493,249 $465,983   $481,170
   Goodwill......................................   38,805   58,377     66,705
   Non-compete agreements........................   13,495   11,240     14,641
   Purchased subscriber lists....................      567   33,298     79,832
                                                  -------- --------   --------
                                                  $546,116 $568,898   $642,348
                                                  ======== ========   ========

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  A portion of the aggregate purchase price of cable television systems acquired has been allocated to purchased franchises, purchased subscriber lists, goodwill and non-compete agreements. Purchased franchises and goodwill are amortized on the straight-line method over 40 years. Purchased subscriber lists are amortized on the straight-line method over periods which range from 5 to 10 years. Non-compete agreements are amortized on the straight-line method over their contractual lives which range from 4 to 12 years. Accumulated amortization of intangible assets amounted to $107,914, $137,012 and $162,127 at March 31, 1995 and 1996 and December 31, 1996, respectively.

 Cash and Cash Equivalents

  Adelphia considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Interest on liquid investments was $2,020, $1,230 and $1,859 for the years ended March 31, 1994, 1995, and
1996, respectively.

 Investments

  The equity method of accounting is generally used to account for investments in affiliates which are greater than 20% but not more than 50% owned. Under this method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or losses of its affiliates. Dividends or other distributions are recorded as a reduction of Adelphia's investment. Investments in affiliates accounted for using the equity method generally reflect Adelphia's equity in their underlying assets.

  Investments in entities in which Adelphia's ownership is less than 20% and investments greater than 20% in which Adelphia does not influence the operating or financial decisions of the entity are generally accounted for using the cost method. Under the cost method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in net income or losses of the investee only to the extent distributed by the investee as dividends or other distributions. Dividends received in excess of earnings subsequent to the date the investment was made are recorded as reductions of the cost of the investment.

  Adelphia's nonconsolidated investments are as follows:

                                                  MARCH 31,
                                               ----------------  DECEMBER 31,
                                                1995     1996        1996
                                               -------  -------  ------------
                                                                 (UNAUDITED)
   Investments accounted for using the equity
    method:
    Gross investment:
     CLEC ventures............................ $15,764  $28,754    $47,748
     Page Call, Inc...........................   6,915   11,187     14,176
     Other....................................   2,847      800      1,451
    Cumulative equity in net losses...........  (1,458)  (6,814)    (9,901)
                                               -------  -------    -------
       Total..................................  24,068   33,927     53,474
                                               -------  -------    -------
   Investments accounted for using the cost
    method:
    Niagara Frontier Hockey, L.P..............  15,000   22,681     27,690
    Commonwealth Security, Inc................   4,200    4,200      4,200
    SuperCable ALK International..............   3,000    3,171      3,171
    Programming ventures......................   2,700    2,806      2,920
    Mobile communications.....................     --       680      3,559
    Other.....................................     --       682        760
                                               -------  -------    -------
       Total..................................  24,900   34,220     42,300
                                               -------  -------    -------
    Total investments......................... $48,968  $68,147    $95,774
                                               =======  =======    =======

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On April 12, 1994, Adelphia purchased for $15,000 (i) convertible preferred units in Niagara Frontier Hockey, L.P., (the "Sabres Partnership") which owns the Buffalo Sabres National Hockey League ("NHL") Franchise, convertible to a 34% equity interest and (ii) warrants allowing Adelphia to increase its interest to 40%. Adelphia has also committed to advance $12,500 to the Sabres Partnership in the form of 14% convertible capital funding notes. In connection with the $12,500 commitment, Adelphia's convertible preferred units' return has been increased to 14%. During the year ended March 31, 1996, the Company funded $7,681 of the $12,500 and by April 24, 1996, the entire $12,500 had been funded. The Sabres Partnership manages and receives allocations of profits, losses and distributions from the Marine Midland Arena, a new sports and entertainment facility completed for the opening of the 1996-1997 NHL season. Adelphia believes this investment will be a competitive advantage in the Buffalo cable television market.

 Subscriber Receivables

  An allowance for doubtful accounts of $3,503, $1,216 and $1,239 has been deducted from subscriber receivables at March 31, 1995 and 1996, and December 31, 1996, respectively. The decrease in the allowance for doubtful accounts as of March 31, 1996 resulted from a change in procedure for writing off doubtful accounts. This change had no effect on bad debt expense.

 Amortization of Other Assets and Debt Discounts

  Deferred debt financing costs, included in prepaid expenses and other assets, and debt discounts, a reduction of the carrying amount of the debt, are amortized over the term of the related debt. The unamortized amounts included in prepaid expenses and other assets were $23,355, $25,274 and $33,637 at March 31, 1995 and 1996 and December 31, 1996, respectively.

 Franchise Expense

  The typical term of Adelphia's franchise agreements upon renewal is 10 years. Franchise fees range from 3% to 5% of subscriber revenues and are expensed currently.

 Asset Impairments

  Adelphia periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Noncash Financing and Investing Activities

  Capital leases entered into during the year ended March 31, 1994 totaled $7,186. There were no material capital leases entered into during the years ended March 31, 1995 and 1996. Reference is made to Notes 1, 2, 5 and 9 for descriptions of additional non-cash financing and investing activities.

 Derivative Financial Instruments

  Net settlement amounts under interest rate swap agreements are recorded as adjustments to interest expense during the period incurred.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited interim financial information as of December 31, 1996 and for the nine months ended December 31, 1995 and 1996 contains all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the data as of such date and for such periods. This information does not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles. The results of operations for the nine months ended December 31, 1996 are not necessarily indicative of the results to be expected for the year ending March 31, 1997.

 Reclassifications

  Certain March 31, 1994, 1995 and 1996 amounts have been reclassified to conform with the December 31, 1996 presentation.

2. RELATED PARTY INVESTMENTS AND RECEIVABLES:

  Related party receivables--net represent advances to Managed Partnerships (see Note 9), the Rigas family (principal shareholders and officers of Adelphia) and Rigas family controlled entities. No related party advances are collateralized.

  The following table summarizes the investments in and (receivables) from
Olympus:

                                                  MARCH 31,
                                               -----------------  DECEMBER 31,
                                                 1995     1996        1996
                                               --------  -------  ------------
                                                                  (UNAUDITED)
   Cumulative equity in loss over investment
    in Olympus................................ $ 48,688  $93,563    $96,081
   Amounts due from Olympus...................  (60,631) (59,907)   (54,420)
                                               --------  -------    -------
                                               $(11,943) $33,656    $41,661
                                               ========  =======    =======

  On February 28, 1995, ACP Holdings, Inc., a wholly-owned subsidiary of Adelphia, and the managing general partner of Olympus, certain shareholders of Adelphia, Olympus and various Telesat Entities ("Telesat"), wholly-owned subsidiaries of FPL Group, Inc., entered into an investment agreement whereby Telesat contributed to Olympus substantially all of the assets associated with certain cable television systems, serving approximately 50,000 subscribers in southern Florida, in exchange for general and limited partner interests and newly issued preferred limited partner interests in Olympus. Prior to the Telesat Investment Agreement, Olympus had obligations to Adelphia for intercompany advances, preferred limited partner ("PLP") interests, and priority return on PLP interests. In conjunction with the Telesat Investment Agreement, Adelphia converted a portion of the intercompany advances, a portion of the existing PLP interests and all of the existing accrued priority return on the PLP interests, to capital contributions. At March 31, 1994, 1995 and 1996 and December 31, 1996, Adelphia owned $276,101, $225,000, $222,860 and $258,442 in Olympus PLP Interests, respectively.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On March 28, 1996, ACP, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Olympus Partnership Agreement. The amendment provides for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provides for a $40,000 distribution to Adelphia as a reduction of its PLP interests and accrued priority return. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and advances from an affiliate.

  On March 31, 1994, Adelphia acquired from Olympus the rights to provide alternate access in its respective franchise areas and an investment in an unaffiliated partnership for a purchase price of $15,500. The purchase price of the assets resulted in a corresponding reduction of amounts due Adelphia. The $15,400 excess of the purchase price over Olympus' book value has been recorded by Adelphia as an additional investment in Olympus.

  The major components of the financial position of Olympus as of March 31, 1995 and 1996, and December 31, 1995 and 1996, and the results of operations for the three months ended March 31, 1995 and 1996, and the years ended December 31, 1995 and 1996 were as follows:

                                          MARCH 31,           DECEMBER 31,
                                     --------------------  --------------------
                                       1995       1996       1995       1996
                                     ---------  ---------  ---------  ---------
                                         (UNAUDITED)
   Balance Sheet Data:
    Property, plant and equipment--
     net...........................  $ 181,705  $ 221,381  $ 203,129  $ 225,775
    Total assets...................    425,813    625,243    533,909    640,221
    Notes payable to banks.........    298,309    514,500    419,000    309,000
    10 5/8% Senior Notes due 2006..        --         --         --     200,000
    Total liabilities..............    411,299    706,239    552,453    724,420
    Limited partners' interests....    337,500    334,290    396,630    407,669
    General partners' equity
     (deficiency)..................   (342,991)  (435,291)  (415,174)  (491,868)
   Statement of Operations Data:
    Revenues.......................  $  23,920  $  39,088  $ 120,968  $ 159,870
    Operating income...............      3,449      8,265     21,275     33,013
    Net loss.......................     (5,497)    (2,845)   (19,391)   (10,950)
    Net loss of general and limited
     partners after priority return
     and accretion requirements....    (22,224)   (20,067)   (82,749)   (76,594)

  On October 6, 1993, Adelphia purchased the preferred Class B Limited Partnership Interest in Syracuse Hilton Head Holdings, L.P. ("SHHH"), a Managed Partnership, for a price of $18,338 from Robin Media Group, an unrelated party. SHHH is a joint venture of the Rigas Family and Tele-Communications, Inc. ("TCI") and owns systems managed by Adelphia. The Class B Limited Partnership Interest has a preferred return of 14% annually which is payable on a current basis at the option of SHHH, and is senior in priority to the partnership interests of the Rigas family and TCI. Preferred return on the Class B Limited Partner Interest in SHHH totaled $2,654 and $2,645 and is included in revenues for the years ended March 31, 1995 and 1996, respectively.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  In September 1993, the Board of Directors of Adelphia authorized Adelphia to make loans in the future to the Managed Partnerships up to an amount of $50,000. During the year ended March 31, 1994, Adelphia made loans in the net amount of $15,000 to SHHH, to facilitate the acquisition of cable television systems serving Palm Beach County, Florida from unrelated parties. During fiscal year 1995, Adelphia sold its investment in TMIP to SHHH for $13,000. On January 31, 1995, a wholly owned subsidiary of Adelphia received a $20,000 preferred investment from SHHH to facilitate the acquisition of cable properties from Tele-Media Company of Delaware.

3. DEBT:

 Notes Payable of Subsidiaries to Banks and Institutions

  Notes payable of subsidiaries to banks and institutions are comprised of the following:

                                                    MARCH 31,
                                              --------------------- DECEMBER 31,
                                                 1995       1996        1996
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
   Credit agreements with banks payable
    through 2004
    (weighted average interest rate 8.16%,
    7.51% and 7.03% at
    March 31, 1995 and 1996, and December
    31, 1996, respectively).................  $  584,250 $  758,975  $  991,862
   10.66% Senior Secured Notes due 1996
    through 1999............................     250,000    245,000     165,000
   9.95% Senior Secured Notes due through
    1997....................................       9,600      3,200         --
   10.80% Senior Secured Notes due 1996
    through 2000............................      45,000     36,000      36,000
   10.50% Senior Secured Notes due 1997
    through 2001............................      16,000     16,000      12,800
   9.73% Senior Secured Notes due 1998
    through 2001............................      37,500     37,500      37,500
   10.25% Senior Subordinated Notes due 1996
    through 1998............................      72,000     56,000      32,000
   11.85% Senior Subordinated Notes due 1998
    through 2000............................      60,000     60,000      60,000
   11.13% Senior Subordinated Notes due 1999
    through 2002............................      12,000     12,000      12,000
                                              ---------- ----------  ----------
                                              $1,086,350 $1,224,675  $1,347,162
                                              ========== ==========  ==========

  The amount of borrowings available to Adelphia under its revolving credit agreements is generally based upon the subsidiaries achieving certain levels of operating performance. Adelphia had commitments from banks for additional borrowings of up to $301,000 at March 31, 1996 (including the effects of the refinancing and the acquisition of cable operations discussed in Note 11) and $37,000 at December 31, 1996 which expire through 2004. Adelphia pays commitment fees of up to .5% of unused principal.

  Borrowings under most of these credit arrangements of subsidiaries are collateralized by a pledge of the stock in their respective subsidiaries, and, in some cases, by assets. These agreements stipulate, among other things, limitations on additional borrowings, investments, transactions with affiliates and other subsidiaries, and the payment of dividends and fees by the subsidiaries. They also require maintenance of certain financial ratios by the subsidiaries. Several of the subsidiaries' agreements, along with the notes of the parent company, contain cross default provisions. At March 31, 1996 approximately $219,000 of the net assets of subsidiaries would be permitted to be transferred to the parent company in the form of dividends, priority return and loans without the prior approval of the lenders based upon the results of operations of such subsidiaries for the quarter ended March 31, 1996. The subsidiaries are permitted to pay management fees to the parent company or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.5%; certificate of deposit rate plus 1.25% to 2.75%; or LIBOR plus 1% to 2.5%. At March 31, 1995 and 1996, and December 31, 1996, the weighted average interest rate on notes payable to banks and institutions was 9.33%, 8.36% and 8.25%, respectively. At December 31, 1996, the rates on 31% of Adelphia's notes payable to banks and institutions were fixed for at least one year through the terms of the notes or interest rate swap agreements.

 12 1/2% Senior Notes due 2002

  On May 14, 1992, Adelphia issued at face value to the public $400,000 aggregate principal amount of unsecured 12 1/2% Senior Notes due May 15, 2002. Interest is due on the notes semi-annually. The notes, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions on, among other things, the incurrence of indebtedness, mergers and sale of assets, certain restricted payments by Adelphia, investments in affiliates and certain other affiliate transactions. The notes further require that Adelphia maintain a debt to annualized operating cash flow ratio of not greater than
8.75 to 1.00, based on the latest fiscal quarter, exclusive of the incurrence of $50,000 in additional indebtedness which is not subject to the required ratio. Adelphia may redeem the notes in whole or in part on or after May 15, 1997, at 106% of principal, declining to 100% of principal on or after May 15, 1999.

 10 1/4% Senior Notes due 2000

  On July 28, 1993, Adelphia issued $110,000 aggregate principal amount of unsecured 10 1/4% Senior Notes due July 2000. Interest is due on the notes semi-annually. The notes which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. The notes are not callable prior to the maturity date of July 15, 2000. During fiscal 1995, $10,000 of notes were retired through open market purchases.

 11 7/8% Senior Debentures due 2004

  On September 10, 1992, Adelphia issued to the public $125,000 aggregate principal amount of unsecured 11 7/8% Senior Debentures due September 2004. Interest is due on the debentures semi-annually. The debentures, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. Adelphia may redeem the debentures in whole or in part on or after September 15, 1999, at 104.5% of principal, declining to 100% of principal on or after September 15, 2002.

 9 7/8% Senior Debentures due 2005

  On March 11, 1993, Adelphia issued 9 7/8% Senior Debentures due March 2005 in the aggregate principal amount of $130,000. Interest on the debentures is payable semi-annually. The debentures, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. The debentures are not redeemable prior to the maturity date of March 1, 2005.

 9 1/2% Senior Pay-In-Kind Notes due 2004

  On February 15, 1994, Adelphia issued $150,000 aggregate principal amount of unsecured 9 1/2% Senior Pay-In-Kind Notes due February 2004. On or prior to February 1999, all interest on the notes, which is due semi-annually, may at the option of Adelphia be paid in cash or through the issuance of additional notes valued at 100% of their principal amount. The notes will bear cash interest from February 1999 through maturity. The notes which are effectively subordinate to all liabilities of the subsidiaries contain restrictions and covenants similar to the 12 1/2% Senior Notes. Adelphia may redeem the notes in whole or in part on or after February 15, 1999, at 103.56% of principal, declining to 100% of principal on or after February 15, 2002.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 13% Senior Subordinated Notes due 1996

  On February 14, 1994, Adelphia redeemed all of the 13% Senior Subordinated Notes for 100% of the $100,000 aggregate principal amount.

 Maturities of Debt

  Maturities of debt for the four years and three months after December 31, 1996 are as follows:

   Three months ended March 31, 1997................................... $ 11,785
   Year ended March 31, 1998...........................................  177,846
   Year ended March 31, 1999...........................................  217,791
   Year ended March 31, 2000...........................................  138,269
   Year ended March 31, 2001...........................................  251,900

  The maturities of debt listed above have been adjusted to reflect changed maturity dates resulting from repayment of certain debt during April 1996 from borrowings under a new credit facility (see Note 11). Management intends to fund Adelphia's requirements for maturities of debt through borrowings under new and existing credit arrangements and internally generated funds. Changing conditions in the financial markets may have an impact on how Adelphia will refinance its debt in the future.

 Interest Rate Swaps and Caps

  Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks, Olympus and Managed Entities to reduce the impact of changes in interest rates on its debt. Several of Adelphia's credit arrangements include provisions which require interest rate protection for a portion of its debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt to reduce the risk of incurring higher interest costs due to rising interest rates. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to a variable-rate debt which is indexed to LIBOR to reduce the risk of incurring higher interest costs in periods of falling interest rates. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks, by Olympus or by the Managed Entities. Adelphia does not expect any such nonperformance. The following table summarizes the notional amounts outstanding and weighted average interest rate data, based on variable rates in effect at March 31, 1995 and 1996, for all swaps and caps which expire 1996 through 1998.

                                                                   MARCH 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
   Pay Fixed Swaps
     Notional amount.......................................... $396,000 $416,000
     Average receive rate.....................................    6.19%    5.68%
     Average pay rate.........................................    7.50%    7.94%
   Receive Fixed Swaps
     Notional amount.......................................... $406,000 $108,500
     Average receive rate.....................................    6.77%    6.66%
     Average pay rate.........................................    6.30%    5.74%
   Interest Rate Caps
     Notional amount..........................................      --   $50,000
     Average cap rate.........................................      --     9.00%

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  During fiscal 1996, Adelphia received $11,526 upon termination of several interest rate swap agreements having a stated notional principal amount of $270,000. The amount received will be amortized as a reduction of interest expense through November 1998. At March 31, 1996 and December 31, 1996, the unamortized balance is $10,027. Also during fiscal 1996, the Company received $4,900 and assumed the obligations as a counterparty under certain interest rate swap agreements with Olympus. These interest rate swap agreements have a notional principal amount of $140,000 and expire through November 1998.

4. COMMITMENTS AND CONTINGENCIES:

  Adelphia rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $3,988, $4,356 and $4,687 for the years ended March 31, 1994, 1995 and 1996, respectively.

  In connection with certain obligations under franchise agreements, Adelphia obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Adelphia has fulfilled all of its obligations such that no payments under surety bonds have been required.

  During the period July 1, 1993 through July 26, 1996, Adelphia had a program to self insure for casualty and business interruption insurance. This program was part of an agreement between Adelphia and each of its subsidiaries in which Adelphia provided insurance for casualty and business interruption claims of up to $10,000 and $20,000 per claim, respectively, for each subsidiary of Adelphia. Effective July 26, 1996, Adelphia is insured by an outside party for casualty and business interruption.

  The cable television industry and Adelphia are subject to extensive regulation at the federal, state and local levels. Pursuant to the 1992 Cable Act, which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry the FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Several amendments to the rate regulations have subsequently been added.

  The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. The Telecommunications Act of 1996 (the "1996 Act") deregulates the rates for cable programming services on March 31, 1999. Adelphia cannot predict the effect of the 1996 Act on future rulemaking proceedings or changes to the rate regulations.

  Effective September 1, 1993, as a result of the 1992 Cable Act, Adelphia repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. Adelphia adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. Adelphia also implemented a program in all of its systems called "CableSelect" under which most of Adelphia's

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) satellite-delivered programming services were offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elected to customize their channel lineup, Adelphia provided, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program were also implemented in all systems managed by Adelphia. Adelphia believes CableSelect provided increased programming choices to its subscribers while providing flexibility to Adelphia to respond to future changes in areas such as customer demand and programming. Adelphia no longer offers the CableSelect Program in any of its systems.

  A letter of inquiry, one of at least 63 sent by the FCC to numerous cable operators, was received by an Olympus system regarding the implementation of this new method of offering services. Olympus responded in writing to the FCC's inquiry. On November 18, 1994, the FCC released amended rules under which, on a prospective basis, any a la carte package will be treated as a regulated tier, except for packages involving premium services. Also, on November 18, 1994, the Cable Services Bureau of the FCC issued a decision holding that the "CableSelect" program was an evasion of the rate regulations and ordered this package to be treated as a regulated tier. This decision, and all other letters of inquiry decisions, were principally decided on the number of programming services moved from regulated tiers to "a la carte" packages. Adelphia has appealed this decision to the full Commission which affirmed the Cable Service Bureau's decision. Adelphia has sought reconsideration of the decision.

  Certain other cable television companies that utilized a la carte packages have recently reached settlement/resolution with the FCC on this issue. Adelphia believes that in view of this experience with other operators, resolution of these differences is possible, consistent with the terms and conditions of those earlier resolutions. Adelphia has engaged in discussions with the Cable Services Bureau of the FCC regarding a settlement of all outstanding rate proceedings involving "a la carte" packages. A proposed settlement has been made available for public comment by the FCC. Accordingly, results of operations for the fiscal year ended March 31, 1996 include a $5,300 charge representing management's estimate of the total costs associated with the resolution of this matter. Such costs include, (i) an estimate of credits to be extended to customers in future periods of up to $2,700, (ii) legal and other costs incurred during the fiscal year ended March 31, 1996, and (iii) an estimate of legal and other costs to be incurred associated with the ultimate resolution of this matter. At March 31, 1996 and December 31, 1996, $3,800 and $3,519, respectively, of the charge to earnings remained in accrued interest and other liabilities. While Adelphia cannot predict the ultimate outcome or effect of this matter, management of Adelphia does not expect the ultimate outcome of this matter to have a material adverse effect on Adelphia's financial position and results of operations. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the Company. The Company is currently unable to predict the effect that the amended regulations, future FCC treatment of "a la carte" packages or other future FCC rulemaking proceedings will have on its business and results of operations in future periods.

5. STOCKHOLDERS' EQUITY (DEFICIENCY):

  Adelphia has no convertible securities or other common stock equivalent securities outstanding.

 Public Offering of Class A Common Stock on January 14, 1994

  On January 14, 1994, Adelphia sold 9,132,604 shares of Class A Common Stock. Of the 9,132,604 shares, 3,300,000 shares were sold to the public at $18.00 per share, with an underwriting discount of $.855 per share.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Partnerships controlled by the family of John J. Rigas, President and Chief Executive Officer of Adelphia, purchased the other 5,832,604 shares at the public offering price less the underwriting discount. Net proceeds to Adelphia after offering expenses aggregated $155,963.

 Stock Issued During Fiscal 1995

  On January 10, 1995, Adelphia issued 399,087 shares of Class A Common Stock in connection with the acquisition of Oxford (see Note 1). On February 28, 1995, 1,000,000 shares of Class A Common Stock were sold to FPL Group, Inc. for $15.00 per share.

 Stock Issued During Fiscal 1996

  On April 3, 1995, Olympus purchased from Adelphia, through a charge to its receivable balance with Adelphia, 457,300 shares of Adelphia Class A Common Stock for $5,000. Olympus used the stock in the acquisition of the cable and security systems of WB Cable Associates, Ltd.

 Preferred Stock

  The Certificate of Incorporation of Adelphia authorizes 5,000,000 shares of Preferred Stock, $.01 par value. None have been issued.

 Common Stock

  The Certificate of Incorporation of Adelphia authorizes two classes of common stock, Class A and Class B. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock voting as a separate class, are entitled to elect one of Adelphia's directors. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock upon transfer, subject to certain limited exceptions. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid 105% of the amount payable per share for each share of Class B Common Stock.

  Upon liquidation, dissolution or winding up of Adelphia, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of Class B Common Stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

 Restricted Stock Bonus Plan

  Adelphia has reserved 500,000 shares of Class A Common Stock for issuance to officers and other key employees at the discretion of the Compensation Committee of the Board of Directors. The bonus shares will be awarded without any cash payment by the recipient unless otherwise determined by the Compensation Committee. Shares awarded under the plan vest over a five year period. No awards have been made under the plan.

 Stock Option Plan

  Adelphia has a stock option plan, which provides for the granting of options to purchase up to 200,000 shares of Adelphia's Class A Common Stock to officers and other key employees of the Company and its

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) subsidiaries. Options may be granted at an exercise price equal to the fair market value of the shares on the date of grant. The plan permits the granting of tax-qualified incentive stock options, in addition to non-qualified stock options. Options outstanding under the plan may be exercised by paying the exercise price per share through various alternative settlement methods. No stock options have been granted under the plan.

6. EMPLOYEE BENEFIT PLANS:

  Adelphia has a savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 20% of their pre-tax compensation subject to certain limitations. Adelphia makes matching contributions not exceeding 1.5% of each participant's pre-tax compensation. Adelphia's matching contributions amounted to $305, $343 and $350 for the years ended March 31, 1994, 1995 and 1996, respectively.

7. TAXES ON INCOME:

  Adelphia and its corporate subsidiaries file a consolidated federal income tax return, which includes its share of the subsidiary partnerships and joint venture partnership results. At March 31, 1996, Adelphia had net operating loss carryforwards for federal income tax purposes of approximately $1.1 billion expiring through 2011. Depreciation and amortization expense differs for tax and financial statement purposes due to the use of prescribed periods rather than useful lives for tax purposes and also as a result of differences between tax basis and book basis of certain acquisitions.

  Adelphia adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective April 1, 1993. Under SFAS No. 109, deferred tax assets and liabilities are recognized for differences between the financial statement amounts of assets and liabilities and their respective tax bases. The cumulative effect of adopting SFAS No. 109 at April 1, 1993 was to increase the net loss by $89,660 for the year ended March 31, 1994. The effect of adopting SFAS No. 109 on loss before extraordinary loss and cumulative effect of a change in accounting principle was not significant for the year ended March 31, 1994.

  As a result of applying SFAS No. 109, $110,498 of previously unrecorded deferred tax benefits from operating loss carryforwards incurred by Adelphia were recognized at April 1, 1993 as part of the cumulative effect of adopting the statement. Under prior accounting, a portion of these benefits would have been recognized as a reduction of income tax expense from continuing operations in the year ended March 31, 1994.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  The tax effects of significant items comprising Adelphia's net deferred tax liability are as follows:

                                    APRIL 1,             MARCH31,
                                    ---------  -------------------------------
                                      1993       1994       1995       1996
                                    ---------  ---------  ---------  ---------
   Deferred tax liabilities:
     Differences between book and
      tax basis of property, plant
      and equipment and intangible
      assets......................  $ 192,444  $ 210,816  $ 232,639  $ 234,312
     Other........................      8,401      9,703     11,783        --
                                    ---------  ---------  ---------  ---------
       Subtotal...................    200,845    220,519    244,422    234,312
                                    ---------  ---------  ---------  ---------
   Deferred tax assets:
     Reserves not currently
      deductible..................        687     15,576     12,326     14,467
     Operating loss carryforwards.    307,001    337,924    381,377    415,121
                                    ---------  ---------  ---------  ---------
                                      307,688    353,500    393,703    429,588
     Valuation allowance..........   (196,503)  (224,702)  (259,420)  (301,485)
                                    ---------  ---------  ---------  ---------
       Subtotal...................    111,185    128,798    134,283    128,103
                                    ---------  ---------  ---------  ---------
     Net deferred tax liability...  $  89,660  $  91,721  $ 110,139  $ 106,209
                                    =========  =========  =========  =========

  The net change in the valuation allowance for the years ended March 31, 1995 and 1996 was an increase of $34,718 and $42,065, respectively.

  Income tax (expense) benefit for the years ended March 31, 1994, 1995 and 1996 is as follows:

                                                        YEAR ENDED MARCH 31,
                                                       ------------------------
                                                        1994     1995    1996
                                                       -------  ------  -------
  Current............................................. $  (681) $ (500) $(1,144)
  Deferred............................................  (2,061)  5,975    3,930
                                                       -------  ------  -------
    Total............................................. $(2,742) $5,475  $ 2,786
                                                       =======  ======  =======

  A reconciliation of the statutory federal income tax rate and Adelphia's effective income tax rate is as follows:

                                                   YEAR ENDED MARCH 31,
                                                   --------------------------
                                                    1994      1995      1996
                                                   ------    ------    ------
  Statutory federal income tax rate...............     35%       35%       35%
  Change in valuation allowance...................    (30%)     (31%)     (37%)
  State taxes, net of federal benefit.............     (2%)       4%       (1%)
  Other...........................................     (6%)      (3%)       5%
                                                   ------    ------    ------
  Effective income tax (expense) benefit rate.....     (3%)       5%        2%
                                                   ======    ======    ======

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in Adelphia's financial instrument portfolio are cash, notes payable, debentures and interest rate swaps and caps. The carrying values of notes payable approximate their fair values at March 31, 1995 and 1996. The carrying cost of the public notes and debentures at March 31, 1995 and 1996 of $915,845 and $932,135, respectively, exceeded their fair value by $95,628 and $1,420, respectively. At March 31, 1995 and 1996, Adelphia would have been required to pay approximately $6,929 and $14,225, respectively, to settle its interest

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) rate swap and cap agreements, representing the excess of carrying cost over fair value of these agreements. The fair values of the debt and interest rate swaps and caps were based upon quoted market prices of similar instruments or on rates available to Adelphia for instruments of the same remaining maturities.

9. RELATED PARTY TRANSACTIONS:

  Adelphia currently manages cable television systems which are principally owned by Olympus and limited partnerships in which certain of Adelphia's principal shareholders who are executive officers have equity interests (the "Managed Partnerships").

  Adelphia has agreements with Olympus and the Managed Partnerships which provide for the payment of fees to Adelphia. The aggregate fee revenues from Olympus and the Managed Partnerships amounted to $2,946, $7,293, $2,700 and $1,868 for the years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1996, respectively. In addition, Adelphia was reimbursed by Olympus and Managed Partnerships for allocated corporate costs of $4,021, $4,521, $7,517 and $11,760 for the years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1996, respectively, which have been recorded as a reduction of selling, general and administrative expense.

  Adelphia leases from a partnership and a corporation owned by principal shareholders who are executive officers support equipment under agreements which have been accounted for as capital leases. These obligations, which are included in other debt, amounted to $933, $451 and $128 at March 31, 1995 and 1996, and December 31, 1996, respectively. Adelphia also leases from this partnership certain buildings under operating leases. Rent expense under these operating leases aggregated $391, $97 and $127 for the years ended March 31, 1994, 1995 and 1996, respectively.

  Net settlement amounts under interest rate swap agreements with Olympus and the Managed Partnerships recorded as adjustments to interest expense during the period incurred, decreased Adelphia's interest expense by $1,920 and $173 for the years ended March 31, 1994 and 1995, respectively, and increased interest expense by $826 for the year ended March 31, 1996 and $2,862 for the nine months ended December 31, 1996.

  On March 31, 1994, Adelphia acquired from certain Managed Partnerships the rights to provide alternate access in their respective franchise areas for a purchase price of $14,000. Additionally, on March 31, 1994, Adelphia purchased real property from certain partnerships owned by principal shareholders who are executive officers for a total of $14,312. The purchase of the assets resulted in a reduction of amounts due Adelphia of $28,312. Since these asset purchases are transactions among entities under common control, they have been recorded by Adelphia based upon the predecessor owners' book value. The $17,553 excess of the purchase price of these assets over the predecessor owners' book value has been recorded as a direct charge to Adelphia's additional paid-in capital.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
10. QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following tables summarize the financial results of Adelphia for each of the quarters in the years ended March 31, 1995 and 1996:

                                               THREE MONTHS ENDED
                                   -------------------------------------------
                                   JUNE 30   SEPTEMBER 30 DECEMBER 31 MARCH 31
                                   --------  ------------ ----------- --------
   Year ended March 31, 1995:
    Revenues......................  $84,020     $90,795     $92,737    $93,953
    Operating expenses:
     Direct operating and
      programming.................   24,896      26,632      27,644     27,821
     Selling, general and
      administrative..............   14,693      15,117      16,409     17,268
     Depreciation and
      amortization................   21,489      25,267      26,043     24,803
                                   --------    --------    --------   --------
       Total......................   61,078      67,016      70,096     69,892
                                   --------    --------    --------   --------
     Operating income.............   22,942      23,779      22,641     24,061
                                   --------    --------    --------   --------
    Other income (expense):
     Interest income from
      affiliates..................    2,369       2,386       2,912      3,445
     Other income.................      593         270          76        514
     Priority investment income
      from Olympus................    5,575       5,575       5,575      5,575
     Interest expense.............  (46,913)    (48,412)    (49,668)   (50,705)
     Equity in loss of joint
      ventures....................  (12,634)     (8,984)     (8,744)   (13,987)
                                   --------    --------    --------   --------
       Total......................  (51,010)    (49,165)    (49,849)   (55,158)
                                   --------    --------    --------   --------
    Loss before income taxes......  (28,068)    (25,386)    (27,208)   (31,097)
    Income tax (expense) benefit..   (1,223)      1,119      (1,214)     6,793
                                   --------    --------    --------   --------
    Net loss...................... $(29,291)   $(24,267)   $(28,422)  $(24,304)
                                   ========    ========    ========   ========
    Net loss per weighted average
     share of common stock........ $  (1.20)   $  (0.99)   $  (1.16)  $  (0.97)
                                   ========    ========    ========   ========
    Weighted average shares of
     common stock outstanding (in
     thousands)...................   24,452      24,452      24,452     25,175
                                   ========    ========    ========   ========

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED
                                   -------------------------------------------
                                   JUNE 30   SEPTEMBER 30 DECEMBER 31 MARCH 31
                                   --------  ------------ ----------- --------
  Year ended March 31, 1996:
   Revenues....................... $ 96,921    $ 97,082    $102,457   $107,137
                                   --------    --------    --------   --------
   Operating expenses:
    Direct operating and
     programming..................   28,522      29,630      32,066     33,898
    Selling, general and
     administrative...............   16,870      17,110      16,981     17,396
    Depreciation and amortization.   27,624      26,165      25,679     31,563
    Rate regulation...............      --          --          --       5,300
                                   --------    --------    --------   --------
      Total.......................   73,016      72,905      74,726     88,157
                                   --------    --------    --------   --------
   Operating income...............   23,905      24,177      27,731     18,980
                                   --------    --------    --------   --------
   Other income (expense):
    Interest income from
     affiliates...................    3,410       3,378       2,087      1,748
    Other income..................      --          --          --         --
    Priority investment income
     from Olympus                     5,575       6,575       6,575     10,127
    Interest expense..............  (53,124)    (52,754)    (53,281)   (51,532)
    Equity in loss of joint
     ventures.....................  (11,054)     (9,629)    (10,636)   (14,938)
                                   --------    --------    --------   --------
      Total.......................  (55,193)    (52,430)    (55,255)   (54,595)
                                   --------    --------    --------   --------
   Loss before income taxes.......  (31,288)    (28,253)    (27,524)   (35,615)
   Income tax benefit.............    1,044         195       1,127        420
                                   --------    --------    --------   --------
   Net loss....................... $(30,244)   $(28,058)   $(26,397)  $(35,195)
                                   ========    ========    ========   ========
   Net loss per weighted average
    share of
    common stock.................. $  (1.15)   $  (1.07)   $  (1.00)  $  (1.34)
                                   ========    ========    ========   ========
   Weighted average shares of
    common stock outstanding (in
    thousands)....................   26,294      26,308      26,308     26,308
                                   ========    ========    ========   ========

11. SUBSEQUENT EVENTS (THROUGH DATE OF INDEPENDENT AUDITORS' REPORT):

  On April 1, 1996, Adelphia purchased the cable television operations of Cable TV Fund 11-B, Ltd. This CATV system was acquired for $84,267 and served approximately 39,700 subscribers at the acquisition date in the New York counties of Erie and Niagara. The acquisition was financed through a combination of debt proceeds from a $200,000 credit facility in which an Adelphia subsidiary is a co-borrower with an affiliated entity and funds received through the repayment of amounts previously advanced to related entities. These amounts may be reborrowed by the related entities in future periods. The acquisition has been accounted for using the purchase method. Accordingly, the financial results of the acquired operations have been included in the consolidated results of Adelphia effective from the date acquired.

  On April 12, 1996, certain subsidiaries of the Company (collectively, the "Borrowers") entered into a $690,000 financing arrangement consisting of a $540,000 revolving credit facility maturing December 31, 2003 and a $150,000 term loan facility maturing December 31, 2004. Initial borrowings during April 1996 of $483,000 were used primarily to repay existing indebtedness. Interest rates charged are based upon one or more of the following rates at the option of the Borrowers: Eurodollar rate or the greater of the prime rate and the Federal funds rate plus 1/2 of 1% plus a margin of from 0% to 2% depending upon the Borrower's senior funded debt

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS
                                  UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) ratio. Interest on outstanding borrowings is generally payable on a quarterly basis. The maximum available under the revolving credit facility is reduced, in increasing quarterly amounts, beginning June 30, 1998 through December 31, 2003. The Borrowers pay a commitment fee of either .375% or .250% per annum (depending upon the Borrower's senior funded debt ratio) of the unused revolving credit facility commitments during the term of the agreement. Borrowings under the term loan facility are payable in installments, in increasing quarterly amounts, commencing June 30, 1998 and ending on December 31, 2004.

  On April 15, 1996, an 89% owned subsidiary of Adelphia, Hyperion Telecommunications, Inc. ("Hyperion"), realized proceeds, net of discounts, commissions and other transaction costs, of $168,600 upon issuance of $329,000 aggregate principal amount of 13% Senior Discount Notes (the "Hyperion Senior Notes") due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of common stock of Hyperion expiring April 1, 2001. Proceeds of $11,087 were allocated to the value of the warrants. If all warrants were exercised, the warrants would represent approximately 5.78% of the common stock of Hyperion on a fully diluted basis. Proceeds, net of discounts, commissions, and other transaction costs were used to repay certain indebtedness to Adelphia, to make loans to certain key Hyperion officers and will be used to fund Hyperion's expansion of its existing markets, to complete construction of new networks and to enter additional markets, including related capital expenditures, working capital requirements, operating losses and investments in joint ventures.

  On May 16, 1996, Hyperion completed the sale of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of $11,618 resulting in a pre-tax gain of $8,405. As part of the transaction, Hyperion was released from its covenant not to compete with respect to the South Florida market. Hyperion plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

12. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT:

  On July 12, 1996, Adelphia acquired all of the cable systems of First Carolina Cable TV, L.P. These systems served approximately 32,500 subscribers at the date of acquisition primarily located in Vermont and were purchased for an aggregate price of $48,500 in cash. The acquisition has been accounted for using the purchase method. Accordingly, the financial results of the acquired systems have been included in the consolidated results of Adelphia effective from the date acquired.

  On February 26, 1997, Adelphia issued $350,000 of 9 7/8% Senior Notes (the "Senior Notes") in a private placement. Net proceeds, after payment of transaction costs, of approximately $340,000 were used to reduce amounts outstanding on Adelphia's subsidiaries' notes payable to banks and to purchase, redeem or otherwise retire a portion of Adelphia's 12 1/2% Senior Notes due 2002. Interest is payable semi-annually commencing September 1, 1997. The Senior Notes are unsecured and are due March 1, 2007. Holders of the Senior Notes have the right to require Adelphia to redeem their Senior Notes at 100% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, transactions with affiliates and the sale of assets. The indenture also provides for payment to the note holders of liquidated damages of up to 2% per annum of the Senior Notes principal if Adelphia does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Senior Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially the same as those of the Senior Notes. The new issue of debt securities is expected to be recorded at the same carrying value as the Senior Notes and, accordingly, no gain or loss is expected to be recognized.

                         INDEPENDENT AUDITORS' REPORT

Olympus Communications, L.P.:

  We have audited the accompanying consolidated balance sheets of Olympus Communications, L.P. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, partners' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Olympus Communications, L.P. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 26, 1997

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                            DECEMBER 31,
                                                         --------------------
                                                           1995       1996
                                                         ---------  ---------
ASSETS:
Cable systems, at cost, net of accumulated depreciation
 and amortization:
  Property, plant and equipment......................... $ 203,129  $ 225,775
  Intangible assets.....................................   280,873    350,411
                                                         ---------  ---------
    Total...............................................   484,002    576,186
Cash and cash equivalents...............................    32,677     26,466
Subscriber receivables--net.............................     7,838     10,491
Prepaid expenses and other assets--net..................     9,392     27,078
                                                         ---------  ---------
    Total............................................... $ 533,909  $ 640,221
                                                         =========  =========
LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY):
Notes payable to banks.................................. $ 419,000  $ 309,000
10 5/8% Senior Notes due 2006...........................       --     200,000
Other debt..............................................       809     63,713
Accounts payable........................................    14,261     15,122
Subscriber advance payments and deposits................     3,957      5,426
Accrued interest and other liabilities..................    12,992     30,429
Accrued priority return on preferred limited partner
 interests..............................................    19,269     20,476
Due to affiliates--net..................................    38,613     39,667
Deferred income taxes...................................    43,552     40,587
                                                         ---------  ---------
    Total liabilities...................................   552,453    724,420
Commitments and contingencies (Note 5)
Partners' equity (deficiency):
  Limited partners' interests...........................   396,630    407,669
  General partners' equity (deficiency).................  (415,174)  (491,868)
                                                         ---------  ---------
    Total partners' equity (deficiency).................   (18,544)   (84,199)
                                                         ---------  ---------
    Total............................................... $ 533,909  $ 640,221
                                                         =========  =========

                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
Revenues........................................  $ 93,421  $120,968  $159,870
Business interruption revenue...................     1,037        --       --
                                                  --------  --------  --------
   Total........................................    94,458   120,968   159,870
                                                  --------  --------  --------
Operating expenses:
 Direct operating and programming...............    22,369    37,494    48,598
 Selling, general and administrative............    18,708    23,912    28,974
 Depreciation and amortization..................  36,703    31,953      40,446
 Management fees to Managing Affiliate..........     6,302     6,334     8,839
                                                  --------  --------  --------
   Total........................................    84,082    99,693   126,857
                                                  --------  --------  --------
Operating income................................    10,376    21,275    33,013
                                                  --------  --------  --------
Other income (expense):
 Interest expense...............................   (22,889)  (29,217)  (40,748)
 Interest expense--affiliates...................    (9,373)   (7,501)   (6,600)
 Other income (expense).........................       585       (15)      401
                                                  --------  --------  --------
   Total........................................   (31,677)  (36,733)  (46,947)
                                                  --------  --------  --------
Loss before income taxes and extraordinary loss.   (21,301)  (15,458)  (13,934)
Income tax benefit (expense)....................       276    (2,824)    2,984
                                                  --------  --------  --------
Loss before extraordinary loss..................   (21,025)  (18,282)  (10,950)
Extraordinary loss on early retirement of debt
 (net of income tax benefit of $486)............       --     (1,109)      --
                                                  --------  --------  --------
Net loss........................................   (21,025)  (19,391)  (10,950)
Priority return on preferred and senior limited
 partner interests..............................   (61,923)  (63,358)  (65,644)
Net loss allocated to redeemable limited
 partners.......................................     5,000       --        --
Accretion requirement of redeemable limited
 partners.......................................    (5,885)      --        --
                                                  --------  --------  --------
Net loss of general and limited partners after
 priority return and accretion requirements.....  $(83,833) $(82,749) $(76,594)
                                                  ========  ========  ========
Loss per general and limited partners' unit
 before extraordinary loss and after priority
 return and accretion requirements..............  $ (8,383) $ (8,164) $ (7,659)
Extraordinary loss per general and limited
 partners' unit on early retirement of debt.....       --       (111)      --
                                                  --------  --------  --------
Net loss per general and limited partners' unit
 after
 priority return and accretion requirements.....  $ (8,383) $ (8,275) $ (7,659)
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY)

                             (DOLLARS IN THOUSANDS)

                                                                    TOTAL
                                          LIMITED    GENERAL   PARTNERS' EQUITY
                                          PARTNERS  PARTNERS     (DEFICIENCY)
                                          --------  ---------  ----------------
Balance, December 31, 1993............... $    --   $(452,115)    $(452,115)
  Excess of sale price over carrying
   value of assets
   sold to affiliates....................      --      41,943        41,943
  Net loss of general partner after
   priority return and accretion
   requirements..........................      --     (83,833)      (83,833)
  Capital distribution...................      --        (100)         (100)
                                          --------  ---------     ---------
Balance, December 31, 1994...............      --    (494,105)     (494,105)
  Intercompany advances converted to
   general
   partners' equity (deficiency).........      --      49,974        49,974
  Redeemable preferred limited partner
   interests
   converted to general partners' equity
   (deficiency)..........................      --      51,101        51,101
  Accrued priority return converted to
   general
   partners' equity (deficiency).........      --     142,300       142,300
  Excess of obligation for redeemable
   limited partner interest over carrying
   value of investment exchanged to
   satisfy such obligation...............      --       4,754         4,754
  Excess of ascribed value over
   historical cost
   of assets contributed by Telesat......      --     (86,349)      (86,349)
  Issuance of preferred limited partner
   interests.............................  376,625        --        376,625
  Issuance of limited and senior limited
   partner interests.....................   20,005        --         20,005
  Net loss of general and limited
   partners
   after priority return.................      --     (82,749)      (82,749)
  Capital distribution...................      --        (100)         (100)
                                          --------  ---------     ---------
Balance, December 31, 1995...............  396,630   (415,174)      (18,544)
  Net loss of general and limited
   partners
   after priority return.................      --     (76,594)      (76,594)
  Issuance of preferred limited partner
   interests ............................   65,711        --         65,711
  Capital distributions..................  (54,672)      (100)      (54,772)
                                          --------  ---------     ---------
Balance, December 31, 1996............... $407,669  $(491,868)    $ (84,199)
                                          ========  =========     =========

                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1994      1995       1996
                                                 --------  ---------  ---------
Cash flows from operating activities:
 Net loss......................................  $(21,025) $ (19,391) $ (10,950)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation................................    19,132     22,593     25,507
   Amortization................................    17,571      9,360     14,939
   Extraordinary loss on debt retirement
    (net of income tax benefit)................       --       1,109        --
   Accretion of non-interest bearing note......       --         --       6,207
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions and divestitures:
     Subscriber receivables....................       398     (1,026)    (2,653)
     Prepaid expenses and other assets.........    (2,722)    (2,505)   (16,318)
     Accounts payable..........................     4,590      2,729        861
     Subscriber advance payments and deposits..       368        581      1,469
     Accrued interest and other liabilities....     3,333     (8,113)    17,314
   Deferred business interruption proceeds.....    (1,037)       --         --
   Deferred income taxes.......................      (323)     2,824     (2,965)
                                                 --------  ---------  ---------
Net cash provided by operating activities......    20,285      8,161     33,411
                                                 --------  ---------  ---------
Cash flows from investing activities:
 Business acquisitions, net of cash acquired...       --     (85,853)   (42,327)
 Expenditures for property, plant and
  equipment....................................   (23,916)   (21,498)   (28,117)
 Proceeds from sale of assets to affiliates....    43,318        --         --
                                                 --------  ---------  ---------
Net cash provided by (used for) investing
 activities....................................    19,402   (107,351)   (70,444)
                                                 --------  ---------  ---------
Cash flows from financing activities:
 Proceeds from debt............................       --     438,000    324,500
 Repayments of debt............................   (11,871)  (336,094)  (235,018)
 Costs associated with debt financing..........       --      (4,872)    (6,215)
 Payments of priority returns..................   (22,300)   (37,341)   (64,438)
 Amounts advanced (to) from affiliates.........   (16,362)    32,724      1,054
 Issuance of preferred limited partner
  interests....................................       --      39,125     65,711
 Capital distributions.........................      (100)      (100)   (54,772)
                                                 --------  ---------  ---------
Net cash (used for) provided by financing
 activities....................................   (50,633)   131,442     30,822
                                                 --------  ---------  ---------
(Decrease) increase in cash and cash
 equivalents...................................   (10,946)    32,252     (6,211)
Cash and cash equivalents, beginning of year...    11,371        425     32,677
                                                 --------  ---------  ---------
Cash and cash equivalents, end of year.........  $    425  $  32,677  $  26,466
                                                 ========  =========  =========
Supplemental disclosure of cash flow activity--
 Cash payments for interest....................  $ 31,377  $  38,057  $  38,283
                                                 ========  =========  =========

                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


1. THE PARTNERSHIP AND BASIS OF PRESENTATION:

  Olympus Communications, L.P. and subsidiaries ("Olympus") is a joint venture limited partnership formed under the laws of Delaware with 50% of the outstanding voting interests held by ACP Holdings, Inc., ("ACP Holdings"), a wholly-owned subsidiary of Adelphia Communications Corporation ("Adelphia") and managing general partner of Olympus. As described below, effective February 28, 1995, the remaining 50% of the voting interest is held by various Telesat entities ("Telesat") which are wholly-owned subsidiaries of FPL Group, Inc. ("FPL"). Olympus' operations consist primarily of selling video programming which is distributed to subscribers in Florida for a monthly fee through a network of fiber optic and coaxial cables.

  The consolidated financial statements include the accounts of Olympus and its substantially wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  On June 30, 1994, Adelphia acquired from Olympus 85% of the common stock of Northeast Cable, Inc. ("Northeast") for a purchase price of $31,875 and assumption of notes payable to banks of $42,300. Northeast owns cable television systems serving approximately 36,500 subscribers in eastern Pennsylvania. Of the purchase price, $16,000 was paid in cash and the remainder resulted in a decrease in Olympus' then existing amount payable to Adelphia. No gain or loss was recognized on this transaction. The consolidated statements of operations and cash flows for Olympus include the operations of Northeast for the six months ended June 30, 1994.

  On February 28, 1995, Olympus entered into a Liquidation Agreement with the Gans Family ("Gans"), an Olympus limited partner. Under this Liquidation Agreement, Gans agreed to exchange their redeemable limited partner interests in Olympus for the remaining 15% of the common stock of Northeast held by Olympus. Concurrently with the closing of the Liquidation Agreement, ACP Holdings, Olympus, Telesat and certain shareholders of Adelphia entered into an investment agreement (the "Telesat Investment Agreement") whereby Telesat contributed to Olympus substantially all of the assets associated with certain cable television systems, serving approximately 50,000 subscribers in southern Florida, in exchange for general and limited partner interests of $5, Senior Limited Partner ("SLP") interests of $20,000 and $112,500 of newly issued 16.5% preferred limited partner ("PLP") interests.

  Prior to the Telesat Investment Agreement, Olympus had obligations to Adelphia for intercompany advances, redeemable PLP interests, and accrued priority return on redeemable PLP interests. In conjunction with the Telesat Investment Agreement, Adelphia contributed $49,974 of the intercompany advances, $51,101 of the existing redeemable PLP interests and all of the then existing accrued priority return on the redeemable PLP interests to general partners' equity (deficiency). Adelphia then exchanged its remaining redeemable PLP interests for $225,000 of new PLP interests. Also, Senior Debt (as defined in the Telesat Investment Agreement) owed by Olympus to Adelphia of $40,000 remained outstanding after consummation of the Telesat Investment Agreement.

  On March 28, 1996, ACP Holdings, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Telesat Investment Agreement and the Olympus Partnership Agreement. The amendment provided for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provided for a $40,000 distribution to Adelphia as a reduction of its PLP interest and accrued priority return balances. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and borrowings by a subsidiary of Olympus (see Note 3).

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  On April 3, 1995, Olympus purchased all of the cable and security systems of WB Cable Associates, Ltd. ("WB Cable") serving approximately 44,000 cable and security subscribers for a purchase price of $82,000. WB Cable provides cable service from one headend and security services from one location in West Boca Raton, Florida. Of the purchase price, $77,000 was paid in cash and $5,000 was paid in Adelphia Class A Common Stock. The acquisition, which was accounted for under the purchase method of accounting, was financed principally through additional borrowings under Olympus subsidiaries' credit agreement (see Note
3).

  On January 5, 1996, Olympus acquired all of the southeast Florida cable systems of the Leadership Cable division of Fairbanks Communications, Inc. ("Leadership Cable"), which at the acquisition date, served approximately 50,000 cable and security subscribers for a purchase price of $95,800. Leadership Cable provides cable service and security services in and around West Palm Beach, Florida. The purchase price consisted of $40,000 in cash and a $70,000 non-interest bearing discount seller note due December 30, 1997. This note was recorded at $55,800 at acquisition and will accrete to the $70,000 face amount. The acquisition was accounted for under the purchase method of accounting.

  The following unaudited financial information assumes that all of the aforementioned contribution/ acquisition transactions had occurred at the beginning of each of the years ended December 31, 1994 and 1995.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
Revenues................................................... $145,177  $146,264
Loss before extraordinary loss and priority return on
 preferred and senior limited partner interests............  (24,539)  (27,534)
Net loss of general and limited partners after priority
 return....................................................  (87,347)  (92,882)
Net loss per general and limited partners' unit after
 priority return...........................................   (8,735)   (9,288)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

  Subscriber Receivables

  An allowance for doubtful accounts of $411 and $612 is recorded as a reduction of subscriber receivables at December 31, 1995 and 1996, respectively.

  Programming Expense

  Adelphia allocates charges from programmers to affiliates (including Olympus) based on the number of subscribers to each programming service. In 1994 Adelphia allocated charges from programmers to affiliates (including Olympus) based on cost reductions under programming contracts from incremental subscribers, as well as the number of subscribers to each programming service, the effect of which was to reduce programming expense by $3,250.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


  Property, Plant and Equipment

  Property, plant and equipment are comprised of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
Operating plant and equipment............................... $272,968  $315,610
Real estate and improvements................................    4,564     4,592
Support equipment...........................................    5,102     6,104
Construction in progress....................................   12,026    16,057
                                                             --------  --------
                                                              294,660   342,363
Accumulated depreciation....................................  (91,531) (116,588)
                                                             --------  --------
                                                             $203,129  $225,775
                                                             ========  ========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and buildings. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor, and interest. Olympus capitalized interest amounting to $346 for each of the years ended December 31, 1995 and 1996, respectively.

  Intangible Assets

  Intangible assets, net of accumulated amortization, are comprised of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
   Purchased franchises....................................... $254,186 $306,770
   Goodwill...................................................   13,661   17,645
   Purchased subscriber lists.................................   12,951   25,950
   Non-compete agreements.....................................       75       46
                                                               -------- --------
                                                               $280,873 $350,411
                                                               ======== ========

  A portion of the aggregate purchase price of cable television systems acquired has been allocated to purchased franchises, purchased subscriber lists, non-compete agreements and goodwill. Purchased franchises and goodwill are amortized on the straight-line method over periods which range from 34 to 40 years. Purchased subscriber lists are amortized on the straight-line method over the average periods that the listed subscribers are expected to receive service from the date of acquisition, which range from 7 to 10 years. The non-compete agreements are amortized over their contractual lives, which range from 2 to 5 years. Accumulated amortization of intangible assets amounted to $78,940 and $91,165 at December 31, 1995 and 1996, respectively.

  Amortization of Other Assets

  Deferred debt financing costs are amortized over the term of the related debt. The unamortized amount included in prepaid expenses and other assets was $4,964 and $10,403 at December 31, 1995 and 1996, respectively.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


  Asset Impairments

  Olympus periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

  Noncash Financing and Investing Activities

  Capital leases entered into during 1995 and 1996 totaled $341 and $1,147, respectively. There were no material capital leases entered into during 1994. Reference is made to Notes 1 and 4 for descriptions of additional noncash financing and investing activities.

  Net Loss Per General and Limited Partner Unit After Priority Return

  Net loss per general and limited partner unit after priority return and accretion requirements is based upon the weighted average number of general and limited partner units outstanding of 10.0 for all periods presented.

  Cash and Cash Equivalents

  Olympus considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Derivative Financial Instruments

  Net settlement amounts under interest rate swap agreements are recorded as adjustments to interest expense during the period incurred (see Note 3).

  Franchise Expense

  The typical term of the Company's franchise agreements upon renewal is 10 years. Franchise fees range from 3% to 5% of subscriber revenues and are expensed currently.


  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. DEBT:

  Notes Payable to Banks

  Notes payable to banks of Olympus' subsidiaries is comprised of amounts drawn under credit agreements with banks, which totaled $419,000 and $309,000 at December 31, 1995 and 1996, respectively.

  On May 12, 1995, certain Olympus subsidiaries (the "Borrowers") entered into a $475,000 revolving credit facility with several banks, maturing December 31, 2003. Interest rates charged are based upon one or more of the following options: prime rate plus 0% to .75% or Eurodollar rate plus .625% to 1.75%. The weighted average interest rate on notes payable to the banks, including the effect of interest rate hedging arrangements, was 7.11%

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

and 6.51% at December 31, 1995 and 1996, respectively. Interest on outstanding borrowings is generally payable on a quarterly basis.

  Initial borrowings under the revolving credit facility were used to repay the Borrowers' existing notes payable to banks and accrued interest. An extraordinary loss on early retirement of debt of $1,109, net of income tax benefit of $486, was recognized for the year ended December 31, 1995 which represents the unamortized deferred financing costs related to such notes at the date of refinancing.

  Borrowings under this credit arrangement are collateralized by substantially all of the assets of the Borrowers. The agreement limits, among other things, additional borrowings, investments, transactions with affiliates, payment of distributions and fees, and requires the maintenance of certain financial ratios by the Borrowers. At December 31, 1996, management believes that the Borrowers were in compliance with the agreement's convenants. The agreement also provides that advances and contributions from affiliates may be returned to the affiliate to the extent contributed or advanced from the closing date of the loan.

  The amount of actual borrowings available under the facility is based upon achieving certain levels of operating performance. The Borrowers will pay commitment fees at the annual rate of .375% on unused principal. The credit facility provides for mandatory reductions in the revolving loan commitment, in increasing quarterly amounts, commencing June 30, 1997 through December 31, 2003. On the dates of such mandatory commitment reductions, the Borrowers are obligated to repay outstanding loans in excess of the remaining total commitment.

  On March 29, 1996, an affiliate of Olympus (the "Affiliate") amended and restated its $200 million credit agreement with several banks maturing September 30, 2004 to include Global Acquisition Partners, L.P., ("Global") (a subsidiary of Adelphia) and Telesat Acquisition, L.P. ("Telesat Acquisition") (a subsidiary of Olympus) as co-borrowers (the Affiliate, Telesat Acquisition and Global collectively, the "Borrowing Group"). Initial borrowings of $39,500 by Telesat Acquisition under the credit agreement were used to pay a portion of the distributions to Adelphia and Telesat (see Note 1). The terms of the agreement permit Telesat Acquisition to borrow up to $39,500. Borrowings under this credit arrangement are collateralized by substantially all of the assets of the Borrowing Group. Each of the co-borrowers is liable for all borrowings under this credit agreement although the lenders in this credit agreement have no recourse against Olympus other than Olympus' interest in Telesat Acquisition. The agreement stipulates, among other things, limitations on additional borrowings, investments, transactions with affiliates, payments of dividends and fees, and requires the maintenance of certain financial ratios by the Borrowing Group. At December 31, 1996, management believes that the Borrowing Group was in compliance with the agreement's convenants. The agreement also provides that advances and contributions from affiliates may be returned to the affiliates to the extent contributed or advanced from the closing date of the loan. Interest rates charged are based upon one or more of the following options: (1) prime rate plus 0% to 1%, (2) LIBOR plus .75% to 2%, or (3) the certificate of deposit rate plus .875% to 2.125%.

  The amount of actual borrowings under the facility is based upon achieving certain levels of operating performance. The Borrowing Group will pay commitment fees at the annual rate of .375% on unused principal. The credit agreement provides for mandatory reductions in the revolving loan commitment, in increasing quarterly amounts, commencing December 31, 1998 through September 30, 2004. On the dates of such mandatory commitment reductions, the Borrowing Group is obligated to repay outstanding loans in excess of the remaining total commitment.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  Approximately $166.2 million of the net assets of Olympus' subsidiaries would be permitted to be transferred to Olympus in the form of dividends and loans without the prior approval of the lenders based upon the results of operations of such subsidiaries for the three months ended December 31, 1996. The subsidiaries are permitted to pay management fees to Olympus or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

  10 5/8% Senior Notes

  On November 12, 1996, Olympus issued $200,000 of 10 5/8% Senior Notes (the "Senior Notes") in a private placement. Net proceeds, after payment of transaction costs, of approximately $195,000 were used to reduce amounts outstanding on Olympus' subsidiaries' notes payable to banks. Interest is payable semi-annually commencing May 15, 1997. The Senior Notes are unsecured and are due November 15, 2006. Olympus may redeem up to $70,000 of the Senior Notes at 110.625% of principal through November 6, 1999. Commencing November 15, 2001, Olympus may redeem the Senior Notes in whole or in part at 105.3125% of principal declining annually to par on November 15, 2004. Holders of the Senior Notes have the right to require Olympus to redeem their Senior Notes at 101% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the note holders of liquidated damages of up to 2% per annum of the Senior Notes principal if Olympus does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Senior Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially the same as those of the Senior Notes. The new issue of debt securities is expected to be recorded at the same carrying value as the Senior Notes and, accordingly, no gain or loss is expected to be recognized.

  Management intends to fund Olympus' debt maturities through borrowings under new credit agreements and internally generated funds. Changing conditions in the financial markets may have an impact on how Olympus will refinance its debt in the future.

  Other Debt

  As of December 31, 1995 and 1996, other debt consists of purchase money indebtedness and capital leases incurred in connection with the acquisition of, and are collateralized by, certain equipment. The interest rate on such debt is based on the Federal Funds rate plus 1.4% and is adjusted monthly based on changes in the Federal Funds rate. As of December 31, 1996, other debt also includes the seller note, due December 30, 1997, discussed in Note 1.

  The following table sets forth the mandatory reductions in principal under all agreements for indebtedness at December 31 for each of the next five years based on amounts outstanding at December 31, 1996:

      December 31, 1997................................................. $62,007
      December 31, 1998.................................................   --
      December 31, 1999.................................................   --
      December 31, 2000.................................................  38,250
      December 31, 2001.................................................  80,750

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

 Interest Rate Swaps and Caps

  Olympus has entered into interest rate swap agreements and interest rate cap agreements with banks and an affiliate (see Note 9) to reduce the impact of changes in interest rates on its bank debt and its Senior Notes. Olympus enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. Olympus enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Olympus is exposed to credit loss in the event of nonperformance by the banks and the affiliate. Olympus does not expect any such nonperformance. The following table summarizes the notional amounts outstanding and weighted average interest rate data for all swaps and caps which expire 1996 through 2000.

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
PAY FIXED SWAPS
Notional amount............................................. $155,000  $115,000
Average receive rate........................................     5.88%     5.57%
Average pay rate............................................     6.76%     6.48%
RECEIVE FIXED SWAPS
Notional amount............................................. $140,000  $140,000
Average receive rate........................................     7.58%     7.58%
Average pay rate............................................     5.77%     5.55%
INTEREST RATE CAPS
Notional amount.............................................  $75,000   $75,000
Average cap rate............................................     7.50%     7.50%

4. LIMITED PARTNERS' INTERESTS AND GENERAL PARTNERS' EQUITY (DEFICIENCY):

  16.5% Redeemable PLP Interests

  The redeemable PLP interests issued to Adelphia, totaling $276,101 at December 31, 1994, were non-voting, senior to claims represented by other partner interests and provided for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return was not paid when due, such unpaid amounts accrued additional return at a rate of 18.5% per annum. As a result of the February 28, 1995 Telesat Investment Agreement (see
Note 1), $225,000 of the redeemable PLP interests were converted to new PLP interests as described below, and $51,101 of the redeemable PLP interests and $142,300 of the unpaid priority return were converted to general partners' equity (deficiency).

  Redeemable Limited Partner Interests

  As a result of the Liquidation Agreement entered into on February 28, 1995 between Gans and Olympus, Gans exchanged their redeemable limited partnership interest in Olympus for 15% of the common stock of Northeast (see Note 1).

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The following summarizes activity related to the redeemable limited partners for the three years ended December 31, 1996:

Balance, December 31, 1993.............................................. $ 5,000
  Net loss allocated to redeemable limited partners.....................  (5,000)
  Accretion requirements to redeemable limited partners.................   5,885
                                                                         -------
Balance, December 31, 1994..............................................   5,885
  Exchange of redeemable limited partner interests......................  (5,885)
                                                                         -------
Balance, December 31, 1995 and 1996..................................... $   --
                                                                         =======

  Preferred, Senior, Limited and General Partnership Interests

  On February 28, 1995, as a result of the Telesat Investment Agreement (as described in Note 1), $337,500 of new Preferred Limited Partner interests, $20,000 of Senior Limited Partner interests and $5 of Limited Partner interests were issued to Adelphia and Telesat as summarized in the table below:

                                                      Adelphia Telesat   Total
                                                      -------- -------- --------
16.5% Preferred Limited Partner Interests............ $225,000 $112,500 $337,500
16.5% Senior Limited Partner Interests...............      --    20,000   20,000
General and Limited Partner Interests................      --         5        5
                                                      -------- -------- --------
  Total.............................................. $225,000 $132,505 $357,505
                                                      ======== ======== ========

  In addition, on various dates during the years ended December 31, 1995 and 1996, additional Preferred Limited Partner interests were issued for cash of $39,125 and $65,711, respectively.

  The Preferred Limited Partner interests are non-voting, do not participate in the profits and losses of the partnership and provide for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return is not paid when due, such unpaid amounts accrue additional return at a rate of 16.5% per annum.

  The Senior Limited Partner interests held by Telesat are non-voting, senior to claims represented by all other partner interests and provide for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return is not paid when due, such unpaid amounts accrue additional return at a rate of 16.5% per annum.

  On March 28, 1996, ACP Holdings, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Telesat Investment Agreement and the Olympus Partnership Agreement. The amendment provides for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provides for a $40,000 distribution to Adelphia as a reduction of its PLP and accrued priority return balances. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and borrowings by a subsidiary of Olympus.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  Allocation of Profits, Losses and Distributions

  Prior to February 28, 1995, the general partner and limited partners of Olympus generally shared in net income and losses of Olympus based upon their respective percentage ownership of partnership voting units except for certain special allocation provisions set forth in the Olympus partnership agreement in effect at the time. As specified in the partnership agreement, after the holders of the PLP interests received a return of their capital plus 16.5% per annum priority return, distributions by Olympus were made in the following order: (i) to partners holding voting units (other than Adelphia) until each partner received an 18% compounded return on its investment; (ii) to Adelphia until it received an 18% compounded return on its investment in the voting units; (iii) to Adelphia as managing general partner, to the special limited partners and to the partners holding voting units until each partner holding voting units received a 24% compounded return on its investment; and (iv) to Adelphia as managing general partner, to the special limited partners and to the partners holding voting units.

  On and after February 28, 1995, profits and losses of Olympus for income tax purposes are allocated 99% to the limited partner of Olympus and 1% to the managing general partner of Olympus until the aggregate profits allocated to the limited partner equals the aggregate losses allocated to the limited partner, at which time the managing general partner receives two-thirds, and the limited partner of Olympus receives one-third of the net income and losses of Olympus. As specified in the partnership agreement, allocations will be made in the following order to the holders of the: (i) Senior Limited Partner Interests; (ii) Special Limited Partner Interests, if any, and (iii) Preferred Limited Partner Interests. Such allocations will equal a return of their capital plus 16.5% per annum priority return less any priority return previously paid. After such allocations, distributions by Olympus will be made in the following order: (i) 99% of any remaining amount will be distributed two-thirds to the managing general partner and any partner holding voting units acquired directly or indirectly from the managing partner, pro rata, and one-third to partners holding the remaining voting units and; (2) thereafter pro rata to all partners holding voting units. At December 31, 1996, 10 voting units were outstanding of which five were held by ACP Holdings, the managing general partner; and five were held by Telesat, the general and limited partners.

5. COMMITMENTS AND CONTINGENCIES:

  Olympus rents office space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,036, $1,379 and $1,495 for 1994, 1995 and 1996, respectively.

  In connection with certain obligations under existing franchise agreements, Olympus obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Olympus has fulfilled all of its obligations such that no payments under surety bonds have been required.

  During the period July 1, 1993 through July 26, 1996, Olympus had a program to self insure for casualty and business interruption insurance. This program was part of an aggregate agreement between Olympus and its subsidiaries in which Olympus provided insurance for casualty and business interruption claims of up to $10,000 and $20,000 per claim, respectively, for each subsidiary. Effective July 26, 1996, Olympus was insured by an outside party for casualty and business interruption.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The cable television industry and Olympus are subject to extensive regulation at the federal, state and local levels. Pursuant to the 1992 Cable Act, which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, the FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Several amendments to the rate regulations have subsequently been added.

  The FCC has adopted regulations implementing virtually all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. The Telecommunications Act of 1996 (the "1996 Act") deregulates the rates for cable programming services on March 31, 1999. Olympus cannot predict the effect of the 1996 Act on future rulemaking proceedings or changes to the rate regulations.

  Effective September 1, 1993, as a result of the 1992 Cable Act, Olympus repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. Olympus adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. Olympus also implemented a program in all of its systems called "CableSelect" under which most of Olympus's satellite-delivered programming services were offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elected to customize their channel lineup, Olympus provided, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program were also implemented in all systems managed by Olympus. Olympus believes CableSelect provided increased programming choices to its subscribers while providing flexibility to Olympus to respond to future changes in areas such as customer demand and programming. Olympus no longer offers the CableSelect program in any of its systems.

  A letter of inquiry, one of at least 63 sent by the FCC to numerous cable operators, was received by Olympus regarding the implementation of this new method of offering services. Olympus responded in writing to the FCC's inquiry. On November 18, 1994, the FCC released amended rules under which, on a prospective basis, any a la carte package will be treated as a regulated tier, except for packages involving premium services. Also, on November 18, 1994, the Cable Services Bureau of the FCC issued a decision holding that the "CableSelect" program was an evasion of the rate regulations and ordered this package to be treated as a regulated tier. This decision, and all other letters of inquiry decisions, were principally decided on the number of programming services moved from regulated tiers to "a la carte" packages. Olympus has appealed this decision to the full Commission which affirmed the Cable Service Bureau's decision. Olympus has sought reconsideration of the decision.

  Certain other cable television companies that utilized a la carte packages have recently reached settlement/resolution with the FCC on this issue. Olympus believes that in view of this experience with other operators, resolution of these differences is possible, consistent with the terms and conditions of those earlier resolutions. Adelphia has engaged in discussions with the Cable Services Bureau of the FCC regarding a settlement of all outstanding rate proceedings involving "a la carte" packages, including those offered by the Olympus systems. A proposed settlement has been made available for public comment by the FCC. Management

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

currently estimates there will not be any significant costs to Olympus associated with the resolution of this matter. While Olympus cannot predict the ultimate outcome or effect of this matter, management of Olympus does not expect the ultimate outcome of this matter to have a material adverse effect on Olympus's financial position and results of operations. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on Olympus. Olympus is currently unable to predict the effect that the amended regulations, future FCC treatment of a la carte packages or other future FCC rulemaking proceedings will have on its business and results of operations in future periods.

6. EMPLOYEE BENEFIT PLANS:

  Olympus participates in an Adelphia savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 20% of their pre-tax compensation subject to certain limitations. Olympus matches contributions not exceeding 1.5% of each participant's pre-tax compensation. During the years ended 1994, 1995 and 1996, no significant matching contributions were made by Olympus.

7. TAXES ON INCOME:

  Certain wholly-owned subsidiaries of Olympus are corporations that file separate federal and state income tax returns. At December 31, 1996, these subsidiaries had net operating loss carryforwards for federal income tax purposes of approximately $184,000 expiring through 2011.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss and tax credit carryforwards.

  The tax effects of significant items comprising Olympus' net deferred tax liability as of December 31, 1995 and 1996 are as follows:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
DEFERRED TAX LIABILITIES:
  Differences between book and tax basis of property, plant
   and equipment and intangible assets..................... $ 93,740  $ 91,703
                                                            --------  --------
DEFERRED TAX ASSETS:
  Operating loss carryforwards.............................   66,395    71,145
  Other....................................................      (51)       47
  Valuation allowance......................................  (16,156)  (20,076)
                                                            --------  --------
    Subtotal...............................................   50,188    51,116
                                                            --------  --------
Net deferred tax liability................................. $ 43,552  $ 40,587
                                                            ========  ========

  The net change in the valuation allowance for the year ended December 31, 1996 was an increase of $3,920.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The income tax benefit (expense) for years ended December 31, 1994, 1995 and 1996 is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            --------------------
                                                            1994  1995     1996
                                                            ---- -------  ------
Federal:
  Current.................................................. $--  $   --   $   19
  Deferred.................................................  234  (2,184)  2,386
State:
  Current..................................................  --      --      --
  Deferred.................................................   42    (640)    579
                                                            ---- -------  ------
                                                            $276 $(2,824) $2,984
                                                            ==== =======  ======

  Reconciliations between the statutory federal income tax rate and Olympus' effective income tax rate as a percentage of loss before income taxes and extraordinary loss are as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1994   1995   1996
                                                            ----   ----   ----
Statutory federal income tax rate.......................... (35%)  (35%)  (35%)
Change in valuation allowance..............................  25%    (5%)   26%
Operating losses passed through to partners................   9%    54%    (9%)
State taxes, net of federal benefit........................   0%     4%    (3%)
                                                            ---    ---    ---
Effective income tax rate..................................  (1%)   18%   (21%)
                                                            ===    ===    ===

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in Olympus' financial instrument portfolio are cash, notes payable and interest rate swaps and caps. The carrying values of the notes payable approximate their fair values at December 31, 1996. At December 31, 1995 and 1996, Olympus would have received approximately $3,034 and $2,571, respectively, to settle its interest rate swap and cap agreements, representing the excess of fair value over carrying cost of these agreements. The fair values of the debt and interest rate swaps and caps were based upon quoted market prices of similar instruments or on rates available to Olympus for instruments of the same remaining maturities.

9. TRANSACTIONS WITH RELATED PARTIES:

  Olympus has an agreement with a subsidiary of Adelphia which provides for the payment of management fees by Olympus. The amount and payment of these fees is subject to restrictions contained in the partnership agreements. Prior to January 1, 1995, Olympus also reimbursed Adelphia for direct operating costs, which amounted to $1,477 for 1994. During the year ended December 31, 1995, Olympus paid Adelphia a fee totaling $646 in connection with the acquisition of Leadership Cable.

  Olympus has periodically received funds from and advanced funds to Adelphia and other affiliates. Olympus was charged $9,373, $7,501 and $6,600 of interest on such net payables for 1994, 1995 and 1996, respectively.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  At December 31, 1996, Olympus had interest rate swaps with an affiliate for a notional amount of $140,000 for Receive Fixed Swaps. These swaps expire at various dates through 1998. The net effect of these interest rate swaps was to decrease interest expense by $0, $244 and $2,554 in 1994, 1995 and 1996, respectively.

  Olympus has agreements with affiliates to provide for the payment of management fees to Olympus equal to a percentage of the affiliates' revenues. Such fees, which are included in revenues, amounted to $1,356, $29 and $50 for 1994, 1995 and 1996, respectively.

  On March 31, 1994, Olympus sold to Adelphia, rights to provide alternate access in its franchised areas and an investment in an unaffiliated partnership for a purchase price of $15,500. The sale resulted in the reduction of a payable to Adelphia of $15,500. Due to the common control of these entities, the excess of the sale price over Olympus' carrying value has been credited directly in general partners' equity (deficiency).

  On June 30, 1994, Olympus sold to Adelphia 85% of the common stock of Northeast Cable, Inc., a wholly-owned subsidiary, for a selling price of $31,875 and assumption of notes payable to banks of $42,300. Adelphia paid $16,000 in cash and the remainder resulted in a decrease of Adelphia's then existing receivable from Olympus.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE REGISTRANT. NEI-THER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REGISTRANT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANY-ING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
The Exchange Offer........................................................    6
Summary Description of Senior Notes ......................................    8
Risk Factors..............................................................   10
The Exchange Offer........................................................   15
Use of Proceeds...........................................................   23
Capitalization............................................................   24
Selected Consolidated Financial Data......................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   45
Legislation and Regulation................................................   58
Management................................................................   68
Certain Relationships and Transactions....................................   75
Description of Senior Notes...............................................   79
Certain Federal Income Tax Considerations.................................   96
Plan of Distribution......................................................   98
Legal Matters.............................................................   98
Experts...................................................................   98


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                                   ADELPHIA
                                COMMUNICATIONS
                                  CORPORATION

                              9 7/8% SENIOR NOTES
                              DUE 2007, SERIES B


                               ----------------

                                  PROSPECTUS
                               ----------------


                                  MAY 2, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

  Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia, respectively, or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    1.1      Purchase Agreement dated as of February 21, 1997 between the
             Registrant and Smith Barney Inc. (Incorporated herein by reference is Exhibit 10.02 to Adelphia Communications Corporation's Current
             Report on Form 8-K dated May 1, 1997). (File Number 0-16014)
    3.1      Certificate of Incorporation of Adelphia Communications
             Corporation (Incorporated herein by reference is Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). (File Number 0-16014)
    3.2      Bylaws of Adelphia Communications Corporation (Incorporated herein by reference is Exhibit 3.02 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1994). (File Number 0-
             16014)
    4.1      Indenture, dated as of February 26, 1997, between the Registrant and Bank of Montreal Trust Company with respect to the
             Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Current Report on Form
             8-K dated May 1, 1997). (File Number 0-16014)
    4.2      Form of Note with respect to the Registrant's 9 7/8% Senior Notes
             Due 2007 (contained in Indenture filed as Exhibit 4.1).
    4.3      Registration Rights Agreement, dated as of February 26, 1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 10.01 to Registrant's Current Report on
             Form 8-K dated May 1, 1997). (File Number 0-16014)
    4.4      First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Current Report on Form 8-K dated May 5, 1994.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.5     Indenture, dated as of February 22, 1994, with respect to
             Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.05 to Registration
             Statement No. 33-52513 on Form S-4.)
     4.6     Indenture, dated as of July 28, 1993, with respect to Registrant's
             10 1/4% Senior Notes Due 2000 (Incorporated herein by reference is
             Exhibit 4.01 to Registrant's Quarterly Report on Form 10-Q for the
             quarter ended June 30, 1993.)
     4.7     Amended and Restated Indenture, dated as of May 11, 1993, with respect to Registrant's 9 7/8% Senior Debentures Due 2005
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Annual Report on Form 10-K for the fiscal year ended March 31,
             1993.)
     4.8     Indenture, dated as of September 2, 1992, with respect to the
             Registrant's 11 7/8% Senior Debentures Due 2004 (Incorporated
             herein by reference is Exhibit 4.03 to Registration Statement No.
             33-52630 on Form S-1.)
     4.9     Indenture, dated as of May 7, 1992, with respect to the
             Registrant's 12 1/2% Senior Notes Due 2002 (Incorporated herein by reference is Exhibit 4.03 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1992.)
     5.1**   Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     Class B Common Stockholders Agreement (Incorporated herein by reference is Exhibit 10.01 to Registration Statement No. 33-6974
             on Form S-1.)
    10.2     Joinder to Class B Common Stockholders Agreement (Incorporated
             herein by reference is Exhibit 10.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1994.)
    10.3     Registration Rights Agreement and Amendment to Registration Rights
             Agreement (Incorporated herein by reference are Exhibit 10.02 to
             Registration Statement No. 33-6974 on Form S-1 and Exhibit 10.35
             to Registration Statement No. 33-25121 on Form S-1.)
    10.4     Form of Management Agreement for Managed Companies (Incorporated
             herein by reference is Exhibit 10.04 to the Registrant's Annual
             Report on Form 10-K for fiscal year ended March 31, 1996.)
    10.5     Management Agreement--Montgomery Cablevision Associates, L.P.
             (Incorporated herein by reference is Exhibit 10.08 to Registration
             Statement No. 33-6974 on Form S-1.)
    10.6     Management Agreement--Adelphia Cablevision Associates of Radnor,
             L.P. (Incorporated herein by reference is Exhibit 10.09 to
             Registration Statement No. 33-6974 on Form S-1.)
    10.7     Stock Option Plan of 1986, as amended (Incorporated herein by reference is Exhibit 10.07 to Registration Statement No. 33-46551
             on Form S-1.)
    10.8     Restricted Stock Bonus Plan, as amended (Incorporated herein by reference is Exhibit 10.08 to Registration Statement No. 33-46551
             on Form S-1.)
    10.9     Business Opportunity Agreement (Incorporated herein by reference is Exhibit 10.13 to Registration Statement No. 33-3674 on Form S-
             1.)
   10.10     Employment Agreement between the Company and John J. Rigas
             (Incorporated herein by reference is Exhibit 10.14 to Registration
             Statement No. 33-6974 on Form S-1.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.11     Employment Agreement between the Company and Daniel R. Milliard
             (Incorporated herein by reference is Exhibit 10.15 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.12     Employment Agreement between the Company and Timothy J. Rigas
             (Incorporated herein by reference is Exhibit 10.16 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.13     Employment Agreement between the Company and Michael J. Rigas
             (Incorporated herein by reference is Exhibit 10.17 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.14     Employment Agreement between the Company and James P. Rigas
             (Incorporated herein by reference is Exhibit 10.18 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.15     Agreement Regarding Management Fees relating to the subsidiaries of Chauncey Communications Corporation (Incorporated herein by reference is Exhibit 10.16 of Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1991.) (File Number 0-
             16014)
   10.16     Form of Note Agreement, dated as of August 1, 1990, relating to the 10.66% Senior Secured Notes due August 1, 1998 of Chauncey
             Communications Corporation (Incorporated herein by reference is
             Exhibit 10.01 of Registrant's Quarterly Report on Form 10-Q for
             the quarter ended June 30, 1990.) (File Number 0-16014)
   10.17     Amendatory Agreement regarding Chauncey Communications Corporation
             10.66% Senior Secured Note Agreement, dated as of August 6, 1991
             (Incorporated herein by reference is Exhibit 10.02 of Registrant's
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1991.) (File Number 0-16014)
   10.18     $50,000 Term Note and Pledge Agreement between Adelphia
             Communications Corporation as lender and Daniel R. Milliard, dated
             October 1, 1988 (Incorporated herein by reference is Exhibit 10.03 of Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991.) (File Number 0-16014)
   10.19     $205,000 Revolving Term Note and Pledge Agreement among Adelphia
             Communications Corporation as lender, Daniel R. Milliard and David
             Acker (Incorporated herein by reference is Exhibit 10.04 of
             Registrant's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1991.) (File Number 0-16014)
   10.20     Olympus Communications, L.P. Second Amended and Restated Limited
             Partnership Agreement, dated as of February 28, 1995.
             (Incorporated herein by reference is Exhibit 10.32 of the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             March 31, 1995.)
   10.21     Credit, Security and Guaranty Agreement among UCA Corp. and certain of its Affiliates and First Union National Bank of North
             Carolina as Administrative Agent, dated as of March 15, 1995.
             (Incorporated herein by reference is Exhibit 10.32 of the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             March 31, 1995.)
   10.22     Revolving Credit Facility among Adelphia Cable partners, L.P.,
             Southwest Florida Cable, Inc., West Boca Acquisition Limited
             Partnership and Toronto-Dominion (Texas), Inc., as Administrative
             Agent, dated May 12, 1995. (Incorporated herein by reference is
             Exhibit 10.03 to Registrant's Current Report on Form 8-K dated
             June 30, 1995.)
   10.23     Credit Agreement, dated as of October 27, 1995, among Plato
             Communications, Inc. Northeast Cable, Inc., Robinson/Plum
             Cablevision L.P., the several other banks and other financial institutions from time to time parties to this agreement and
             Chemical Bank, as Administrative Agent. (Incorporated herein by reference is Exhibit 10.35 to Registrant's Current Report on Form
             8-K dated December 7, 1995.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.24     Credit Agreement, dated as of April 12, 1996, among Chelsea
             Communications, Inc., Kittanning Cablevision Inc., Robinson/Plum
             Cablevision L.P., the several banks and financial institutions parties thereto, and Toronto Dominion (Texas), Inc. as
             Administrative Agent. (Incorporated herein by reference is Exhibit
             10.36 to Registrant's Current Report on Form 8-K dated June 3,
             1996.)
   10.25     Amended Credit Agreement, dated as of March 29, 1996, among
             Highland Video Associates L.P., Telesat Acquisition Limited
             Partnership, Global Acquisition Partners, L.P., the various financial institutions as parties thereto, Bank of Montreal as syndication agent, Chemical Bank as documentation agent, and the
             Bank of Nova Scotia as administrative agent. (Incorporated herein by reference is Exhibit 10.37 to Registrant's Current Report on
             Form 8-K dated June 19, 1996.)
   10.26     Purchase Agreement dated as of April 10, 1996 between Hyperion
             Telecommunications, Inc. and Bear Stearns & Co. Inc., Chase
             Securities Inc. and NationsBanc Capital Markets, Inc.
             (Incorporated by reference is Exhibit 1.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
   10.27     Indenture, dated as of April 15, 1996, between Hyperion
             Telecommunications, Inc. and Bank of Montreal Trust Company.
             (Incorporated by reference is Exhibit 4.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
   10.28     Registration Rights Agreement dated as of April 15, 1996, between
             Hyperion Telecommunications, Inc. and the Initial Purchasers.
             (Incorporated by reference is Exhibit 4.3 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
   10.29     Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4 filed for
             Hyperion Telecommunications, Inc.)
   10.30     Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4 filed for
             Hyperion Telecommunications, Inc.)
   10.31     First Supplemental Indenture, dated as of September 11, 1996, between Hyperion Telecommunications, Inc. and Bank of Montreal
             Trust Company (Incorporated herein be reference is Exhibit 4.2 of
             Hyperion Telecommunications, Inc.'s Registration Statement No.
             333-13663 on Form S-1.)
   10.32     Form of 13% Hyperion Telecommunications, Inc. Senior Discount
             Notes (Incorporated herein by reference is Exhibit 4.3 to Hyperion
             Telecommunications Inc.'s Registration Statement No. 333-13663 on
             Form S-1.)
   10.33     Hyperion Telecommunications, Inc. Long-Term Compensation Plan
             (Incorporated herein by reference is Exhibit 10.17 to Hyperion
             Telecommunications Inc.'s Registration Statement No. 333-13663 on
             Form S-1.)
   10.34     Purchase Agreement, dated as of November 6, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Goldman,
             Sachs & Co. (Incorporated herein by reference is Exhibit 10.01 to
             Registrant's Current Report on Form 8-K dated December 16, 1996.)
   10.35     Indenture, dated as of November 12, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Bank of
             Montreal Trust Company (Incorporated herein by reference is
             Exhibit 10.02 to Registrant's Current Report on Form 8-K dated
             December 16, 1996.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.36     Form of Note (contained in Indenture filed herein as Exhibit
             10.35) (Incorporated herein by reference is Exhibit 10.03 to
             Registrant's Current Report on Form 8-K dated December 16, 1996.)
   10.37     Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company (Incorporated herein by reference is Exhibit 10.18 to Hyperion Telecommunications, Inc.'s Registration Statement No.
             333-13663 on Form S-1.)
   10.38     Registration Rights Agreement between Adelphia Communications
             Corporation and the Company (Incorporated herein by reference is
             Exhibit 10.19 to Hyperion Telecommunications, Inc.'s Registration
             Statement No. 333-13663 on Form S-1.)
   10.39     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated September 1,
             1995 (Incorporated herein by reference is Exhibit 10.33 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
   10.40     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated March 29, 1996
             (Incorporated herein by reference is Exhibit 10.34 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
   10.41     Second Amendment to the Olympus Communications, L.P. Second
             Amended and Restated Limited Partnership Agreement, dated June 27,
             1996 (Incorporated herein by reference is Exhibit 10.35 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
    12.1**   Computation of Ratio of Earnings to Fixed Charges.
    21.1     Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.01 to Registrant's Annual Report on Form 10-K for
             fiscal year ended March 31, 1996.)
    23.1**   Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.1 hereto).
    23.2**   Consent of Deloitte & Touche LLP.
    24.1**   Power of Attorney (appearing on Signature Page).
    25.1**   Form T-1 Statement of Eligibility of Trustee.

    99.1**   Form of Letter of Transmittal and Notice of Guaranteed Delivery.

--------
*To be filed by amendment.
**Filed herewith.

  (b) Financial Statement Schedules.

  The following are included in Part II of this Registration Statement:

    Schedule I--Condensed Financial Information of the Registrant

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 2nd day of May, 1997.

                                          ADELPHIA COMMUNICATIONS CORPORATION

                                          By:/s/ Timothy J. Rigas
                                             ----------------------------------
                                             Timothy J. Rigas
                                             Executive Vice President and
                                             Treasurer

                               POWER OF ATTORNEY

  Known All Men By These Presents that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                   DATE

/s/ John Rigas                 Chairman, President and         May 2, 1997
-----------------------------  Chief Executive Officer
John Rigas

/s/ Michael J. Rigas           Executive Vice President and    May 2, 1997
-----------------------------  Director
Michael J. Rigas

/s/ Timothy J. Rigas           Executive Vice President,       May 2, 1997
-----------------------------  Chief Accounting Officer,
Timothy J. Rigas               Treasurer, Chief Financial
                               Officer and Director

/s/ James P. Rigas             Executive Vice President and    May 2, 1997
-----------------------------  Director
James P. Rigas

/s/ Daniel R. Milliard         Senior Vice President,          May 2, 1997
-----------------------------  Secretary and Director
Daniel R. Milliard

          SIGNATURE                        TITLE                   DATE

/s/ Dennis P. Coyle            Director                        May 2, 1997
-----------------------------
Dennis P. Coyle

/s/ Pete J. Metros             Director                        May 2, 1997
-----------------------------
Pete J. Metros

/s/ Perry S. Patterson         Director                        May 2, 1997
-----------------------------
Perry S. Patterson

                            SCHEDULE I (PAGE 1 OF 4)
              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
      CONDENSED INFORMATION AS TO THE FINANCIAL POSITION OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                             MARCH 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
ASSETS:
Investment in cable television subsidiaries.......... $   218,708  $   380,016
Property and equipment--net..........................      27,540       27,808
Cash and cash equivalents............................          80        3,097
Other assets--net....................................      68,692       57,901
Notes and receivables from cable television
 subsidiaries and related parties--net...............      43,033          --
                                                      -----------  -----------
    Total............................................ $   358,053  $   468,822
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Losses and distributions in excess of investments in
 and net advances to cable television subsidiaries... $   275,044  $   377,454
Unsecured notes and payables to cable television
 subsidiaries and related parties....................     128,382      215,366
Other debt...........................................       9,476        8,485
12 1/2% Senior Notes due 2002........................     400,000      400,000
10 1/4% Senior Notes due 2000........................      99,011       99,158
11 7/8% Senior Debentures due 2004...................     124,470      124,502
9 7/8% Senior Debentures due 2005....................     127,994      128,118
9 1/2% Senior Pay-In-Kind Notes due 2004.............     164,370      180,357
Accrued interest and other liabilities...............      40,881       63,621
                                                      -----------  -----------
    Total liabilities................................   1,369,628    1,597,061
Stockholders' equity (deficiency)--[see consolidated
 financial statements included herein for details]...  (1,011,575)  (1,128,239)
                                                      -----------  -----------
    Total............................................ $   358,053  $   468,822
                                                      ===========  ===========



         See note to condensed financial information of the Registrant.

                            SCHEDULE I (PAGE 2 OF 4)
              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          CONDENSED INFORMATION AS TO THE OPERATIONS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED MARCH 31,
                                                -------------------------------
                                                  1994       1995       1996
                                                ---------  ---------  ---------
INCOME:
Income from subsidiaries and affiliates.......  $  53,004  $  72,413  $  55,277
                                                ---------  ---------  ---------
EXPENSES:
Operating expenses and fees to subsidiaries...      2,710      1,044      2,156
Depreciation and amortization.................      3,610      5,179      5,942
Interest expense to subsidiaries and
 affiliates...................................      5,893      4,371     14,645
Interest expense to others....................     88,724    103,367    107,829
                                                ---------  ---------  ---------
    Total.....................................    100,937    113,961    130,572
                                                ---------  ---------  ---------
Loss before equity in loss of subsidiaries....    (47,933)   (41,548)   (75,295)
Equity in net loss of subsidiaries before
 cumulative effect of change in accounting
 principle....................................    (49,515)   (64,736)   (44,599)
                                                ---------  ---------  ---------
Loss before extraordinary loss and cumulative
 effect of change in accounting principle.....    (97,448)  (106,284)  (119,894)
Extraordinary loss on early retirement of debt
 cumulative effect of change in accounting
 principle....................................       (752)       --         --
Cumulative effect of change in accounting
 principle....................................    (89,660)       --         --
                                                ---------  ---------  ---------
Net loss......................................  $(187,860) $(106,284) $(119,894)
                                                =========  =========  =========



         See note to condensed financial information of the Registrant.

                            SCHEDULE I (PAGE 3 OF 4)
              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          CONDENSED INFORMATION AS TO THE CASH FLOWS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED MARCH 31,
                                               -------------------------------
                                                 1994       1995       1996
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net loss..................................... $(187,860) $(106,284) $(119,894)
  Adjustments to reconcile net loss to net
   cash used for operating activities:
   Equity in loss of subsidiaries.............    49,515     64,736     44,599
   Cumulative effect of change in accounting
    for income taxes..........................    89,660        --         --
   Extraordinary loss on debt retirement......       752        --         --
   Depreciation and amortization..............     3,396      5,179      5,942
   Noncash interest expense...................       363     14,756     16,288
   Loss on disposal of property...............       214        --         --
   Change in operating assets and liabilities,
    net of effects of acquisitions:
    Other assets..............................    (6,877)   (52,096)    (6,832)
    Accrued interest and other liabilities....     4,956     12,523     22,107
                                               ---------  ---------  ---------
Net cash used for operating activities........   (45,881)   (61,186)   (37,790)
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Investments in and advances to subsidiaries..   (72,642)   (53,087)  (103,497)
 Amounts (advanced to) repayments from
  subsidiaries and related parties............  (182,900)   108,772    146,617
 Expenditures for property, plant and
  equipment...................................   (11,772)      (447)      (161)
                                               ---------  ---------  ---------
Net cash (used for) provided by investing
 activities...................................  (267,314)    55,238     42,959
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Proceeds from debt...........................   258,674      3,300      1,100
 Repayments of debt...........................  (101,450)   (12,213)    (3,252)
 Issuance of Class A Common Stock.............   155,963     14,861        --
                                               ---------  ---------  ---------
Net cash provided by (used for) financing
 activities...................................   313,187      5,948     (2,152)
                                               ---------  ---------  ---------
(Decrease) increase in cash and cash
 equivalents..................................        (8)       --       3,017
Cash and cash equivalents, beginning of year..        88         80         80
                                               ---------  ---------  ---------
Cash and cash equivalents, end of year........ $      80  $      80  $   3,097
                                               =========  =========  =========
Supplemental disclosure of cash flow
 activity--Cash payments for interest......... $  84,904  $ 103,454  $ 103,965
                                               =========  =========  =========


         See note to condensed financial information of the Registrant.

                           SCHEDULE I (PAGE 4 OF 4)
             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTE TO CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                            (DOLLARS IN THOUSANDS)

1. NOTES PAYABLE TO SUBSIDIARIES:

  Adelphia Communications Corporation ("Adelphia") has partially funded its acquisitions and capital needs through borrowings and advances from subsidiaries. Adelphia had issued to certain of its cable television subsidiaries and related parties unsecured demand notes payable in the principal amount of $215,366 at March 31, 1996. The notes, which eliminate upon preparation of consolidated financial statements, provide for interest at rates ranging from 3% to 16%, are due upon demand five years after March 31, 1996, and provide that non-payment of principal or interest is not an event of default.

                                  SCHEDULE II
              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                        BALANCE  CHARGED
                                          AT     TO COSTS               BALANCE
                                       BEGINNING   AND    DEDUCTIONS--  AT END
                                       OF PERIOD EXPENSES  WRITE-OFFS  OF PERIOD
                                       --------- -------- ------------ ---------
YEAR ENDED MARCH 31, 1994
Allowance for Doubtful Accounts.......  $2,016    $3,975     $2,388     $3,603
                                        ======    ======     ======     ======
YEAR ENDED MARCH 31, 1995
Allowance for Doubtful Accounts.......  $3,603    $3,846     $3,946     $3,503
                                        ======    ======     ======     ======
YEAR ENDED MARCH 31, 1996
Allowance for Doubtful Accounts.......  $3,503    $5,827     $8,114     $1,216
                                        ======    ======     ======     ======

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    1.1      Purchase Agreement dated as of February 21, 1997 between the
             Registrant and Smith Barney Inc. (Incorporated herein by reference is Exhibit 10.02 to Adelphia Communications Corporation's Current
             Report on Form 8-K dated May 1, 1997). (File Number 0-16014)
    3.1      Certificate of Incorporation of Adelphia Communications
             Corporation (Incorporated herein by reference is Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). (File Number 0-16014)
    3.2      Bylaws of Adelphia Communications Corporation (Incorporated herein by reference is Exhibit 3.02 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1994). (File Number 0-
             16014)
    4.1      Indenture, dated as of February 26, 1997, between the Registrant and Bank of Montreal Trust Company with respect to the
             Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Current Report on Form
             8-K dated May 1, 1997). (File Number 0-16014)
    4.2      Form of Note with respect to the Registrant's 9 7/8% Senior Notes
             Due 2007 (contained in Indenture filed as Exhibit 4.1).
    4.3      Registration Rights Agreement, dated as of February 26, 1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 10.01 to Registrant's Current Report on
             Form 8-K dated May 1, 1997). (File Number 0-16014)
    4.4      First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Current Report on Form 8-K dated May 5, 1994.)
    4.5      Indenture, dated as of February 22, 1994, with respect to
             Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.05 to Registration
             Statement No. 33-52513 on Form S-4.)
    4.6      Indenture, dated as of July 28, 1993, with respect to Registrant's
             10 1/4% Senior Notes Due 2000 (Incorporated herein by reference is
             Exhibit 4.01 to Registrant's Quarterly Report on Form 10-Q for the
             quarter ended June 30, 1993.)
    4.7      Amended and Restated Indenture, dated as of May 11, 1993, with respect to Registrant's 9 7/8% Senior Debentures Due 2005
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Annual Report on Form 10-K for the fiscal year ended March 31,
             1993.)
    4.8      Indenture, dated as of September 2, 1992, with respect to the
             Registrant's 11 7/8% Senior Debentures Due 2004 (Incorporated
             herein by reference is Exhibit 4.03 to Registration Statement No.
             33-52630 on Form S-1.)
    4.9      Indenture, dated as of May 7, 1992, with respect to the
             Registrant's 12 1/2% Senior Notes Due 2002 (Incorporated herein by reference is Exhibit 4.03 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1992.)
    5.1**    Opinion of Buchanan Ingersoll Professional Corporation.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.1     Class B Common Stockholders Agreement (Incorporated herein by reference is Exhibit 10.01 to Registration Statement No. 33-6974
             on Form S-1.)
    10.2     Joinder to Class B Common Stockholders Agreement (Incorporated
             herein by reference is Exhibit 10.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1994.)
    10.3     Registration Rights Agreement and Amendment to Registration Rights
             Agreement (Incorporated herein by reference are Exhibit 10.02 to
             Registration Statement No. 33-6974 on Form S-1 and Exhibit 10.35
             to Registration Statement No. 33-25121 on Form S-1.)
    10.4     Form of Management Agreement for Managed Companies (Incorporated
             herein by reference is Exhibit 10.04 to the Registrant's Annual
             Report on Form 10-K for fiscal year ended March 31, 1996.)
    10.5     Management Agreement--Montgomery Cablevision Associates, L.P.
             (Incorporated herein by reference is Exhibit 10.08 to Registration
             Statement No. 33-6974 on Form S-1.)
    10.6     Management Agreement--Adelphia Cablevision Associates of Radnor,
             L.P. (Incorporated herein by reference is Exhibit 10.09 to
             Registration Statement No. 33-6974 on Form S-1.)
    10.7     Stock Option Plan of 1986, as amended (Incorporated herein by reference is Exhibit 10.07 to Registration Statement No. 33-46551
             on Form S-1.)
    10.8     Restricted Stock Bonus Plan, as amended (Incorporated herein by reference is Exhibit 10.08 to Registration Statement No. 33-46551
             on Form S-1.)
    10.9     Business Opportunity Agreement (Incorporated herein by reference is Exhibit 10.13 to Registration Statement No. 33-3674 on Form S-
             1.)
   10.10     Employment Agreement between the Company and John J. Rigas
             (Incorporated herein by reference is Exhibit 10.14 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.11     Employment Agreement between the Company and Daniel R. Milliard
             (Incorporated herein by reference is Exhibit 10.15 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.12     Employment Agreement between the Company and Timothy J. Rigas
             (Incorporated herein by reference is Exhibit 10.16 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.13     Employment Agreement between the Company and Michael J. Rigas
             (Incorporated herein by reference is Exhibit 10.17 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.14     Employment Agreement between the Company and James P. Rigas
             (Incorporated herein by reference is Exhibit 10.18 to Registration
             Statement No. 33-6974 on Form S-1.)
   10.15     Agreement Regarding Management Fees relating to the subsidiaries of Chauncey Communications Corporation (Incorporated herein by reference is Exhibit 10.16 of Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1991.) (File Number 0-
             16014)
   10.16     Form of Note Agreement, dated as of August 1, 1990, relating to the 10.66% Senior Secured Notes due August 1, 1998 of Chauncey
             Communications Corporation (Incorporated herein by reference is
             Exhibit 10.01 of Registrant's Quarterly Report on Form 10-Q for
             the quarter ended June 30, 1990.) (File Number 0-16014)
   10.17     Amendatory Agreement regarding Chauncey Communications Corporation
             10.66% Senior Secured Note Agreement, dated as of August 6, 1991
             (Incorporated herein by reference is Exhibit 10.02 of Registrant's
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1991.) (File Number 0-16014)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.18     $50,000 Term Note and Pledge Agreement between Adelphia
             Communications Corporation as lender and Daniel R. Milliard, dated
             October 1, 1988 (Incorporated herein by reference is Exhibit 10.03 of Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991.) (File Number 0-16014)
   10.19     $205,000 Revolving Term Note and Pledge Agreement among Adelphia
             Communications Corporation as lender, Daniel R. Milliard and David
             Acker (Incorporated herein by reference is Exhibit 10.04 of
             Registrant's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1991.) (File Number 0-16014)
   10.20     Olympus Communications, L.P. Second Amended and Restated Limited
             Partnership Agreement, dated as of February 28, 1995.
             (Incorporated herein by reference is Exhibit 10.32 of the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             March 31, 1995.)
   10.21     Credit, Security and Guaranty Agreement among UCA Corp. and certain of its Affiliates and First Union National Bank of North
             Carolina as Administrative Agent, dated as of March 15, 1995.
             (Incorporated herein by reference is Exhibit 10.32 of the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             March 31, 1995.)
   10.22     Revolving Credit Facility among Adelphia Cable partners, L.P.,
             Southwest Florida Cable, Inc., West Boca Acquisition Limited
             Partnership and Toronto-Dominion (Texas), Inc., as Administrative
             Agent, dated May 12, 1995. (Incorporated herein by reference is
             Exhibit 10.03 to Registrant's Current Report on Form 8-K dated
             June 30, 1995.)
   10.23     Credit Agreement, dated as of October 27, 1995, among Plato
             Communications, Inc. Northeast Cable, Inc., Robinson/Plum
             Cablevision L.P., the several other banks and other financial institutions from time to time parties to this agreement and
             Chemical Bank, as Administrative Agent. (Incorporated herein by reference is Exhibit 10.35 to Registrant's Current Report on Form
             8-K dated December 7, 1995.)
   10.24     Credit Agreement, dated as of April 12, 1996, among Chelsea
             Communications, Inc., Kittanning Cablevision Inc., Robinson/Plum
             Cablevision L.P., the several banks and financial institutions parties thereto, and Toronto Dominion (Texas), Inc. as
             Administrative Agent. (Incorporated herein by reference is Exhibit
             10.36 to Registrant's Current Report on Form 8-K dated June 3,
             1996.)
   10.25     Amended Credit Agreement, dated as of March 29, 1996, among
             Highland Video Associates L.P., Telesat Acquisition Limited
             Partnership, Global Acquisition Partners, L.P., the various financial institutions as parties thereto, Bank of Montreal as syndication agent, Chemical Bank as documentation agent, and the
             Bank of Nova Scotia as administrative agent. (Incorporated herein by reference is Exhibit 10.37 to Registrant's Current Report on
             Form 8-K dated June 19, 1996.)
   10.26     Purchase Agreement dated as of April 10, 1996 between Hyperion
             Telecommunications, Inc. and Bear Stearns & Co. Inc., Chase
             Securities Inc. and NationsBanc Capital Markets, Inc.
             (Incorporated by reference is Exhibit 1.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
   10.27     Indenture, dated as of April 15, 1996, between Hyperion
             Telecommunications, Inc. and Bank of Montreal Trust Company.
             (Incorporated by reference is Exhibit 4.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
   10.28     Registration Rights Agreement dated as of April 15, 1996, between
             Hyperion Telecommunications, Inc. and the Initial Purchasers.
             (Incorporated by reference is Exhibit 4.3 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   10.29     Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4 filed for
             Hyperion Telecommunications, Inc.)
   10.30     Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4 filed for
             Hyperion Telecommunications, Inc.)
   10.31     First Supplemental Indenture, dated as of September 11, 1996, between Hyperion Telecommunications, Inc. and Bank of Montreal
             Trust Company (Incorporated herein be reference is Exhibit 4.2 of
             Hyperion Telecommunications, Inc.'s Registration Statement No.
             333-13663 on Form S-1.)
   10.32     Form of 13% Hyperion Telecommunications, Inc. Senior Discount
             Notes (Incorporated herein by reference is Exhibit 4.3 to Hyperion
             Telecommunications Inc.'s Registration Statement No. 333-13663 on
             Form S-1.)
   10.33     Hyperion Telecommunications, Inc. Long-Term Compensation Plan
             (Incorporated herein by reference is Exhibit 10.17 to Hyperion
             Telecommunications Inc.'s Registration Statement No. 333-13663 on
             Form S-1.)
   10.34     Purchase Agreement, dated as of November 6, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Goldman,
             Sachs & Co. (Incorporated herein by reference is Exhibit 10.01 to
             Registrant's Current Report on Form 8-K dated December 16, 1996.)
   10.35     Indenture, dated as of November 12, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Bank of
             Montreal Trust Company (Incorporated herein by reference is
             Exhibit 10.02 to Registrant's Current Report on Form 8-K dated
             December 16, 1996.)
   10.36     Form of Note (contained in Indenture filed herein as Exhibit
             10.35) (Incorporated herein by reference is Exhibit 10.03 to
             Registrant's Current Report on Form 8-K dated December 16, 1996.)
   10.37     Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company (Incorporated herein by reference is Exhibit 10.18 to Hyperion Telecommunications, Inc.'s Registration Statement No.
             333-13663 on Form S-1.)
   10.38     Registration Rights Agreement between Adelphia Communications
             Corporation and the Company (Incorporated herein by reference is
             Exhibit 10.19 to Hyperion Telecommunications, Inc.'s Registration
             Statement No. 333-13663 on Form S-1.)
   10.39     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated September 1,
             1995 (Incorporated herein by reference is Exhibit 10.33 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
   10.40     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated March 29, 1996
             (Incorporated herein by reference is Exhibit 10.34 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
   10.41     Second Amendment to the Olympus Communications, L.P. Second
             Amended and Restated Limited Partnership Agreement, dated June 27,
             1996 (Incorporated herein by reference is Exhibit 10.35 to the
             Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996.)
    12.1**   Computation of Ratio of Earnings to Fixed Charges.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
    21.1     Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.01 to Registrant's Annual Report on Form 10-K for
             fiscal year ended March 31, 1996.)
    23.1**   Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.1 hereto).
    23.2**   Consent of Deloitte & Touche LLP.
    24.1**   Power of Attorney (appearing on Signature Page).
    25.1**   Form T-1 Statement of Eligibility of Trustee.
    99.1**   Form of Letter of Transmittal and Notice of Guaranteed Delivery.

--------
*To be filed by amendment.
**Filed herewith.